UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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FGL HOLDINGS
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Sterling House
16 Wesley Street
Hamilton HM CX, Bermuda
[March 30], 2018
To Our Shareholders:
You are cordially invited to attend the annual general meeting (the “annual meeting”) of FGL Holdings, to be held on Wednesday, May 9, 2018, at 1:00 p.m., local time, at Ritz Carlton, Seven Mile Beach, Grand Cayman, KY1-1209, Cayman Islands.
At the annual meeting, shareholders will be asked to consider the matters contained in the enclosed Notice of Annual General Meeting and proxy statement. We will also consider any additional business that may be properly brought before our annual meeting.
Details regarding requirements for admission to our annual meeting are described in the proxy statement under the heading “How do I attend the Annual Meeting?”
If you have any questions concerning our annual meeting and you are the shareholder of record of your shares, please contact our Investor Relations Department at (410) 487-8898 or by email at investors@fglife.bm or our proxy solicitor, Morrow Sodali at (800) 662-5200. If you are the shareholder of record of your shares and have questions regarding your stock ownership, please contact our transfer agent, Continental Stock Transfer & Trust Company, by telephone at 212-509-4000. If your shares are held by a broker or other nominee (that is, in “street name”), please contact your broker or other nominee for questions concerning our annual meeting or your stock ownership.
Shareholders of record can vote their shares by attending our annual meeting or by submitting a proxy through the mail or over the Internet. Instructions for using these convenient services are provided on the proxy card. Please make sure to read the enclosed information carefully before voting your shares. You may also vote your shares by marking your votes on the enclosed proxy card. If you attend our annual meeting, you may withdraw your proxy and vote your shares in person. If your shares are held in street name, you should vote your shares in accordance with the instructions of your bank or brokerage firm or other nominee.
We appreciate your continued support of FGL Holdings.

Sincerely,

/s/ Chinh E. Chu Co-Chairman of the Board	/s/ William P. Foley, II Co-Chairman of the Board	/s/ Christopher J. Littlefield Chief Executive Officer, President and Director

Sterling House
16 Wesley Street
Hamilton HM CX, Bermuda

NOTICE OF ANNUAL GENERAL MEETING
TO BE HELD ON MAY 9, 2018
[March 30], 2018
To Our Shareholders:
We will hold the annual general meeting (the “annual meeting”) of FGL Holdings on Wednesday, May 9, 2018, at 1:00 p.m., local time, at Ritz Carlton, Seven Mile Beach, Grand Cayman, KY1-1209, Cayman Islands. The purposes of our annual meeting are as follows:

1.	To elect Messrs. Baird, Chu and Quella as Class B directors;

2.
To consider and vote on a proposal to approve the issuance of our ordinary shares upon election by certain holders of preferred shares to convert our Series A Cumulative Convertible Preferred Shares or our Series B Cumulative Convertible Preferred Shares (referred to herein as the “Equity Rights Proposal”);

3.
To consider and vote on a proposal to amend and restate our amended and restated memorandum and articles of association, in the form attached as Appendix A to the accompanying proxy statement, such that they comply with the provisions of Section 313.00(C) of the NYSE Listed Company Manual regarding the right of the holders of preferred shares to elect two directors upon default of dividend payments for six quarterly periods (referred to herein as the “Charter Amendment Proposal”);

4.	To conduct an advisory vote on the compensation of our named executive officers;

5.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

6.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.
After careful consideration, our board of directors unanimously recommends a vote “FOR” each of the of the director nominees, a vote of “EVERY THREE YEARS” on Proposal 5 and “FOR” each of the other Proposals presented to our shareholders in the accompanying proxy statement. These proposals are described in the attached proxy statement, which you are encouraged to read fully. Shareholders will also consider any additional business that may be properly brought before our annual meeting or any adjournment or postponement thereof.
Details regarding requirements for admission to our annual meeting are described in the attached proxy statement under the heading “How do I attend the annual meeting?”

Our board of directors has set the close of business on March 28, 2018, as the record date for our annual meeting. The stock transfer books of our company will not be closed following the record date, but only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, our annual meeting and any adjournment or postponement thereof. A list of shareholders entitled to vote at the annual meeting will be available for inspection at our annual meeting and will also be available for ten days prior to the annual meeting, during normal business hours, at our principal office located at Sterling House, 16 Wesley Street, Hamilton HM CX, Bermuda.
The vote of each eligible shareholder is important. Please vote as soon as possible to ensure that your vote is recorded promptly, even if you plan to attend our annual meeting.
By Order of the board of directors,

/s/ Chinh E. Chu Co-Chairman of the Board	/s/ William P. Foley, II Co-Chairman of the Board	/s/ Christopher J. Littlefield Chief Executive Officer, President and Director

GENERAL INFORMATION ABOUT THE PROXY STATEMENT AND THE ANNUAL MEETING
Why am I receiving these materials?
This proxy statement, the accompanying Notice of Annual General Meeting and proxy card are being furnished to the shareholders of FGL Holdings, a Cayman Islands exempted company, by our board of directors to solicit your proxy to vote at our annual general meeting (the “annual meeting”) of FGL Holdings and any adjournments or postponements thereof to be held on Wednesday, May 9, 2018, at 1:00 p.m., local time, at Ritz Carlton, Seven Mile Beach, Grand Cayman, KY1-1209, Cayman Islands.
This proxy statement summarizes the information that holders of our ordinary shares need to vote at our annual meeting. Unless stated otherwise herein or the context requires otherwise, references to “shares” means our ordinary shares, and “shareholder” means a holder of our ordinary shares.
We will begin mailing this proxy statement, along with the proxy card and the other materials listed below, on or about [March 30], 2018. To ensure that your proxy is voted at our annual meeting, your proxy should be received no later than 5:00 p.m., Eastern Time, on May 8, 2018, if given by mail, or by 11:59 p.m., Eastern Time, on May 8, 2018, if submitted over the Internet.
We have requested that banks, brokerage firms and other nominees who hold shares on behalf of the beneficial owners of our shares as of the close of business on March 28, 2018, forward these materials, together with a proxy card or voting instruction card, to those beneficial owners. We have agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.
What materials am I receiving?
You are receiving:

1.	this proxy statement for our annual meeting;

2.	a proxy card or voting instruction form for our annual meeting; and

3.	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (“fiscal 2017”), as filed with the Securities and Exchange Commission (the “SEC”) on March [●], 2018.
What is the purpose of the annual meeting?
At our annual meeting, including any adjournment or postponement thereof, our shareholders will be asked to consider and vote upon the following proposals:

1.	To elect Messrs. Baird, Chu and Quella as Class B directors;

2.
To consider and vote on a proposal to approve the issuance of our ordinary shares upon election by certain holders of preferred shares to convert our Series A Cumulative Convertible Preferred Shares or our Series B Cumulative Convertible Preferred Shares (referred to herein as the “Equity Rights Proposal”);

3.
To consider and vote on a proposal to amend and restate our amended and restated memorandum and articles of association in the form attached as Appendix A to this proxy statement such that they comply with the provisions of Section 313.00(C) of the NYSE Listed Company Manual regarding the right of the holders of preferred shares to elect two directors upon default of dividend payments for six quarterly periods (referred to herein as the “Charter Amendment Proposal”);

4.	To conduct an advisory vote on the compensation of our named executive officers;

5.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

6.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.
You may also be asked to consider and vote upon other business as may come before our annual meeting or any adjournment or postponement thereof. Other than matters incident to the conduct of our annual meeting and those set forth in this proxy statement, we do not know of any business or proposals to be considered at our annual meeting. If any other business is proposed and properly presented at our annual meeting, the proxies received from our shareholders give the proxy holders the authority to vote on any other matters in their discretion.
Who are the nominees for election and what would be the size and composition of the board and its standing committees following their election?
The nominees for election as Class B directors at our annual meeting are Messrs. Baird, Chu and Quella. See “Proposal 1 Election of Directors — Nominees for Election as Directors” for our nominees’ biographical information. Messrs. Abell, Foley, Massey and Sanzone will continue as Class A directors and Messrs. Chee, Littlefield and Walsh will continue as Class C directors. See “Proposal 1 Election of Directors — Continuing Directors.”
Messrs. Abell, Baird, Massey, Sanzone, Quella and Walsh are “independent” directors under the applicable SEC rules, the NYSE Listed Company Manual and related rules (“NYSE Rules”) and our Corporate Governance Guidelines. As of [March 28], 2018, our audit committee is comprised of Messrs. Abell, Baird and Walsh. Mr. Walsh qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5)(ii) of Regulation S-K. As of [March 28], 2018, our compensation committee is comprised of Messrs. Abell, Massey and Quella. As of [March 28], 2018, our nominating and corporate governance committee is comprised of Messrs. Baird, Massey and Quella. Messrs. Chu and Foley each serve as co-executive chairman of our board of directors. Messrs. Walsh, Abell, Quella and Massey serve each serve as the chairperson of our audit, compensation and nominating and corporate governance committees, respectively.
Following the election of the Class B directors, our board will be comprised of ten directors and there will be no vacancies on our board.
What does our board recommend?
The board recommends a vote as follows:

•	FOR each of the director nominees;

•	FOR the approval of the Equity Rights Proposal;

•	FOR the approval of the Charter Amendment Proposal;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	EVERY THREE YEARS for the frequency of the advisory vote to approve the compensation of our named executive officers; and

•	FOR the ratification of the of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Who can vote?
Our board has fixed the close of business on March 28, 2018, as the date to determine the shareholders who are entitled to attend and vote at our annual meeting. On the record date, our issued share capital consisted of [214,370,000] ordinary shares, which was held by [130] holders of record including persons who hold shares for an indeterminate number of beneficial owners. Each ordinary share is entitled to one vote in the election of directors and on each matter submitted for shareholder approval.
Can I obtain a list of shareholders entitled to vote at the annual meeting?
At our annual meeting, and at least ten days prior to our annual meeting, a complete list of shareholders entitled to vote at the annual meeting will be available at our principal office, Sterling House, 16 Wesley Street, Hamilton HM CX, Bermuda, during regular business hours. Shareholders of record may inspect the list for proper purposes during normal business hours.
What is the difference between a shareholder of record and a beneficial owner of shares held in “street name”?
Shareholder of record. You are a shareholder of record if at the close of business on the record date your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company. Our proxy materials were sent directly to you by our company and you can vote your shares as instructed on the accompanying proxy card.
Beneficial owner of shares held in “street name.” You are a beneficial owner if at the close of business on the record date your shares were held in the name of your bank, brokerage firm or other nominee. Being a beneficial owner means that your shares are held in “street name.” Our proxy materials were forwarded to you by that organization, and their instructions for voting your shares should accompany this proxy statement.
How do I attend the annual meeting?
All shareholders at the close of business on the record date are invited to attend our annual meeting. For admission, shareholders should come to our annual meeting check-in area no less than 15 minutes before our annual meeting is scheduled to begin. Shareholders of record should bring a form of photo identification so their share ownership can be verified. A beneficial owner holding shares in “street name” must also bring an account statement or letter from his or her bank or brokerage firm showing that he or she beneficially owns shares as of the close of business on the record date, along with a form of photo identification. Registration will begin at 12:30 p.m., local time, and our annual meeting will begin at 1:00 p.m., local time. Please note that the use of cameras and other recording devices will not be allowed at our annual meeting.
If I am a shareholder of record, how do I vote and what are the voting deadlines?
If you are a shareholder of record, there are several ways for you to vote your shares:

•
By mail. You may submit your vote by completing, signing and dating the proxy card received and returning it in the prepaid envelope by following the instructions that appear on the proxy card. Proxy cards submitted by mail must be received no later than 5:00 p.m., Eastern Time, on May 8, 2018, to be voted at our annual meeting.

•
Via Internet. You may vote your shares via the Internet by following the instructions provided in the proxy card. If you vote via the Internet, you do not need to return a proxy card by mail. Internet voting is available 24 hours a day, 7 days a week. Votes submitted through the Internet must be received by 11:59 p.m., Eastern Time, on May 8, 2018, to be voted at our annual meeting.

•
In person at the Annual Meeting. You may vote your shares in person at our annual meeting. Even if you plan to attend our annual meeting in person, we recommend that you also submit your proxy card or vote via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the annual meeting. Details regarding requirements for admission to our annual meeting are described in this proxy statement under the heading “How do I attend the annual meeting?”

I hold my shares in “street name,” how do I vote and what are the voting deadlines?
If you are a beneficial owner of your shares, you should have received voting instructions from the bank, brokerage firm or other nominee holding your shares. You should follow such instructions in order to instruct your bank, brokerage firm or other nominee on how to vote your shares. The availability of Internet voting will depend on the voting process of the bank, brokerage firm or other nominee holding your shares. Shares held beneficially may be voted in person at our annual meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares. Details regarding requirements for admission to our annual meeting are described in this proxy statement under the heading “How do I attend the annual meeting?”
Can I revoke or change my vote after I submit my proxy?
Shareholders of record. If you are a shareholder of record, you may revoke your vote at any time before the final vote at our annual meeting by:

•	signing and returning a new proxy card with a later date, since only your latest proxy card, received no later than 5:00 p.m., Eastern Time, on May 8, 2018, will be counted;

•	submitting a later-dated vote via the Internet, since only your latest Internet vote received by 11:59 p.m., Eastern Time, on May 8, 2018, will be counted;

•	attending our annual meeting, revoking your proxy, and voting in person; or

•
delivering a written revocation to Eric L. Marhoun, General Counsel and Secretary, at FGL Holdings, Sterling House, 16 Wesley Street, Hamilton HM CX, Bermuda, by 5:00 p.m., Eastern Time, on May 8, 2018.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow its instructions for changing your vote.
What is a “quorum”?
We may hold our annual meeting only if a “quorum” is present, either in person or by proxy. A quorum will be present at the annual meeting if the holders of a majority of the issued ordinary shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy are present. Your shares will be counted towards establishing a quorum if you vote by mail, over the Internet or if you vote in person at our annual meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists. If a quorum is not present at our annual meeting, we may adjourn the annual meeting to the same day in the next week at the same time and/or place or to such other day, time and/or place as the board may determine.
What if I do not give specific instructions?
Shareholders of record. If you are a record holder of shares and you do not give specific voting instructions, the proxy holders will vote your shares as recommended by our board on all matters presented in this proxy statement, and as the proxy holders determine in their discretion with respect to any other matters properly presented for a vote at our annual meeting.
Beneficial owners of shares held in “street name.” If your shares are held in “street name” and you do not give specific voting instructions to your nominee, then, under the NYSE Rules, your nominee generally may vote on routine matters but cannot vote on non-routine matters. If you do not give instructions on how to vote your shares on a non-routine matter, your nominee will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares; this is generally referred to as a “broker non-vote.”
Which ballot measures are “routine” or “non-routine”?
Proposal 1 (election of directors), Proposal 2 (approval of the Equity Rights Proposal), Proposal 3 (approval of the Charter Amendment Proposal), Proposal 4 (advisory vote on executive compensation) and Proposal 5 (advisory vote on frequency of executive compensation voting) are considered non-routine matters under applicable rules. A brokerage firm or other nominee cannot vote without instructions on non-routine matters. Therefore, if you hold your shares in street name, it is critical that you give instructions on how to cast your vote with respect to these non-routine matters if you want your votes to count. If you do not instruct your bank, brokerage firm or other nominee how to vote on this matter, no votes will be cast on your behalf.
Proposal 6 (ratification of the appointment of KPMG as auditor) is considered routine under applicable rules. A broker or other nominee generally may vote on routine matters, and therefore no broker non-votes are expected in connection with this proposal.
What vote is required to approve the proposals?
The election of each director nominee under Proposal 1 (election of directors), Proposal 2 (approval of the Equity Rights Proposal), Proposal 4 (advisory vote on executive compensation) and Proposal 6 (ratification of the appointment of KPMG as auditor) each require an ordinary resolution, which is a resolution passed by holders of a simple majority of the issued and outstanding ordinary shares represented in person or by proxy and entitled to vote and actually cast thereon at the annual meeting.
Proposal 3 (approval of the Charter Amendment Proposal) requires a special resolution, which is a resolution passed by holders of at least two-thirds of the issued and outstanding ordinary shares represented in person or by proxy and entitled to vote thereon and actually cast at the annual meeting.
Proposal 5 (advisory vote on frequency of executive compensation voting) is advisory and non-binding, and if none of the frequency options receive the affirmative vote of holders of a simple majority of the issued and outstanding ordinary shares represented in person or by proxy and entitled to vote and actually cast thereon at the annual meeting, the option receiving the greatest number of votes will be considered the frequency recommended by the shareholders.
How are broker non-votes and abstentions treated?

For purposes of determining whether a quorum is present, broker non-votes and shares held as of the record date by holders who are present in person or represented by proxy at our annual meeting but who have abstained from voting or have not voted with respect to some or all of such shares on any Proposal to be voted on at our annual meeting will be counted as present for purposes of establishing a quorum.
For purposes of approval, broker non-votes will not affect the outcome of any of the Proposals, and abstentions will: (i) not affect the outcome of Proposals 1, 3, 4, 5 and 6, and (ii) have the effect of a vote against Proposal 2 because an abstention constitutes a vote cast with respect to this Proposal under NYSE Rules.
Who will count the votes and serve as the inspector of election?
We have engaged Continental Stock Transfer & Trust Company as our independent inspector of election to tabulate shareholder votes at our annual meeting.
Who is making and paying for this proxy solicitation?
This proxy is solicited on behalf of our board. Certain officers, directors and other employees may also solicit proxies on our behalf by mail, telephone, fax, Internet or in person. Our company is paying for the cost of preparing, assembling and mailing this proxy soliciting material. We have engaged Morrow Sodali to assist us in the distribution of proxy materials and the solicitation of votes described above. We will bear the costs of the fees for the solicitation agent, which includes a fee of $8,500 and a fee of $6.50 per proxy solicitation call with our shareholders. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of common shares held of record by them, and these custodians will be reimbursed for their reasonable charges and expenses to forward our proxy materials to their customers or principals.
Where can I find voting results?
We will publish the final voting results from our annual meeting in a Current Report on Form 8-K within four business days of the date of our annual meeting.
How can shareholders communicate with our board?
Shareholders may communicate with our board by writing to FGL Holdings, c/o Board of Directors, Sterling House, 16 Wesley Street, Hamilton HM CX, Bermuda. Please see the additional information in the section captioned “Communications with Board Members.”
Where are the company’s principal executive offices located and what is the company’s Investor Relations telephone number?
Our principal executive offices are located at Sterling House, 16 Wesley Street, Hamilton HM CX, Bermuda. You may contact our Investor Relations Department by phone at (410) 487-8898 or by email at investors@fglife.bm.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 9, 2018.
The proxy statement and other proxy materials are available on the company’s website at investors.fglife.bm under the heading “Annual Report.”
Who can help answer my questions?

If you have any questions concerning our annual meeting and you are the shareholder of record of your shares, please contact our Investor Relations Department at (410) 487-8898 or by email at investors@fglife.bm or our proxy solicitor, Morrow Sodali at (800) 662-5200.

BACKGROUND
Our company, FGL Holdings (formerly known as CF Corporation), a Cayman Islands exempted company, was incorporated on February 26, 2016 as a special purpose acquisition company (SPAC), formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more target businesses. On November 30, 2017, we consummated the previously announced acquisition of Fidelity & Guaranty Life, a Delaware corporation (“FGL”), pursuant to the Agreement and Plan of Merger, dated as of May 24, 2017, as amended (the “Merger Agreement”), by and among our company, FGL US Holdings Inc., a Delaware corporation and indirect, wholly owned subsidiary of our company, FGL Merger Sub Inc., a Delaware corporation and indirect, wholly owned subsidiary of our company, and FGL. Upon the consummation of the Business Combination, Merger Sub merged with and into FGL in accordance with the Delaware General Corporation Law, with FGL surviving the merger as our indirect, wholly owned subsidiary. The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination.”
In connection with the closing of the Business Combination (the “Closing”) on November 30, 2017 (the “Closing Date”), the company changed its name from CF Corporation to FGL Holdings. Unless the context otherwise requires, the “company,” “we” and “us” refer to FGL Holdings and our subsidiaries, including FGL and its subsidiaries, after the Closing, and “CF Corp.” refers to FGL Holdings prior the Closing. Our trading symbols were historically quoted on the Nasdaq Capital Market (“Nasdaq”) under the symbols “CFCOU,” “CFCO” and “CFCOW.” On December 1, 2017, our ordinary shares and warrants began trading on the NYSE under the symbols “FG” and “FG WS,” respectively.

PROPOSAL 1
ELECTION OF DIRECTORS
Our charter provides for the division of our board into three classes of as nearly equal number of directors as possible. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
The term of each class of directors is three years, with the term for one class expiring each year in rotation. As a result, one class of directors is elected at each annual shareholders meeting for a term of three years, to hold office until their successors are elected and qualified or until their earlier death, removal or resignation. The term of the current Class B directors expires at our annual meeting.
Directors
The following table sets forth information about our directors. The respective age of each individual in the table below is as of [March 30], 2018.

NAME	POSITION	CLASS	AGE
Chinh E. Chu	Co-Chairman and Director	B	51
William P. Foley, II	Co-Chairman and Director	A	73
Christopher J. Littlefield	Chief Executive Officer, President and Director	C	51
Keith W. Abell*	Director	A	60
Patrick S. Baird*	Director	B	64
Menes O. Chee*	Director	C	40
Richard M. Massey*	Director	A	62
Thomas J. Sanzone*	Director	A	57
James A. Quella*	Director	B	68
Timothy M. Walsh*	Director	C	55
_________________________
* Independent director.
Our nominating and corporate governance committee proposes nominees for election to our board and such nominees are reviewed and approved by the entirety of our board. Pursuant to the Nominating and Voting Agreement, Messrs. Foley and Chu, who are non-management directors of the company, and Blackstone Tactical Opportunities Fund II L.P. (“BTO”), a shareholder of the company, (collectively, the “Nominating Parties”) generally may designate one director nominee for election at each general meeting. Our nominating and corporate governance committee and our board recommend that each nominee for director be elected at our annual meeting. The nominees are Messrs. Chu, Baird and Quella. Mr. Chu was designated as a nominee by the Nominating Parties. The nominees have consented to continue to serve as directors if elected. Messrs. Chu and Quella have served as directors since 2016. Mr. Baird has served as a director since 2017.

Under our charter, the number of directors as may be increased or reduced by an ordinary resolution of our shareholders. Any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director and the elected person will serve the remainder of the term of the class to which he or she is appointed. Each director will hold office until the expiration of their respective terms and until their successors have been duly elected and qualified or until his or her earlier death, resignation or removal. In addition, if a nominee becomes unavailable for any reason or should a vacancy occur before the election, which we do not anticipate, the proxies will be voted for the election, as director, of such other person as our board may recommend.
Our board of directors is led by our Co-Chairmen, Messrs. Chu and Foley. Our board of directors has determined that Messrs. Abell, Baird, Massey, Sanzone Quella and Walsh are independent within the meaning of the federal securities laws and the New York Stock Exchange (“NYSE”) Rules.
Nominees for Election as Directors
Class B Directors — Nominees for Three Year Terms Expiring 2021
Chinh E. Chu, 51, joined the board of directors of FGL Holdings as Co-Chairman in April 2016. Mr. Chu is the Founder and Managing Partner at CC Capital, a private investment firm which he founded in 2015. Before founding CC Capital, Mr. Chu worked at Blackstone from 1990 to 2015. Blackstone is a leading global alternative asset manager, with total assets under management of $366.6 billion as of December 31, 2016. Mr. Chu was a Senior Managing Director at Blackstone since 2000, and previously served as Co-Chair of Blackstone’s Private Equity Executive Committee and was a member of Blackstone’s Executive Committee. Mr. Chu currently serves as a Director of Catalent, Inc., Stearns Mortgage, and NCR Corporation. Mr. Chu previously served as a Director of Kronos Incorporated, SunGard Data Systems, Inc., Stiefel Laboratories, Freescale Semiconductor, Ltd. Biomet, Inc., Alliant, Celanese Corporation, Nalco Company, DJO Global, Inc., HealthMarkets, Inc., Nycomed, Alliant Insurance Services, Inc., the London International Financial Futures and Options Exchange, or LIFFE, Graham Packaging, and AlliedBarton Security Services. Before joining Blackstone in 1990, Mr. Chu worked at Salomon Brothers in the Mergers & Acquisitions Department. Mr. Chu received a B.S. in Finance from the University of Buffalo.
Mr. Chu’s qualifications to serve on our board of directors include: his substantial experience in mergers and acquisitions, corporate finance and strategic business planning; his track record at Blackstone and in advising and managing multi-national companies; and his experience serving as a director for various public and private companies.
Patrick S. Baird, 64, joined the board of directors of FGL Holdings in November 2017. From March 2002 until his retirement in January 2010, Mr. Baird served as the President and Chief Executive Officer of AEGON USA, LLC, the U.S. subsidiary of AEGON N.V., a leading multinational insurance organization (“AEGON”). He continues to serve AEGON with certain projects and is currently assisting AEGON with its expansion activities in Latin America. Mr. Baird joined the AEGON USA companies in 1976, and during his career also served as Executive Vice President and Chief Operating Officer, Chief Financial Officer and Chief Tax Officer. Mr. Baird currently serves as Chairman of QCR Holdings, Inc., a publicly traded community bank holding company in Moline, Illinois, and two of its subsidiaries, Cedar Rapids Bank and Trust Company and m2 Lease Funds. He is also a director of Lombard International, a specialty life insurance company based in Luxembourg and Philadelphia, Pennsylvania. Mr. Baird is a Commissioner for the Eastern Iowa Airport, a founding board member and Treasurer of the Zach Johnson Foundation and a member of the board of directors of the Creative Corridor Economic Development Partnership. He also served as a director of National Financial Partners Corp. until its sale in 2013. Mr. Baird holds a Bachelor of Business Administration from the University of Iowa and is a Certified Public Accountant (inactive).
Mr. Baird’s qualifications to serve on our board of directors include: his wide-ranging experience in the insurance industry; his extensive financial and accounting knowledge; his strong track record as an executive officer of AEGON; and his experience as a board member of various companies.
James A. Quella, 68, joined the board of directors of FGL Holdings in May 2016. Since 2013, Mr. Quella has served as a Senior Advisor at Blackstone. On June 30, 2013, Mr. Quella retired as a Senior Managing Director and

Senior Operating Partner at Blackstone, where he worked since 2004. Mr. Quella was responsible for monitoring the strategy and operational performance of Blackstone’s portfolio companies and providing direct assistance in the oversight of large investments. Mr. Quella has been a Director of Michaels Stores, Inc. since 2006 and has been an Independent Director of The Michaels Companies, Inc. since 2013. Mr. Quella has been a Director of Catalent, Inc. since 2009 and a Director of DJO Finance LLC and DJO Global Inc. since 2012.

While at Blackstone, Mr. Quella also served as a Director at The Columbia House Company from 2004 to 2005. Mr. Quella served as a Director of Celanese Emulsions GmbH and Celanese Corporation from 2004 to 2007. He served as a Director of Houghton Mifflin Harcourt Publishing Company from 2005 to 2006. Mr. Quella served as a Director of Allied Waste Industries, Inc. from 2005 to 2008. He served as a Director and Vice President, Assistant Secretary and Assistant Treasurer Graham Packaging Holdings Company from 2005 to 2010. Mr. Quella served as Member of Supervisory Board at Nielsen Holdings plc (also known as Nielsen Holdings N.V.) from 2006 to 2009. He served as a Director of Intelenet Global Services from 2007 to 2011, a Director of Vanguard Health Systems Inc. from 2007 to 2011, a Director of Freescale Semiconductor, Ltd. from 2008 to February, 2011 and from August, 2011 to 2015. Independently, Mr. Quella was a Director of Lionbridge Technologies Inc. from 2015-2017.

Previous to his experience at Blackstone, Mr. Quella held various positions at Donaldson, Lufkin & Jenrette Merchant Banking Partners-CSFB Private Equity. Mr. Quella served as Managing Director and Senior Operating Partner at Credit Suisse Private Equity, LLC (formerly, CSFB Private Equity) from 2000 to 2004. While at DLJ Merchant Banking Partners-CSFB Private Equity, Mr. Quella served as a member of various private equity company Boards including as a Director of Merrill Corporation from 2000 to 2004. He served as a Director of Von Hoffmann Holdings Inc. and Von Hoffmann Corporation from 2000 to 2004. Mr. Quella served as a Director of Advanstar Holdings Inc., from 2000 to 2004, a Director of DeCrane Aerospace, Inc. (formerly Decrane Aircraft Holdings Inc.) and DeCrane Holdings Co. from 2003 to 2004, and a Director of Jostens, Inc. from 2003 to 2004.

From 1981 to 2000, Mr. Quella worked at Oliver Wyman, Inc., (Mercer Management Consulting and Strategic Planning Associates) where he served as a Senior Consultant to Chief Executive Officers and senior management teams and served as a Co-Vice Chairman from 1997 to 2000 with shared responsibility for overall management of the global firm. In 1992, he founded the Financial Services Practice Group and also managed it until 1995.

Mr. Quella is a co-author of Profit Patterns: 30 Ways to Anticipate and Profit from the Strategic Forces Reshaping Your Business. Mr. Quella received his Masters of Business Administration, with Dean’s honors, from the University of Chicago Graduate School of Business, and a B.A. in International Studies from the University of Chicago and University of Wisconsin-Madison.

Mr. Quella’s qualifications to serve on our board of directors include: his substantial experience in managing businesses; his experience in mergers and acquisitions; his familiarity with corporate finance and strategic business planning activities; and his extensive experience serving as a director for various public and private companies.

Vote Required
To be elected as a Class B director at our annual meeting, each candidate for election must receive the affirmative vote of holders of a majority of the issued and outstanding ordinary shares represented in person or by proxy and entitled to vote and actually cast thereon at the annual meeting. Abstentions or failure to vote in person or to vote by proxy at the annual meeting will have no effect on the outcome of the vote.
OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR CLASS B DIRECTORS.
Continuing Directors
Class A Directors – Terms Expiring 2020

Keith W. Abell, 60, joined the board of directors of FGL Holdings in May 2017. Mr. Abell is the co-founder of Sungate Properties, LLC, a real estate investment company, which he co-founded in 2010, and is the founder of Snowridge Investments, which establishes strategic partnerships between U.S. fund managers and Chinese financial institutions, which he founded in 2015. From 1994 to 2007, Mr. Abell was a co-founder of, and served in a variety of senior management roles at, GSC Group (and its predecessor, Greenwich Street Capital Partners, L.P.), an alternative asset manager. From 1990 to 1994, Mr. Abell was a managing director at Blackstone where he, among other things, founded the firm’s first Hong Kong office. From 1986 to 1990, Mr. Abell was a vice president at Goldman, Sachs & Co. where he worked in the global finance, corporate finance and mergers and acquisitions departments. Mr. Abell serves as the treasurer and as a director of the National Committee on United States-China Relations. Throughout his career, Mr. Abell has served as a director of a number of public, private and not-for-profit entities.
Mr. Abell’s qualifications to serve on our board of directors include: his extensive experience in corporate finance, private equity and mergers and acquisitions.
William P. Foley, II, 73, joined the board of directors of FGL Holdings as Co-Chairman in April 2016. Mr. Foley has over 32 years of experience as a director and executive officer of Fidelity National Financial (“FNF”). FNF is organized into two groups, FNF Group and FNFV Group. FNF is a leading provider of title insurance, technology and transaction services to the real estate and mortgage industries. FNF also provides industry-leading mortgage technology solutions and transaction services, including MSP, the leading residential mortgage servicing technology platform in the United States, through its majority-owned subsidiaries Black Knight Financial Services, Inc., or Black Knight, and ServiceLink Holdings, LLC. FNFV holds majority and minority equity investment stakes in a number of entities, including American Blue Ribbon Holdings, LLC, Ceridian HCM, Inc., Fleetcor Technologies, Inc., Digital Insurance, Inc. and Del Frisco’s Restaurant Group, Inc. Mr. Foley has served as the Chairman (and at times Executive Chairman) of FNF since 1984, and Executive Chairman of Black Knight since January 2014. Mr. Foley served as FNF’s Chief Executive Officer from 1984 to 2007. In addition to his experience at FNF and Black Knight, from 2006 to 2011 Mr. Foley served as Executive Chairman of Fidelity National Information Services, Inc. (“FIS”), served as FIS’s non-executive Chairman from 2011 to 2012 and served as FIS’s Vice Chairman from 2012 to May 2017.

Mr. Foley is the founder and Chairman, CEO and President of Foley Family Wines Holdings, Inc., which has grown to become a major producer, marketer and distributor of highly-acclaimed, handmade wines from some of the world’s greatest vineyards. From 2007 to 2014, Mr. Foley also served as Chairman of Remy International, Inc., a leading global manufacturer, remanufacturer, and distributor of alternators, starter motors, and electric traction motors for the automotive and commercial vehicle industry.

After receiving his B.S. degree in engineering from the United States Military Academy at West Point, Mr. Foley served in the U.S. Air Force, where he attained the rank of captain. Mr. Foley received an M.B.A. degree from Seattle University and earned a J.D. degree from the University of Washington School of Law. In February 2016, Mr. Foley received the Distinguished Graduate Award from the United States Military Academy at West Point. Mr. Foley is one of only 121 West Point graduates who have received this prestigious award.
Mr. Foley’s qualifications to serve on our board of directors include: his over 32 years of experience as a director and executive officer of FNF; his experience as a board member and executive officer of public and private companies in a wide variety of industries; and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions.
Richard N. Massey, 62, joined the board of directors of FGL Holdings in May 2016. Since 2009, Mr. Massey has been a partner of Westrock Capital, LLC, a private investment partnership. Mr. Massey was Chief Strategy Officer and General Counsel of Alltel Corporation, or Alltel, from 2006 to 2009. Alltel, the fifth-largest wireless carrier in the United States as of 2009, was acquired by its management and a consortium of private equity investors in 2007 and sold to Verizon Communications, Inc. in 2009 for approximately $29 billion. Since 2006, Mr. Massey has served as a director of FNF. Mr. Massey also serves as a director of Black Knight and ServiceLink Holdings, LLC, as Chairman of the board of directors of Bear State Financial, Inc., as a director of Oxford American Literary Project, a non-profit literary publication, and as Chairman of the board of directors of the Arkansas Razorback Foundation. Mr. Massey served as a director of Fidelity National Information Services, Inc. (“FIS”) until May 2017 and has also served as a director of various other private companies. Mr. Massey received a B.A. and a J.D., with high honors, from the University of Arkansas.

Mr. Massey’s qualifications to serve on the board of directors include his experience in corporate finance and investment banking and as a financial and legal advisor to public and private businesses, as well as his expertise in identifying, negotiating and consummating mergers and acquisitions.
Thomas J. Sanzone, 57, joined the board of directors of FGL Holdings in February 2018. Mr. Sanzone has been Chief Executive Officer of Black Knight Financial Services, Inc. since December 2014 and previously served as the President of Black Knight Financial Services, Inc. from December 2014 to July 2017. Mr. Sanzone served as Executive Vice President of Booz Allen Hamilton Holding Corporation from 2011 until 2014. Prior to joining Booz Allen, Mr. Sanzone served as Chief Administrative Officer of Merrill Lynch & Co. Inc. from 2007 to 2009 and Executive Vice President of Merrill Lynch & Co. Inc. from 2008 until 2009. Prior to joining Booz Allen, Mr. Sanzone served as Member of Executive Board at Credit Suisse Group AG from January 2006 to February 2008 and as Chief Information Officer of Credit Suisse AG from August 2005 until February 2008. Prior to his service at Credit Suisse Group AG, Mr. Sanzone served as Chief Information Officer for Citigroup's Corporate and Investment Bank from 1999 to 2005. Mr. Sanzone joined Salomon Brothers in 1984 as a programmer analyst in the mortgage trading systems area. During his time at Salomon Brothers, Mr. Sanzone also served as senior operating officer for fixed income and equity sales trading and as managing director and head of global application development. Mr. Sanzone serves as a Trustee of Hofstra University. Mr. Sanzone holds a B.S. in Computer Science from Hofstra University.
Mr. Sanzone’s qualifications to serve on our board of directors include his public company experience, including as Chief Executive Officer of Black Knight Financial Services, Inc., and his experience in corporate finance and investment banking.
Class C Directors —Terms Expiring 2019
Menes O. Chee, 40, joined the board of directors of FGL Holdings in November 2017. Mr. Chee is a Senior Managing Director and founding member of Blackstone’s Tactical Opportunities Group. He is responsible for sourcing, evaluating and executing investments in private opportunities and capital markets. Mr. Chee is a member of the investment committees of Tactical Opportunities and Tactical Opportunities Residential Opportunities. Mr. Chee joined Blackstone in 2009 as a Managing Director of GSO and transferred to Tactical Opportunities in 2012. Before joining Blackstone, Mr. Chee was a Principal in TPG-Axon Capital, where he invested globally in equity and credit public markets and private transactions. Prior to that, he was a private equity investment professional with Texas Pacific Group. Before TPG, Mr. Chee worked at Credit Suisse First Boston in the Merchant Banking Group and at Donald Lufkin & Jenrette in the Leveraged Finance Group.
Mr. Chee currently serves on the boards of Lombard International, Philadelphia Financial Group, Finance of America, DRB Capital, Viva Capital, Blackstone TORO and Ellington Residential Mortgage REIT. He graduated magna cum laude from the University of Pennsylvania with a B.S. in Economics from the Wharton School and a B.A. from the College of Arts and Sciences, where he was elected Phi Beta Kappa.
Mr. Chee’s qualifications to serve on our board of directors include: his strong track record as Senior Managing Director of Blackstone’s Tactical Opportunities Group and his extensive experience in corporate finance and private equity.
Christopher J. Littlefield, 51, joined FGL Holdings as President and Chief Executive Officer and has been a member of our board of directors since November 2017. Mr. Littlefield served as the President of Fidelity & Guaranty Life (“FGL”) starting in October 2014 and assumed the position of Chief Executive Officer of FGL in May 2015. Mr. Littlefield served as President and Chief Executive Officer of FGL until its acquisition by CF Corp in November 2017. He also served on the board of directors of FGL from April 2015 to November 2017. Mr. Littlefield has extensive financial services and public company experience, having served as President and Chief Executive Officer from February 2009 to October 2013 and Chief Operating Officer from February 2008 to September 2009 of Aviva USA Corporation, a provider of indexed universal life and indexed annuity products. He served as Executive Vice-President, General Counsel and Secretary from January 2006 to February 2008 of AmerUs Group Co., a provider of individual life insurance and annuity products, which was acquired by Aviva plc in November 2006. He also served as Senior Vice-President and General Manager-Food Products from November 2004 to January 2006 and Senior Vice-President, General Counsel and Secretary from January 1998 to January 2006 of The Dial Corporation. Mr. Littlefield received a B.S. in Business Administration, cum laude, from University of Arizona and a J.D. with high distinction from the University of Iowa.

Mr. Littlefield’s qualifications to serve on our board of directors include: his extensive knowledge of the insurance industry and his substantial public company experience, including as Chief Executive Officer of FGL and a member of FGL’s board of directors.
Timothy M. Walsh, 55, joined the board of directors of FGL Holdings in November 2017. He is currently a Director of Strategic Relationships for Owl Rock Capital Partners, a direct lending business development corporation. In addition, he is an investment advisor to the $55 billion Alaska Permanent Fund Corporation and an independent trustee of Blackstone TORO. From 2013 to 2015, he served as President of Gaw Capital USA, a California-based private equity real estate firm. He served as Chief Investment Officer for the State of New Jersey’s Division of Investment from 2010 to 2013, where he served as the chief fiduciary for the approximately $70 billion New Jersey pension fund as well as approximately $15 billion in money market funds, deferred compensation plans and college savings plans. Prior to joining the State of New Jersey, he was the Chief Investment Officer managing the $8 billion Indiana State Teachers’ Retirement Fund. Before joining the Indiana State Teachers’ Retirement Fund, he was head of investor relations for a global macro hedge fund, VARA Capital Management, and a vice president and senior trader in fixed income securities and foreign currencies for several large money center banks in Chicago, Illinois. Mr. Walsh founded an investment advisory firm, Walsh Financial Services that provided wealth management services for individuals, private trusts and corporate clients. He served on the board of directors of Ambassadors Corp. from 2012 to 2014 and has also been a board member of various privately held companies, a trustee of the Indiana State Teachers’ Retirement Fund and a Commissioner of the Indiana Gaming Commission. Mr. Walsh holds a B.S. from Merrimack College and an MBA from the Kellogg School of Management at Northwestern University.
Mr. Walsh’s qualifications to serve on our board of directors include: his over 30 years in the investment business, with extensive experience in fixed income, equities, private equity and real estate, and his substantial experience on the boards of directors of various companies.

PROPOSAL 2
APPROVAL OF THE ISSUANCE OF ORDINARY SHARES UPON CONVERSION OF PREFERRED SHARES
Background of the Investment

On November 30, 2017, the company issued (i) 275,000 Series A Cumulative Convertible Preferred Shares (“Series A Preferred Shares”), $1,000 liquidation preference per share and (ii) 100,000 Series B Cumulative Convertible Preferred Shares (together with the Series A Preferred Shares, the “preferred shares”), $1,000 liquidation preference per share, in each case, pursuant to an investment agreement with certain funds advised by GSO Capital Partners LP (the “GSO Purchasers”) and Fidelity National Financial, Inc. and certain assignees and direct and indirect wholly owned subsidiaries (collectively, the “FNF Purchasers” and such agreement, the “Investment Agreement”). The dividend rate of the preferred shares is 7.5% per annum, payable quarterly in cash or additional preferred shares (“PIK Shares”), at the company’s option, subject to increase beginning 10 years after issuance based on the then-current three-month LIBOR rate plus 5.5%.

Commencing 10 years after issuance of the preferred shares, and only following a failed remarketing of the preferred shares, the GSO Purchasers and the FNF Purchasers will have the right to convert their preferred shares into a number of ordinary shares of the company as determined by dividing (i) the aggregate liquidation preference (calculated as if the conversion date was the date fixed for winding up the company) of the preferred shares that the GSO Purchasers or the FNF Purchasers, as applicable, wish to convert by (ii) the higher of (a) a 5.0% discount to the 30-day volume weighted average of the ordinary shares following the conversion notice and (b) the then-current Floor Price (subject to adjustments pursuant to the terms of the preferred shares for share splits, share dividends, reclassifications and similar events). The “Floor Price” is $8.00 per share during the 11th year post-funding, $7.00 per share during the 12th year post-funding, and $6.00 during the 13th year post-funding and thereafter.

Summary of the Equity Rights Proposal

The company’s ordinary shares are listed on the NYSE and, as a result, the company is subject to the NYSE’s rules and regulations. Rule 312.03(c) of the NYSE Listed Company Manual (“NYSE Rule 312.03(c)”) requires shareholder approval prior to the issuance of ordinary shares, or securities convertible into or exercisable for ordinary shares, in any transaction or series of transactions if (i) the ordinary shares to be issued have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such shares or of securities convertible into or exercisable for ordinary shares, or (ii) the number of ordinary shares to be issued are, or will be upon issuance, equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the ordinary shares or of securities convertible into or exercisable for ordinary shares.

Pursuant to the terms of the Investment Agreement, the company has agreed to call a meeting of its shareholders to obtain approval for the conversion of preferred shares for purposes of NYSE Rule 312.03(c) (the “Equity Rights Proposal”). If the company’s shareholders do not approve the Equity Rights Proposal, the company would be restricted from issuing PIK Shares pursuant to the terms of the respective certificates of designations governing the preferred shares until such time as the Equity Rights Proposal has been approved. If the company is restricted from issuing PIK Shares and is otherwise unable to pay cash dividends, given the cumulative nature of the preferred share dividend, any undeclared dividends would result in accrued and unpaid dividends that would render the company ineligible to use Form S-3 and significantly impact its ability to raise capital. Additionally, if the Equity Rights Proposal is not approved, the aggregate issuance of ordinary shares upon conversion of the preferred shares will be capped at 19.99% of the ordinary shares outstanding as of the date of issuance of the preferred shares and the GSO Purchasers and the FNF Purchasers will not be entitled to any cash or other consideration for ordinary shares not received due to this limitation.

In order to comply with NYSE Rule 312.03(c), the company is seeking the approval of its shareholders for the issuance of the ordinary shares to be issued upon the conversion of the preferred shares.

If the company’s shareholders do not approve the Equity Rights Proposal, then the company is obligated to include such proposal at a meeting of the shareholders no less than once in each subsequent six-month period beginning on May 31, 2018 until such approval is obtained.

Contemporaneously with the execution and delivery of the Investment Agreement, as a condition and inducement to the GSO Purchasers’ and the FNF Purchasers’ willingness to enter into the Investment Agreement, the GSO Purchasers and the FNF Purchasers and certain shareholders of the company collectively holding approximately 40% of the company’s outstanding ordinary shares (the “Voting Agreement Shareholders”) executed and delivered a voting agreement (the “Voting Agreement”), pursuant to which each Voting Agreement Shareholder agreed to vote all of the ordinary shares outstanding and beneficially owned by such shareholder in favor of the Equity Rights Proposal.

 Vote Required

Approval of this proposal requires the affirmative vote of holders of a majority of the issued and outstanding ordinary shares represented in person or by proxy and entitled to vote and actually cast thereon at the annual meeting. Failure to vote by proxy or to vote in person at the annual meeting will have no effect on the outcome of the vote.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE EQUITY RIGHTS PROPOSAL.

PROPOSAL 3
APPROVAL OF THE AMENDMENT TO OUR CHARTER

Background

Rule 313.00(C) of the NYSE Listed Company Manual (“NYSE Rule 313.00(C)”) provides that holders of the preferred shares, voting as a class, should have the right to elect a minimum of two directors upon default of the equivalent of six quarterly dividends. The right to elect directors pursuant to NYSE Rule 313.00(C) would accrue regardless of whether defaulted dividends occurred in consecutive periods. Further, such right to elect directors would remain in effect until cumulative dividends have been paid in full. Pursuant to this requirement, the certificates of designations of the preferred shares provide that, whenever dividends on any preferred shares have not been declared and paid for at least six or more quarterly dividend periods, whether consecutive or not (a “nonpayment”), the holders of such preferred shares, together with the holders of any and all series of preferred shares then issued and outstanding having “like voting rights” (i.e., being similarly entitled to vote for two additional directors at such time), will have the right, voting separately as a single class without regard to class or series, to appoint two additional directors from individuals the preferred shareholders nominate to the board of directors.

Under our charter, a director may be nominated for election to our board of directors by any member (i) who meets the minimum requirements set forth for eligible members to submit proposals under Rule 14a-8 of the Exchange Act at the time of the annual general meeting, (ii) is entitled to vote for the appointments at such annual general meeting and (iii) complies with the notice provisions set forth therein. A director so nominated must be approved by ordinary resolution in order to be appointed to the board of directors, meaning the affirmative vote of at least a majority of the members entitled to vote. However, in order to comply with NYSE Rule 313.00(C), the holders of preferred shares must have the right to appoint directors to the board of directors upon a nonpayment. Currently, that right is limited to the ability to nominate a director for appointment to the board of directors, subject to approval by ordinary resolution.

Summary of the Amendment Proposal

Pursuant to the terms of the Investment Agreement, the company has agreed to call a meeting of its shareholders to obtain approval for the amendment of its charter to permit holders of the preferred shares to elect two directors to our board of directors upon nonpayment (the “Amendment Proposal”). Set forth below is a description of the proposed amendments to the charter.

Appointment and Removal of Directors

Modification of Article 32 (Appointment and Removal of Directors): The Amendment Proposal will modify Article 32 (Appointment and Removal of Directors) of the charter by adding the following Article 32.3 immediately following the existing Article 32.2:

32.3
Notwithstanding the foregoing, the holders of the Preferred Shares (in respect of such Preferred Shares) may appoint any person to be a Director (each, a “Preferred Share Director”) in accordance with Article 42.10 and the terms of the certificates of designations governing such Preferred Shares; provided, that if the appointment of a Preferred Share Director shall cause the number of Directors to exceed the number fixed by or in accordance with the Articles as the maximum number of Directors, then the maximum number of Directors shall increase by up to two (2) Directors appointed in accordance with the terms of the Articles and the certificates of designations governing such Preferred Shares; provided, further, that upon termination of the right to so appoint Preferred Share Directors, the maximum number of Directors shall be reduced by the number of Preferred Share Directors appointed by the holders of the Preferred Shares pursuant to this Article and Article 42.10.

Dividends, Distributions and Reserve

Modification of Article 42 (Dividends, Distributions and Reserve): The Amendment Proposal will modify Article 42 (Dividends, Distributions and Reserve) of the charter by inserting the following Article 42.10 immediately following the existing Article 42.9:

42.10
If the Company fails to pay a Dividend in favour of the holders of the Preferred Shares in accordance with the certificate of designations governing such Preferred Shares for the equivalent of six (6) quarterly periods, regardless of whether such defaulted Dividends occur in consecutive periods, then the holders of the Preferred Shares, voting as a separate class and in accordance with the terms of the certificates of designation governing such Preferred Shares, shall have the right to appoint up to two (2) Directors and such right shall remain in effect until all cumulative Dividends accumulated on all the Preferred Shares having cumulative Dividends have been paid in full and until all non-cumulative Dividends on all the Preferred Shares having non-cumulative Dividends have been paid regularly for at least one (1) year, at which time such rights of the holders of the Preferred Shares shall terminate, subject to re-vesting at such time as there shall occur each and every subsequent event of default of the character indicated above. Whenever such voting right shall have vested, such right may be exercised initially either at a separate class meeting of the holders of the Preferred Shares, at any general meeting of the Company (whether annual or extraordinary) held for the purpose of electing Directors, thereafter at each successive general meeting of the Company (whether annual or extraordinary) or by means of a resolution in writing of the requisite majority of the holders of the Preferred Shares in accordance with the certificate of designations governing such Preferred Shares.

If approved, the Amendment Proposal will become effective immediately. If the company’s shareholders do not approve the Amendment Proposal, then the company is obligated to include such proposal at a meeting of the shareholders no less than once in each subsequent six-month period beginning on May 31, 2018 until such approval is obtained.

Pursuant to the Voting Agreement, each Voting Agreement Shareholder agreed to vote all of the ordinary shares outstanding and beneficially owned by such shareholder in favor of the Amendment Proposal.

 Vote Required
Approval of this proposal requires a special resolution, meaning the affirmative vote of holders of at least two-thirds of the issued and outstanding ordinary shares represented in person or by proxy and entitled to vote and actually cast thereon at the annual meeting. Failure to vote by proxy or to vote in person at the annual meeting will have no effect on the outcome of the vote.

Full Text of the Resolution
“Resolved, that, as a special resolution, the Amended and Restated Memorandum and Articles of Association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place the Amended and Restated Memorandum and Articles of Association in the form attached to this proxy statement as Appendix A.”
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the related rules of the SEC, we are including this resolution to enable our shareholders to approve, on a discretionary and non-binding basis, the compensation of our named executive officers.
This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, you are asked to vote on the following resolution at our annual meeting:
“Resolved, that the shareholders approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the proxy statement for this meeting.”
This vote is advisory, and therefore non-binding. In considering their vote, shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure included in this proxy statement. Our compensation committee regularly reviews our executive compensation program to ensure that compensation is closely tied to aspects of our performance that our executive officers can impact and that are likely to have an impact on shareholder value. We believe that our continued strong financial performance demonstrates the effectiveness of our compensation program. Our board and our compensation committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
Vote Required
Approval of this proposal requires the affirmative vote of holders of a majority of the issued and outstanding ordinary shares represented in person or by proxy and entitled to vote and actually cast thereon at the annual meeting. Abstentions or failure to vote in person or to vote by proxy at the annual meeting will have no effect on the outcome of the vote.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 5

ADVISORY VOTE ON THE FREQUENCY OF A FUTURE ADVISORY VOTE ON EXECUTIVE
COMPENSATION
In addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, in accordance with the requirements of the Dodd-Frank Act and the related rules of the SEC, we are including in this proxy statement a separate resolution to enable our shareholders to recommend, on a discretionary and non-binding basis, whether a non-binding shareholder vote on executive compensation should occur every one, two or three years.
After careful consideration, our board of directors believes that a frequency of every three years for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say-on-pay” vote. We believe that this frequency is appropriate as a triennial vote would provide our company with sufficient time to engage with shareholders to understand and respond to the “say-on-pay” vote results. Shareholders who have concerns about executive compensation during the interval between “say-on-pay” votes are welcome to bring their specific concerns to the attention of our board of directors. Please refer to “Communications with Board Members” in this proxy statement for information about communicating with our board.
The proxy card and the Internet proxy submission procedures each provide shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove our board’s recommendation.
Although this advisory vote on the frequency of the “say-on-pay” vote is non-binding, our board of directors and the compensation committee expect to take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.
You may cast your vote on your preferred voting frequency by choosing the option of every one, two or three years, or abstaining from voting, when you vote in response to the resolution set forth below:
“Resolved, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which our company is to hold a shareholder vote to approve, on an advisory basis, the compensation of the named executive officers, as disclosed at the time.”
Vote Required
Generally, the affirmative vote of holders of a majority of the issued and outstanding ordinary shares represented in person or by proxy and entitled to vote and actually cast thereon at the annual meeting is required to approve matters requiring an ordinary resolution by shareholders. However, because the vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the shareholders. Abstentions or failure to vote in person or to vote by proxy at the annual meeting will have no effect on the outcome of the vote.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE OPTION OF “EVERY THREE YEARS” FOR HOLDING A FUTURE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 6

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has approved the engagement of KPMG as the company’s independent registered public accounting firm to audit our consolidated financial statements for fiscal 2018. Our board and audit committee believes that the appointment of KPMG as our company’s independent registered public accounting firm is in the best interests of our shareholders and our company.
Although shareholder ratification of the appointment of KPMG as our independent registered public accounting firm is not required by any applicable law or regulation, shareholder views are being solicited and will be considered by our audit committee and our board. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm if it is determined that such a change would be in the best interests of our company and its shareholders. We expect that a representative of KPMG will be present at our annual meeting, with the opportunity to make a statement if he or she so desires and to be available to answer appropriate questions.
To the company’s knowledge, neither KPMG nor any of its partners has any direct financial interest or any indirect financial interest in our company other than as the company’s independent registered public accounting firm.
For information about the professional services rendered by KPMG to us for fiscal 2017, please see the section of this proxy statement captioned “Principal Accountant Fees and Services.”
Vote Required
Approval of this proposal requires the affirmative vote of holders of a majority of the issued and outstanding ordinary shares represented in person or by proxy and entitled to vote and actually cast thereon at the annual meeting. Abstentions or failure to vote in person or to vote by proxy at the annual meeting will have no effect on the outcome of the vote.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018.

OTHER MATTERS
The company knows of no other matters to be submitted to the shareholders at our annual meeting. The persons named on the proxy are authorized to vote in their discretion upon such other business as may properly come before our annual meeting.

COMMUNICATIONS WITH BOARD MEMBERS
We believe that communications between our board, our shareholders and other interested parties are an important part of our corporate governance. Shareholders and other interested parties may communicate with the board as a whole, the independent directors, or any individual member of the board or any committee of the board. All such communications should be submitted by email at:
Legalgovernance@fglife.com
Or by mail at the following address:

FGL Holdings
c/o General Counsel and Secretary
Sterling House
16 Wesley Street
Hamilton HM CX, Bermuda

The board has designated the company’s General Counsel as its agent to receive and review written communications addressed to the board, any of its committees, or any board member or group of members. As an initial matter, the General Counsel will determine whether the communication is a proper communication for the board. The General Counsel will promptly forward to the chairman of the audit committee any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the General Counsel to be potentially material to the company. The General Counsel will not forward communications of a personal nature or not related to the duties and responsibilities of the board, including junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the General Counsel to be immaterial to the company.

EXECUTIVE OFFICERS
The following sets forth certain information with respect to our executive officers. We deem certain employees of our subsidiaries Fidelity & Guaranty Life Holdings, Inc. (“FGLH”) and F&G Re Ltd. (“F&G Re”) to be our executive officers. All officers of our company serve at the discretion of our board.

Name	Age	Position
Christopher J. Littlefield	51	President, Chief Executive Officer and Director
Dennis R. Vigneau	51	Chief Financial Officer
Eric L. Marhoun	55	General Counsel and Secretary
Diana J. Hickert-Hill	56	Chief Investor Relations Officer
Wendy J.B. Young	54	Chief Risk Officer
John P. O’Shaughnessy	61	Chief Executive Officer of F&G Re
Rosanne Boehm	59	Senior Vice President, Human Resources of FGLH
John D. Currier	47	Senior Vice President and Chief Actuary of FGLH
Christopher S. Fleming	50	Senior Vice President, Operations and Technology of FGLH
John A. Phelps, II	58	Senior Vice President and Chief Distribution Officer of FGLH
Mark Wiltse	50	Vice President and Chief Accounting Officer of FGLH

Christopher J. Littlefield – For Mr. Littlefield’s biographical information please refer to the above description located under “Directors--Class C Directors – Terms Expiring 2019.”
Dennis R. Vigneau joined FGL Holdings as Chief Financial Officer in November 2017. Mr. Vigneau previously served as Executive Vice President and Chief Financial Officer of FGL from February 2014 until CF Corp’s acquisition of FGL in November 2017. Mr. Vigneau joined FGL as Senior Vice President in January 2014 and began serving as its Chief Financial Officer in February 2014. In 2015, Mr. Vigneau was promoted to Executive Vice President of FGL. Mr. Vigneau brings extensive public company experience, having served as Senior Vice President and Chief Financial Officer from November 2010 to March 2013 at Kemper Corporation, a multi-line insurance holding company offering life, health, auto, and homeowners insurance, Senior Vice President and Chief Financial Officer and Deputy Chief Financial Officer from August 2008 to May 2010 at American Life Insurance Company, an insurance company subsidiary during such time of American International Group operating primarily in the foreign life insurance market, and Senior Vice President and Chief Financial Officer, Retirement and Protection division of Genworth Financial, a life and health insurance company, from January 2007 to July 2008. Mr. Vigneau received his Bachelor of Science degree in Accounting from Southern New Hampshire University, summa cum laude.
Eric L. Marhoun joined FGL Holdings as General Counsel and Secretary in November 2017. Mr. Marhoun previously served as Executive Vice President, General Counsel and Secretary of FGL until its acquisition by CF Corp in November 2017. Mr. Marhoun joined FGL in 2007 as Senior Vice President and General Counsel. Mr. Marhoun was promoted to Executive Vice President of FGL in November 2013. In his current position, Mr. Marhoun oversees Legal and Compliance matters for the U.S. life and annuity businesses of FGL Holdings. Mr. Marhoun has over 35 years of legal experience in U.S. and non-U.S. insurance markets. Mr. Marhoun was previously Senior Vice President and General Counsel to Old Mutual US Life and managed the Legal and Compliance departments for the U.S. and Bermuda life and annuity businesses of Old Mutual plc of the United Kingdom from 2007 to 2011. Prior to joining Old Mutual US Life, Mr. Marhoun was Vice President, Lead Group Counsel and Secretary of American Express Financial Advisors, Inc., a financial services company, from 1995 to 2006 where he oversaw the legal operations of the insurance division of American Express. He was also Of Counsel with Lord, Bissell & Brook in 2006 and an Associate with the firm at the beginning of his career. Mr. Marhoun received his J.D., cum laude, from DePaul University College of Law and is admitted to practice law in the states of Illinois, Minnesota, Wisconsin and Georgia as well as various federal courts.

Diana J. Hickert-Hill joined FGL Holdings as Chief Investor Relations Officer in November 2017. Ms. Hickert-Hill previously served as Senior Vice President, Marketing, Investor Relations, and Communications of FGL from September 2017 until CF Corp’s acquisition of FGL in November 2017. She is a seasoned executive in the insurance industry and has substantial experience in investor relations, brand strategy, marketing and communications. Prior to FGL, she served as Vice President, Investor Relations and Corporate Identity with Kemper Corporation from 2011 to 2017. Her previous positions include tenures as Vice President, Investor Relations and Vice President, Customer Experience for Genworth Financial from 2004 to 2011. She also served as Global Finance Quality Leader for GE Financial Assurance from 2001 to 2004. Ms. Hickert-Hill earned a Bachelor of Science degree in Chemical Engineering from the University of South Florida and also holds a Six Sigma Quality Leader and Master Black Belt certification with a concentration in Finance.
Wendy J.B. Young joined FGL Holdings as Chief Risk Officer in November 2017. Ms. Young previously served as Senior Vice President, Chief Risk Officer of FGL until CF Corp’s acquisition of FGL in November 2017. Ms. Young joined FGL in 2000 as Actuary. During her tenure with FGL, she was promoted to Senior Vice President and assumed increasing responsibilities, including leading the Financial Planning & Analysis area. In February 2014, Ms. Young was appointed Senior Vice President, Chief Risk Officer of FGL where she was responsible for risk management across the organization which included ERM, internal controls, and internal audit. Ms. Young has over 28 years of experience as an actuary in the insurance industry. Prior to joining FGL, Ms. Young served for 10 years at the Acacia Group, a life and annuity company holding various actuarial roles, ending as 2nd Vice President and Associate Actuary responsible for statutory reporting and projections for regulatory filings. Ms. Young began her career in Ernst & Young’s insurance practice performing auditing and consulting functions. She holds a Bachelor of Science in Insurance with a concentration in Actuarial Science from The Pennsylvania State University. Ms. Young is a Member of the American Academy of Actuaries as well as a Fellow in the Society of Actuaries.
John P. O’Shaughnessy joined F&G Re in November 2018 as its Chief Executive Officer. Mr. O’Shaughnessy previously served as FGL’s Senior Vice President, Business Development. Mr. O’Shaughnessy joined FGL in January 2009 as Vice President, Special Projects. Mr. O’Shaughnessy assumed responsibility for FGL’s asset/liability model development and product review. In April 2009, Mr. O’Shaughnessy was promoted to Vice President and Chief Insurance Risk Officer. In this expanded role, Mr. O’Shaughnessy oversaw FGL’s entire actuarial function including reinsurance relationships and product development. Two years later in April 2011, Mr. O’Shaughnessy was named Chief Actuary and Chief Risk Officer—reporting directly to the CEO. In October 2016, Mr. O’Shaughnessy was appointed to the position of Senior Vice President, Business Development. Prior to joining FGL in 2009, Mr. O’Shaughnessy served as Vice President and Actuary, Product Development at Great American Financial from 2004 to 2009. While at Great American Financial, he designed and developed a complete suite of annuity products as the company re-entered the fixed indexed annuity marketplace. This included providing risk adjusted evolution of existing and proposed products and working with several producer groups to develop proprietary products for niche markets. Prior to his position at Great American Financial, Mr. O’Shaughnessy held positions at Lincoln Financial from 2002 to 2004, Travelers in 2001, Sage from 2000 to 2001 and Nationwide Financial from 1989 to 2000. Mr. O’Shaughnessy is a Member of the American Academy of Actuaries as well as a Fellow of the Society of Actuaries. He earned his Bachelor of Science from Columbus State University and his Master of Arts (Mathematics) from the University of Louisville.
Rosanne Boehm joined FGLH as Assistant Vice President, Organization Development in 2008 and was promoted to Vice President, Human Resources in April 2011. She was promoted to Senior Vice President, Human Resources in August 2012. She is responsible for all of FGLH’s human resources and talent management strategies and initiatives. Ms. Boehm has more than 25 years of domestic and international human resources experience in the financial services, manufacturing and government services industries. Prior to joining FGLH, Ms. Boehm held human resources leadership positions with companies including Honeywell Technology Solutions, Northrop Grumman and PACE Incorporated and has experience with both large and small, union and non-union as well as multi-location organizations. Ms. Boehm holds a Bachelor of Science degree in Business Administration/Human Resources from Columbia Union College as well as a Graduate Certification in Organization Development from Johns Hopkins University. She holds an active accreditation as Senior Professional in Human Resources (SPHR) from the Human Resources Certification Institute and a Fellow—Life Management Institute (Level 1) from LOMA. Ms. Boehm is a member of the Society of Human Resources Management and the Organization Development Network, and holds a number of professional certifications in the use of various human resources assessment tools and instruments.
John D. Currier Jr. joined FGLH as Deputy Chief Actuary in May 2015 and was named Chief Actuary in October 2016. Mr. Currier has more than 25 years of experience in the insurance industry. Prior to joining FGLH, he served briefly as Chief Operating Officer and Chief Actuary of the Life Companies of Farm Bureau Financial Services. He served with Aviva USA, a provider of indexed universal life and indexed annuity products, as Executive Vice President and Chief Actuary of Aviva USA (formerly AmerUs Group) from March 2010 to June 2013, Chief Product Officer from February 2008 to February 2010, and Senior Vice President of Annuity Product Development from August 2005 to February 2010. Prior to Aviva USA, he served in a variety of product development and management positions with INF US Financial Services and Conseco, Inc. Mr. Currier began his insurance career as a consulting actuary with Beckley & Associates on a wide range of actuarial projects. Mr. Currier holds a bachelor’s degree Cum Laude from Butler University, is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.
Christopher S. Fleming joined FGLH in November 2011 as Senior Vice President, Operations and Technology. Prior to joining FGLH, he was Head of Corporate Six Sigma & Strategic Cost Management at ING North American Insurance Corporation, a $1.7 billion operating expenses and 7,000 employee retirement, investment and insurance company. Prior to his tenure at ING, Mr. Fleming served as Chief Operating Officer for ING Central Europe Insurance—a region that generated double-digit top-line growth and served eight million clients. Mr. Fleming also previously held leadership roles at General Electric and American General holding Senior Vice President and Vice President roles, respectively. Mr. Fleming earned his Bachelor of Science degree in Business Administration, majoring in Finance and Economics from The Ohio State University. Additionally, he is a Six Sigma Master Black Belt.
John A. Phelps, II is FGLH’s Senior Vice President and Chief Distribution Officer. In 2000, Mr. Phelps joined FGLH as National Life Sales Director and in 2002 was promoted to Vice President, Brokerage Life Sales. In 2003, Mr. Phelps was promoted to Vice President, Life Distribution. In 2006, Mr. Phelps was promoted to the position of Senior Vice President, Sales & Marketing, overseeing all life & annuity product development and distribution channels. In 2009, Mr. Phelps was named Chief Distribution Officer and continues to function in this role today. During his 32-year career in the industry, Mr. Phelps has served as a personal producer and general agent and has held executive sales and marketing positions with home office insurance companies as well as having served on the ACLI Life Insurance Committee, the LIMRA Distribution Leaders Round Table Committee and LIMRA Brokerage Committee. Mr. Phelps obtained his Masters of Science Management degree from The American College and holds a Bachelor of Science degree in Economics from Manchester College.
Mark Wiltse joined FGLH in January 2016 as Chief Accounting Officer. From October 2013 to December 2015, Mr. Wiltse served as Senior Vice President, Chief Financial Officer at Accordia Life and Annuity Company, an insurer offering indexed universal life insurance. From May 2011 to October 2013, he served as Business Manager to CEO at Aviva USA, an insurer offering life insurance, long-term savings products and fund management services. From November 2007 to May 2011 he served as Vice President, Financial Reporting at Aviva USA.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and any persons who beneficially own more than 10% of our ordinary shares to file with the SEC initial reports of ownership and reports of changes in ownership of our ordinary shares. Such reporting persons are also required by the SEC’s regulations to furnish us with copies of all forms they file with the SEC pursuant to Section 16(a) of the Exchange Act. Based solely on the reports received by us and on the representations of the reporting persons, we believe that the reporting persons have complied with all applicable filing requirements during the fiscal 2017.

CORPORATE GOVERNANCE
Director Independence
Our board has determined that Messrs. Abell, Baird, Massey, Sanzone, Quella and Walsh are independent directors under NYSE Rules. Under NYSE Rules, no director qualifies as independent unless our board affirmatively determines that the director has no material relationship with our company. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, our board has determined that each of the independent directors named above has no material relationship with our company, nor has any such person entered into any material transactions or arrangements with our company or its subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a relationship with our company, and is therefore independent under NYSE Rules.
Corporate Governance Guidelines and Code of Ethics and Business Conduct
Our board has adopted Corporate Governance Guidelines to assist it in the exercise of its responsibilities. These guidelines reflect our board’s commitment to monitor the effectiveness of policy and decision making both at our board and management level, with a view to enhancing shareholder value over the long term. The Corporate Governance Guidelines address, among other things, our board and board committee composition and responsibilities, director qualifications standards and selection of a chairman or co-chairmen of the board and our Chief Executive Officer.
Our board has adopted a Code of Business Conduct and Ethics that applies to directors and all of our employees, including our senior executive and financial officers, which include our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. A copy of the Code of Business Conduct and Ethics is available on our website. We will promptly disclose any future amendments to this code on our website as well as any waivers from this code for executive officers and directors. Copies of this code also are available in print from our corporate secretary upon request.
Board and Committee Meetings
The board held a total of six meetings during fiscal 2017. Other standing committees of our board consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The audit committee held four meetings during fiscal 2017. The compensation did not hold any meetings during fiscal 2017. Prior to the Business Combination, we did not have a standing nominating committee, and a majority of the independent directors recommended director nominees for selection by the board of directors. As a result, the nominating and corporate governance committee did not hold any meetings during fiscal 2017. The board and the directors recognize the importance of director attendance at board and committee meetings. Attendance at board and committee meetings was at least 75% for each director. The company does not have a formal policy regarding the attendance of directors at annual general meetings, but we strongly encourage all of our directors to attend. All of our directors attended the extraordinary general meeting in lieu of annual general meeting on August 8, 2017.
Meetings of Independent Directors
We generally hold executive sessions at each board and committee meeting. The co-executive chairmen of the board preside over executive sessions of the entire board and the chairman of each committee presides over the executive session of that committee.

Board Structure and Risk Oversight
Messrs. Chu and Foley each serve as a Co-Chairman of our board of directors and Mr. Littlefield serves as our Chief Executive Officer. The board has no policy with respect to the separation of the offices of chairman and Chief Executive Officer. The board believes it is important to retain the flexibility to allocate the responsibilities of the offices of the chairman and Chief Executive Officer in any way that is in the best interests of our company at a given point in time. Our board believes that we benefit from this structure and, based upon extensive experience of each such individual, Messrs. Chu’s and Foley’s continuation as our Co-Chairmen and Mr. Littlefield’s continuation as our Chief Executive Officer is in the best interests of our shareholders.
Our management is responsible for understanding and managing the risks that we face in our business, and our board is responsible for overseeing management’s overall approach to risk management. Our board also is assisted by our nominating and corporate governance committee with, among other things, its oversight of risk. Our board receives reports on the operations of our businesses from members of management of our company and its subsidiaries as appropriate and discusses related risks. Our board also fulfills its oversight role through the operations of our nominating and corporate governance committee, audit committee and compensation committee. As appropriate, these committees of our board provide periodic reports to our board on their activities. Our audit committee is responsible for oversight of corporate finance and financial reporting related risks, including those related to our accounting, auditing and financial reporting practices. Our compensation committee is responsible for the oversight of our compensation policies and practices, including conducting annual risk assessments of our compensation policies and practices. Our nominating and corporate governance committee is responsible for assisting our board with the oversight of risks and reviewing and making recommendations to our board regarding our overall corporate governance, including board and committee composition, board nominees, size and structure and director independence, our corporate governance profile and ratings, and our political participation and contributions.
Governance Documents Availability
We have posted our Corporate Governance Guidelines, Code of Business Conduct and Ethics, audit committee charter, compensation committee charter and nominating and corporate governance committee charter on our website under the heading “Corporate Governance” at investors.fglife.bm. We intend to disclose any amendments to, and, if applicable, any waivers of, these governance documents on that section of our website. These governance documents are also available in print without charge to any shareholder of record that makes a written request to our company. Inquiries should be directed to the Investor Relations Department at FGL Holdings, Sterling House, 16 Wesley Street, Hamilton HM CX, Bermuda.

INFORMATION ABOUT COMMITTEES OF OUR BOARD

Our board maintains an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below.
Audit Committee
Our audit committee is responsible for, among other things, assisting our board of directors in overseeing and reviewing our accounting and financial reporting and other internal control processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting, and the performance of our internal audit function and independent registered public accounting firm. Our audit committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal and regulatory requirements. Our audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.
The members of our audit committee are Messrs. Abell, Baird and Walsh. Upon consummation of the Business Combination on November 30, 2017, our board of directors appointed Messrs. Abell, Baird and Walsh to serve on the audit committee. Messrs. Massey, Quella and Chu served as members of our audit committee until November 30, 2017. Mr. Walsh serves as chairman of the audit committee. All members of the audit committee are independent within the meaning of the federal securities laws and the meaning of the NYSE Rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE, and our board has determined that Mr. Walsh is an “audit committee financial expert,” as that term is defined by the applicable rules of the SEC. Our board of directors has approved a written charter under which the audit committee operates. A copy of the charter is available without charge on our website.
Compensation Committee
The compensation committee is responsible for, among other things, reviewing and approving the compensation and benefits of our CEO, other executive officers and directors, administering our employee benefit plans, authorizing and ratifying stock option grants and other incentive arrangements, authorizing employment and related agreements, and reviewing and approving the “Compensation Discussion and Analysis” and other disclosures regarding executive compensation in the company's proxy statement or annual report.
The members of our compensation committee are Messrs. Abell, Massey and Quella. Upon consummation of the Business Combination on November 30, 2017, our board of directors appointed Messrs. Abell, Massey and Quella to serve on the compensation committee. Messrs. Massey and Quella served as members of our compensation committee prior to November 30, 2017. Mr. Abell serves as chairman of the compensation committee. All members of the compensation committee are independent within the meaning of the federal securities laws and the meaning of the NYSE Rules. Our board of directors has approved a written charter under which the compensation committee operates. A copy of the charter is available without charge on our website.
In fulfilling its duties and responsibilities, the compensation committee may retain independent consultants, and confer with any officer or employee of the company. The compensation committee has the authority to delegate any of its responsibilities to sub-committees as the compensation committee may deem appropriate, provided that the sub-committees are composed entirely of directors satisfying the independence standards then applicable to the compensation committee generally. The compensation committee has the authority to delegate responsibilities regarding some activities that are below certain thresholds to management, provided that no member of management is delegated authority of his or her own compensation.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is responsible for, among other things, identifying and recommending candidates to the board of directors for election to our board of directors, reviewing the composition of the board of directors and its committees, developing and recommending to the board of directors the criteria for evaluating director candidates, overseeing board of directors evaluations, and recommending director compensation to our compensation committee.
The members of our nominating and corporate governance committee are Messrs. Baird, Massey and Quella. Upon consummation of the Business Combination on November 30, 2017, our board of directors appointed Messrs. Baird, Massey and Quella to serve on the nominating and corporate governance committee. Prior to the Business Combination, we did not have a standing nominating committee, and a majority of the independent directors recommended director nominees for selection by the board of directors. Mr. Quella serves as chairman of the nominating and corporate governance committee. All members of the nominating and corporate governance committee are independent within the meaning of the federal securities laws and the meaning of the NYSE Rules. Our board has approved a written charter under which the nominating and corporate governance committee operates. A copy of the charter is available without change on our website.
Our nominating and corporate governance committee may use a variety of means to identify nominees. The committee has the authority to hire consultants and search firms for the purpose of identifying candidates. The board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Individuals will be considered for nomination to the board based on their business and professional experience, judgment, diversity, age, skills and background. In selecting candidates, the nominating and governance committee and board take diversity into account, seeking to ensure a representation of a broad spectrum of experience and expertise, although the company does not prescribe specific standards for diversity. Pursuant to our Corporate Governance Guidelines adopted in November 2017, individuals over the age of 72 will generally not stand for election or re-election to the board.
The committee will consider candidates recommended by shareholders in the same manner that it considers candidates identified through other sources. The name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating shareholder’s ownership of company stock must be sent in care of the corporate secretary to the following address: Sterling House, 16 Wesley Street, Hamilton HM CX, Bermuda. In addition, a shareholder who wishes to nominate persons for election as directors must follow the procedures described in our charter. Please see the additional information in the section captioned “Shareholder Proposals.”
On November 20, 2017, the company entered into a nominating and voting agreement (the “Nominating and Voting Agreement”) with Messrs. Foley and Chu, and BTO (the “Nominating Parties”). The Nominating and Voting Agreement is intended to preserve continuity of leadership of the founding sponsors and lead investor to preserve the FGL investment thesis and long term perspective upon which the company was founded. Pursuant to the Nominating and Voting Agreement, if the Nominating Parties and their respective affiliates own, in the aggregate, directly or indirectly, at least 20% of the issued and outstanding ordinary shares, the Nominating Parties will have the right to designate one director nominee for election at each general meeting of the company. If the Nominating Parties and their respective affiliates own, in the aggregate, directly or indirectly, at least 12% but less than 20% of the issued and outstanding ordinary shares (the “Two Director Range”), the Nominating Parties will have the right to designate one director nominee for each of the two director classes (the “Two Director Classes”) to be voted on at the two general meetings of the company immediately after the aggregate ownership of ordinary shares comes within the Two Director Range and for each subsequent meeting at which one of the Two Director Classes is to be voted on by the shareholders, provided that such aggregate ownership remains within the Two Director Range at the time of each such nomination. If the Nominating Parties and their respective affiliates own, in the aggregate, directly or indirectly, at least 5% but less than 12% of the issued and outstanding ordinary shares (the “One Director Range”), the Nominating Parties will have the right to designate one director nominee for the class of directors (the “One Director Class”) to be voted on at the general meeting of the company immediately after the aggregate ownership of ordinary shares comes within the One Director Range and for each subsequent meeting at which the One Director Class is to be voted on by the shareholders, provided that such aggregate ownership remains within the One Director Range at the time of each such nomination. Director nominees selected under the Nominating and Voting Agreement will be selected by the vote of any two of Mr. Chu, Mr. Foley and BTO. In addition, pursuant to the Nominating and Voting Agreement, each of Mr. Foley, Mr. Chu and BTO agreed to vote for each director so nominated.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.
Our audit committee operates under, and has the responsibility and authority set forth in, the written charter adopted by our board of directors, which can be viewed on our website, www.fglife.bm under “Corporate Governance.”
Our audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our audit committee charter adopted by our board incorporates requirements mandated by Sarbanes-Oxley Act of 2002 and NYSE Rules. As described above, all members of our audit committee are independent as defined by SEC rules and NYSE Rules. At least one member of our audit committee is an “audit committee financial expert” as defined by SEC rules.
Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, KPMG, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for auditing the company’s internal control over financial reporting and issuing their reports thereon. Our audit committee’s responsibility is to monitor and oversee these processes.
The audit committee has reviewed and discussed with management and the independent registered public accounting firm FGL Holdings’ audited financial statements for the year ended December 31, 2017. The audit committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, “Communications with audit committees” issued by the Public Company Accounting Oversight Board (“PCAOB”). The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Our audit committee has concluded that KPMG’s provision of audit and non-audit services to our company and its affiliates is compatible with KPMG’s independence.
Based on the foregoing, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The audit committee also appointed KPMG as our independent registered public accounting firm for fiscal 2018.

AUDIT COMMITTEE

/s/ Keith W. Abell
/s/ Patrick S. Baird
/s/ Timothy M. Walsh

CHANGES IN THE COMPANY'S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

On November 29, 2017, in connection with the Closing, WithumSmith+Brown, PC (“Withum”) resigned as the company’s independent registered public accounting firm, effective as of the closing date of the Business Combination. The report of Withum on the company’s financial statements for the period from February 26, 2016 (date of inception) to December 31, 2016 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.
During the period from February 26, 2016 (date of inception) to December 31, 2016, and in the subsequent interim period through November 29, 2017, (i) there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between CF Corp. or the company and Withum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Withum, would have caused Withum to make reference to the subject matter of the disagreement in its reports and (ii) there were no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.
The company provided Withum with a copy of the disclosures set forth above and requested that Withum furnish the company with a letter addressed to the SEC stating whether it agrees with the above statements. A copy of Withum’s letter, dated December 1, 2017, is filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on December 1, 2017.
On November 29, 2017, the Audit Committee engaged KPMG LLP (“KPMG”) as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Prior to the completion of the Business Combination, KPMG served as the auditor of FGL since its initial public offering.
During the year ended December 31, 2016, and the subsequent interim period through November 29, 2017, neither the company nor anyone on its behalf consulted with KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company’s financial statements, and neither a written report nor oral advice was provided to the company that KPMG concluded was an important factor considered by the company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

PRINCIPAL ACCOUNTANT FEES AND SERVICES
In accordance with Sarbanes-Oxley, our audit committee charter provides that our audit committee has the sole authority and responsibility to pre-approve all audit services, audit-related tax services and other permitted services to be performed for our company by our independent registered public accounting firm and the related fees. Pursuant to its charter and in compliance with rules of the SEC and the PCAOB, our audit committee has established a pre-approval policy and procedures that require the pre-approval of all services to be performed by our independent registered public accounting firm. The independent registered public accounting firm may be considered for other services not specifically approved as audit services or audit-related services and tax services so long as the services are not prohibited by SEC or PCAOB rules and would not otherwise impair the independence of our independent registered public accounting firm.
The table below sets forth the professional fees billed or expected to be billed to our company by KPMG for professional services rendered during fiscal 2017 and by Withum for professional services rendered during fiscal 2016.

	Fiscal 2017	Fiscal 2016
Audit fees	$ 4,395,000	$148,000
Audit-related fees	2,350,000	-
Tax fees	365,410	-
All other fees	14,000	-
Total fees	$7,124,410	$148,000

•
Audit Fees are fees for professional services for the audit of the consolidated financial statements included in Form 10-K and the review of the consolidated financial statements included in Form 10-Qs or services that are provided in connection with statutory and regulatory filings or engagements, such as statutory audits required for certain U.S. and foreign subsidiaries. These fees also include services provided in connection with review of registration statements, comfort letters and consents.

•
Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the consolidated financial statements. These fees include services for due diligence prior to the acquisition of FGL.

•	Tax Fees are fees for tax compliance, tax advice and tax planning.
•    All Other Fees are fees, if any, for any services not included in the first three categories.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This compensation discussion and analysis provides an overview and analysis of our executive compensation program, including a discussion of our compensation philosophy. The discussion below is intended to help provide an understanding of the detailed information in the compensation tables and related narrative disclosure below. We discuss the material elements of our compensation program and the material factors considered by the compensation committee in making compensation decisions. Prior to the Business Combination, none of CF Corp.’s executive officers or directors received any cash compensation for services rendered to us. Following the Business Combination certain officers of FGL were appointed as executive officers of our company. In addition, we deem certain employees of our subsidiaries to be our executive officers. See “Executive Officers” above. The following table identifies our named executive officers (“NEOs”) as of December 31, 2017, as defined by SEC regulations:

Officer	Position
Christopher J. Littlefield	President, Chief Executive Officer and Director
Dennis R. Vigneau	Chief Financial Officer
Eric L. Marhoun	General Counsel and Secretary
Rosanne Boehm	Senior Vice President, Human Resources of FGLH
Christopher S. Fleming	Senior Vice President, Operations and Technology of FGLH
Chinh E. Chu(1)	Co-Chairman and former principal executive officer
William P. Foley, II(1)	Co-Chairman and former principal executive officer
Douglas B. Newton(2)	Former Chief Financial Officer
(1) Messrs. Chu and Foley served as principal executive officers of CF Corp. prior to the Business Combination.

(2) Mr. Newton served as principal financial officer of CF Corp. prior to the Business Combination.
Messrs. Chu, Foley and Newton did not receive compensation for services rendered to CF Corp. in their capacity as officers prior to the Business Combination and for the period from the Business Combination to December 31, 2017. Therefore, this compensation discussion and analysis focuses on the compensation of our NEOs that served as officers of FGL.
Philosophy and Objectives
Following the Business Combination, none of FGL’s short-term or long-term incentive awards remained outstanding. To provide for compensation programs going forward, we adopted the FGL Holdings 2017 Omnibus Incentive Plan, under which we may grant options, restricted stock, restricted stock units, stock appreciation rights, unrestricted stock, performance awards, dividend equivalents and cash awards.
Our compensation programs are based on the following objectives:

•	Attract and retain highly qualified executives and employees;

•	Align our incentives with shareholder interests;

•	Drive performance and results; and

•	Support our culture.
To meet these objectives, our compensation programs include:

•	Base salary;

•	Short-term cash incentives;

•	Long-term equity incentives;

•	Opportunities for career development; and

•	Competitive benefits.
Market and industry practices are taken into account when developing compensation programs. Third-party market industry surveys and compensation data from other public companies are utilized when reviewing compensation. We consider our peer group to be companies in our industry that are similar in size to us, that have business models similar to ours and that compete with us for customers, labor and capital.
Our goal is to align total compensation to the competitive market within our peer group while being mindful of internal equity. Salaries are reviewed annually in a process correlated to our performance management program and a competitive base salary market review. Incentives are the primary motivators to achieve business goals and strong business or individual performance can result in above-market incentives.
Process
Our Compensation Committee. Our compensation committee is responsible for reviewing and approving the compensation and benefits strategy for our employees, including our NEOs, authorizing and ratifying equity grants and other incentive arrangements, and authorizing employment and related agreements. The compensation committee has the full authority of the board of directors to make compensation decisions relating to our NEOs.
Role of Executive Officers. Although our compensation committee has the authority to make final decisions with respect to executive compensation, FGL’s Senior Vice President, Human Resources in partnership with our Chief Executive Officer, drive the design and implementation of all executive compensation programs. The goal is to ensure that the design of our compensation programs supports our overall strategy. Except for his own compensation, the Chief Executive Officer has final management-level review of any compensation program or individual element of compensation for our NEOs before they are reviewed by the compensation committee. The Chief Executive Officer and our other NEOs do not participate in discussions regarding their own compensation.
Review and Assessment of 2017 Compensation Policies. Prior to establishing FGL’s executive compensation program for FGL’s fiscal 2017, FGL’s compensation committee and management reviewed FGL’s executive compensation policies and practices. The compensation committee also conducted on-going assessments of FGL’s compensation structure. The committee retained Fred W. Cook & Co. (“Cook”) to serve as FGL’s executive compensation consultant and to assist and advise the compensation committee in connection with executive compensation policies and practices. Cook reviewed the structure and mechanics of the various components of FGL’s executive compensation programs and practices. In order to obtain a complete view of the competitive market for talent, Cook considered data from publicly available peer company proxy statements, and, as a secondary view of the market, considered data from published survey sources, which includes industry peers from privately held and publicly traded organizations. In particular, Cook analyzed two key elements: pay magnitude and pay practices. Pay magnitude relates to overall base pay delivery, base salaries, annual and long-term incentive targets and payouts. Pay practices is the assessment of the design attributes of other organizations’ incentive plans that provide perspectives on performance measurement, the mix of long-term incentive vehicles, vesting and shareholding requirements.
Cook completed an assessment indicating that the current compensation structure is sound and well-balanced, and demonstrated alignment between company performance and executive compensation.
Survey Comparison Data. In order to provide peer comparison data, Cook utilizes survey data from multiple sources. The primary survey source is LOMA. A secondary source of a broad-based financial services industry survey was used where appropriate matches were not found for specific roles in the LOMA data. Cook utilizes a comparison of peer data of same or similar size assets under management in the category of $4 billion to $10 billion in assets. There were 22 companies that participated in the LOMA survey:

•	American Family Insurance

•	Modern Woodmen of America

•	Ameritas Life Insurance Corp.

•	Mutual of Omaha

•	CNO Financial Group, Inc.

•	National Life Group

•	COUNTRY Financial

•	Ohio National Financial Services

•	CUNA Mutual Group

•	OneAmerica Financial Partners

•	Delaware Life

•	Phoenix Companies

•	Erie Insurance Group

•	Southern Farm Bureau Life Insurance Company

•	FBL Financial Group, Inc.

•	Symetra

•	Fidelity & Guaranty Life

•	The Standard (StanCorp Financial Group)

•	Foresters Financial

•	Woodmen of the World Life

•	Hannover Life Reassurance Co. of America

•	Zurich North America

Elements of FGL’s 2017 Executive Compensation Program
Prior to the Business Combination, FGL’s executive officers received salaries and participated in FGL’s short-term and long-term incentive plans. For fiscal 2017, the compensation program for FGL consisted of the following key elements:

•	Base salary;

•	Short-term incentive compensation;

•	Long-term incentive compensation; and

•	Benefits and perquisites.
Set forth below is a discussion of each element of compensation, the rationale for each element, and how each element fits into our overall compensation philosophy.
Base Salary. FGL provided a base salary to compensate its executives for their services rendered on a day-to-day basis during the year. Base salaries were set to attract and retain executives with qualities necessary to ensure our short-term and long-term financial success. Base salary levels were set to be competitive with the salaries of executives in similar positions with similar responsibilities at comparable companies. The determination of an executive’s base salary was based on market compensation rates and individual factors, including personal performance and contribution, experience in the role, scope of responsibility and overall impact on the business. Base salaries were reviewed annually and adjusted when necessary to reflect market conditions as well as individual roles and performance.

The table below shows base salaries for fiscal 2017.

Name	Fiscal 2017 Base Salary
Christopher J. Littlefield	$800,000
Eric L. Marhoun	350,000
Dennis R. Vigneau	440,000
Rosanne Boehm	275,000
Christopher S. Fleming	300,000

Short-Term Incentives. In order to promote its “pay for performance” culture, FGL paid annual cash incentives to its executives for achieving performance targets that support corporate goals. FGL’s Chief Executive Officer and executive team developed an annual business plan that included objectives to drive short- and long-term business performance. The compensation committee reviewed these objectives and established performance targets. Performance against plan objectives were reviewed and approved by the compensation committee to establish the bonus pool for each performance period. Short-term incentive payouts required that minimum targets be satisfied and allowed for recognition of individual performance and contribution toward those goals.
Prior to the Business Combination, FGL’s short-term incentives consisted of the Employee Incentive Compensation Plan (the “EICP”) and the 162(m) Plan. The EICP allowed for an annual cash-based bonus awards not intended to qualify as “performance-based compensation” under Section 162(m). The 162(m) Plan allowed for cash awards intended to qualify as performance-based compensation. The programs were created to attract and retain the best available executive officers to be responsible for the management, growth, and success of the FGL’s business and to provide an incentive for such individuals to exert their best efforts on behalf of FGL and its shareholders.
EICP
For FGL’s fiscal 2017 and three-month period ended December 2017, the EICP included a corporate performance component and an individual performance component, each weighted at 50%. The corporate performance component of the EICP included the following metrics:

2017 Objectives	Weighting
Achieve our financial plan	60%
Corporate Initiatives, consisting of:	40%
   Protect and grow our core business by executing on our acquisition and leveraging our capabilities for additional distribution
   Enhance the FGL experience through digital strategies
   Strengthen our foundation by executing on third-party administration strategy and improving infrastructure and disaster recovery capabilities

Weighting Total	100%

FGL’s compensation committee approved the percentage of base salary paid for performance at the target levels depicted below. If a minimum performance measure were satisfied, depending on actual performance, bonus payments under the EICP could range from 50% to 150% of target. As a result of the corporate performance against FGL’s goals for fiscal 2017, the bonus pool for determining individual executive incentive awards was 140.2% of target. The awards were paid in December 2017.

Name	2017 Target Bonus (% of Base Salary Earnings)	Fiscal 2017 Actual Bonus Earned (% of Base Salary Earnings)	Three Months Ended December 31, 2017 Actual Bonus Earned (% of Base Salary Earnings)
Christopher J. Littlefield(1)	N/A	N/A	100%
Eric L. Marhoun(1)	N/A	N/A	50%
Dennis R. Vigneau	60%	114%	101%
Rosanne Boehm	40%	58%	68%
Christopher S. Fleming	40%	56%	40%
_______________________________
(1) Messrs. Littlefield and Marhoun are participants in our 162(m) Plan.

162(m) Plan
FGL’s compensation committee, in its sole discretion, was authorized to select the officers (including officers who are directors) that participated in the 162(m) Plan, to establish the performance goals, and to determine the amounts of incentive compensation bonus payable to any participant. Awards were paid to a participant as a result of the satisfaction of performance goals in each performance period. Prior to each performance period, FGL’s compensation committee established performance goals for each participant and the payout formula for determining the award payable upon the attainment of the performance goals. At the time the performance goals were approved by the compensation committee, their outcome must have been substantially uncertain. Neither the performance goals nor the payout formula could be changed following their establishment, except to the extent permitted by the requirements for qualified performance-based compensation under Section 162(m).

The performance goals for fiscal 2017 approved by FGL’s compensation committee included the following measures:

•	Sales

•	New business internal rate of return

•	GAAP after-tax adjusted operating income

•	Risk-based capital

For fiscal 2017, the target percentages of base salary to be paid for performance were as follows:

Name	2017 Target Bonus (% of Base Salary Earnings)	Actual Bonus Earned (% of Base Salary Earnings)
Christopher J. Littlefield	150%	140%
Eric L. Marhoun	75%	60%
Dennis R. Vigneau(1)	N/A	N/A
Rosanne Boehm(1)	N/A	N/A
Christopher S. Fleming(1)	N/A	N/A
_______________________________
(1) Mr. Vigneau, Ms. Boehm and Mr. Fleming are not Covered Employees for Section 162(m) purposes and did not participate in the 162(m) Plan.

FGL’s compensation committee approved the performance of the 162(m) Plan metrics at 133.6%. Incentive payments under the 162(m) Plan were made in December 2017.

Long-Term Incentives. We believe that equity-based awards link compensation levels with performance results and ensure sustained alignment with shareholder interests. Additionally, we believe equity awards provide an important retention tool, because the awards are subject to multi-year vesting. In furtherance of these objectives, we adopted the FGL Holdings 2017 Omnibus Incentive Plan, under which we may grant awards in the future.
Prior to the Business Combination, FGL granted equity-based awards, including stock options, restricted stock and performance restricted stock units (“Performance RSUs”) to its executives and other employees under various compensation plans. FGL’s target long-term incentive awards were based on a percentage of base salary as well as the number of options or shares offered to be granted. This target was based on the executive’s position and level in the organization as follows:

Position Title	Long-Term Incentive Award (% of Base Salary)
Chief Executive Officer	100%
Executive Vice President	70%
Senior Vice President	70%
Options and Restricted Shares
For fiscal 2016 and 2017, FGL did not approve grants of options and restricted shares, except for Mr. Littlefield, in light of the restrictions contained in the Anbang Merger Agreement. The Anbang Merger Agreement was terminated on April 17, 2017. For fiscal 2016, FGL’s compensation committee approved grants to Mr. Littlefield of 26,406 shares of restricted stock and 118,809 stock options. These awards were scheduled to vest in three equal annual installments on December 1, 2016, 2017 and 2018, subject to continued employment through such dates. For fiscal 2017, FGL’s compensation committee also approved grants to Mr. Littlefield of 29,121 shares of restricted stock and 46,692 stock options. On May 24, 2017, we entered into the Merger Agreement with FGL, which included restrictions regarding granting of equity awards to FGL’s employees other than Mr. Littlefield.
Performance RSUs
In April 2017, FGL’s compensation committee approved a grant of Performance RSUs to its executive officers. FGL granted the Performance RSUs to further incentivize its executive officers to increase shareholder value and to align the compensation of our NEOs with the long term growth and profitability of the company. The agreements governing the Performance RSUs covered a performance period of October 1, 2016 through September 30, 2019 and contained performance metrics, including a minimum threshold target, and stretch goals and maximum earnings for two key metrics, GAAP after-tax annual operating income and adjusted book value per share. The payout percentage for reaching these achievement levels were as follows:

Achievement Level Against Target	Payout Percentage
Minimum	70%
Target	100%
Maximum	200%

The number of Performance RSUs granted to our NEOs in fiscal 2017 were:

Name	Performance RSUs Granted
Christopher J. Littlefield	75,630
Dennis R. Vigneau	58,824
Eric L. Marhoun	42,018
Rosanne Boehm	42,018
Christopher S. Fleming	42,018

Pursuant to the terms of the Merger Agreement, each of these Performance RSUs became fully vested and automatically converted into the right to receive cash. Payments were based on the number of Performance RSUs at the actual performance level for fiscal 2017 and at the target level for fiscal 2018 and 2019, multiplied by the Merger Consideration of $31.10. The actual performance approved for fiscal 2017 was 200%, and the target level for fiscal 2018 and 2019 was 100%.

Fiscal Year	Percentage of Credited Performance RSUs based on Annual Operating Income	Percentage of Credited Performance RSUs based on ROE	Percentage of Credited Performance RSUs Each Year
2017	50%	50%	33 1/3%
2018	50%	50%	33 1/3%
2019	50%	50%	33 1/3%

Our NEOs received the following payments in December 2017 for these Performance RSUs:

Name	Performance RSUs Granted	Number of Performance RSUs Earned	Cash Settlement
Christopher J. Littlefield	75,630	100,840	$3,136,124
Dennis R. Vigneau	58,824	78,432	2,439,235
Eric L. Marhoun	42,018	56,024	1,742,346
Rosanne Boehm	42,018	56,024	1,587,377
Christopher S. Fleming	42,018	56,024	1,742,346

The prior grants of Performance RSUs, made in fiscal 2014 and 2015, were fully vested and settled in cash on November 18, 2016. Following the end of the performance periods on September 30, 2016, the performance measures were evaluated by the independent sub-committee of FGL’s compensation committee. The sub-committee determined the extent to which the performance measures were met, and the number of Performance RSUs earned and vested. Performance RSUs were not deemed to have been earned until the sub-committee completed its determination and certified that the performance measures had been attained.
With respect to Mr. Littlefield’s Performance RSUs, for each of the two years in the performance period, the number of Performance RSUs as of the grant date was multiplied by 50%, multiplied by the applicable percentage based on attained annual operating income and ROE, which was credited to Mr. Littlefield’s account. At the end of the two-year performance period, the number of Performance RSUs in Mr. Littlefield’s account were adjusted so that the total number of Performance RSUs were determined as the sum of the following:

Fiscal Year	Percentage of Credited Performance RSUs based on Annual Operating Income	Percentage of Credited Performance RSUs based on ROE	Percentage of Credited Performance RSUs Each Year
2015	50%	50%	50%
2016	50%	50%	50%

With respect to the Performance RSUs of our other NEOs, for each of the three years in the performance period, the number of Performance RSUs as of the grant date was multiplied by 33 1/3%, multiplied by the applicable percentage based on attained annual operating income and ROE, which were credited to each NEO’s account. At the end of the three-year performance period, the number of Performance RSUs in each NEO’s account were adjusted so that the total number of Performance RSUs were determined as the sum of the following:

Fiscal Year	Percentage of Credited Performance RSUs based on Annual Operating Income	Percentage of Credited Performance RSUs based on ROE	Percentage of Credited Performance RSUs Each Year
2014	50%	50%	33 1/3%
2015	50%	50%	33 1/3%
2016	50%	50%	33 1/3%

FGL’s independent sub-committee approved the following achievement against target for the following performance periods:

Fiscal Year	Annual Operating Income Percentage Achieved	Return on Equity (ROE) Percentage Achieved	Total Combined
2014	87.1%	162.1%	124.6%
2015	118.0%	100.0%	109.0%
2016	160.0%	132.0%	146.0%

Based on FGL’s performance over the applicable periods ending September 30, 2016, and the target opportunity granted, our NEOs earned the following:

Name	Performance RSUs Granted	Number of Performance RSUs Earned	Cash Settlement
Christopher J. Littlefield	32,036	40,846	$951,712
Dennis R. Vigneau	72,150	91,294	2,127,150
Eric L. Marhoun	72,150	91,294	2,127,150
Rosanne Boehm	N/A	N/A	N/A
Christopher S. Fleming	N/A	N/A	N/A

2017 Incentive Awards. FGL entered into incentive award letters with Mr. Vigneau, Mr. Marhoun, Ms. Boehm and Mr. Fleming dated February 1, 2017. The incentive award letters provide for the grant of a cash award in lieu of the December 2015 and December 2016 ordinary course discretionary long-term equity incentive awards that FGL was not permitted to make to its executive officers under the terms of the Anbang Merger Agreement. The 2017 incentive awards were granted in recognition of the continued commitment and contributions of FGL’s executives during this period. These incentive awards vest in installments on December 1, 2017, December 3, 2018 and December 2, 2019, subject to the executive’s continued employment through the applicable vesting date. They will also vest in full if the executive’s employment is terminated by FGL without “cause” prior to December 2, 2019 or if the executive’s position is eliminated and the executive is not offered “comparable employment” before the first anniversary of the completion of the Business Combination.
The amount of each incentive award installment is set forth in the following table:

Name	December 2017	December 2018	December 2019	Total
Dennis R. Vigneau	146,667	146,667	73,333	366,667
Eric L. Marhoun	116,667	116,667	58,333	291,667
Rosanne Boehm	73,333	73,333	36,667	183,333
Christopher S. Fleming	80,000	80,000	40,000	200,000

Transaction Incentive Awards. On April 17, 2017, FGL entered into transaction bonus award letters with certain of its executive officers in recognition of their contributions toward the closing of a change in control transaction. The transaction bonus award letters provided that if the executive remained employed through the completion of a change in control transaction, he or she would receive a lump sum cash transaction bonus payable within 30 days following the completion of the transaction. The bonus would not be paid if the executive’s employment terminated for any reason prior to the completion of a transaction. As a result of the Business Combination, we paid transaction incentive awards to our NEOs as set forth in the following table:

Name	Transaction Incentive Award
Christopher J. Littlefield	$800,000
Dennis R. Vigneau	300,000
Eric L. Marhoun	110,000
Christopher S. Fleming	45,000
Retention Awards
On April 20, 2017, FGL entered into retention award letters with Mr. Vigneau, Mr. Marhoun, Ms. Boehm and Mr. Fleming. The retention award letters provide that if a change in control transaction occurred on or before December 31, 2017 and the NEO remains employed through the first anniversary of the completion of the transaction, then the NEO will receive a lump sum cash retention payment in an amount equal to a specified percentage of the NEO’s annual base salary as in effect on April 20, 2017. The retention bonus will also become payable to the NEO upon a termination of the NEO’s employment by us without “cause” prior to the first anniversary of the completion of a transaction or if the NEO’s position is eliminated and the NEO is not offered “comparable employment” before the first anniversary of the completion of a transaction.
The amount of each retention award is set forth in the following table:

Name	Retention Award
Dennis R. Vigneau	440,000
Eric L. Marhoun	350,000
Rosanne Boehm	275,000
Christopher S. Fleming	300,000

Discretionary Cash Award. In lieu of a retention award, Mr. Littlefield received a discretionary cash award of $1 million on December 15, 2017, following the completion of the Business Combination, in recognition of Mr. Littlefield’s contributions to completing the transaction.
Benefits and Perquisites. Our executives are eligible to participate in our tax-qualified 401(k) defined contribution plan and our health and welfare plans on the same basis as our other salaried employees. Our executives also participate in a limited number of perquisite programs.
401(k) Plan. Under the 401(k) Plan, our company will match 100% of a participant’s contributions up to five percent of compensation, subject to the limits specified in the Internal Revenue Code (the “Code”). The employer match vests immediately. The 401(k) plan also allows for annual discretionary profit sharing contributions, which historically have been two percent of earnings, subject to limits under the Code. Any profit sharing contributions are immediately vested.
Nonqualified Deferred Compensation Arrangements. We permit our executives to defer on an elective basis a specified portion of their base salaries and performance-based bonus compensation, if any. See the narrative description following the table entitled “Nonqualified Deferred Compensation” below for more information surrounding the terms of the nonqualified deferred compensation plan.
Health and Welfare Benefits. We also offer a package of insurance benefits to all salaried employees, including our executives, including health, vision and dental insurance, basic life insurance, accidental death and dismemberment insurance and short- and long-term disability insurance.
Limited Executive Perquisites. All of our executives are eligible to participate in the Executive Life Insurance Plan. Under this plan, the beneficiary of a participant who dies while employed by us is entitled to a lump sum payment equal to three times his or her annual base salary at the time of hire. Our executives are also offered physical examinations at our cost once biannually. The value of these executive perquisites is reflected in the “All Other Compensation” column of the Summary Compensation Table below.
We maintain no defined benefit pension plans or retiree medical plans.
Employment Agreements
We believe that having employment agreements with our NEOs is beneficial to us because they provide retentive value, subject the executives to key restrictive covenants, and generally provides us with a competitive advantage in the recruiting process over companies that do not offer employment agreements. In October 2014, FGL entered into an employment agreement with Mr. Littlefield, and, in connection with Mr. Littlefield’s assumption of the role of Chief Executive Officer, FGL amended and restated his employment agreement in May 2015. In November 2013, FGL entered into a new employment agreement with Mr. Marhoun. In January 2014, FGL entered into an employment agreement with Mr. Vigneau. These employment agreements include the specific terms set forth in greater detail below in “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Impact of Tax Considerations
Section 162(m) imposed a $1 million limit on the deduction that a company may claim in any tax year with respect to compensation paid to any “covered employee.” Until 2018, certain types of performance-based compensation were generally exempted from the $1 million limit. Such performance-based compensation included income from stock options, performance-based restricted stock, and certain formula-driven compensation that met the requirements of Section 162(m). One of the factors that FGL considered in structuring the compensation for its executives was the deductibility of such compensation under Section 162(m), to the extent applicable. However, this was not the driving or most influential factor. FGL’s compensation committee approved non-deductible compensation arrangements after taking into account several factors, including FGL’s ability to utilize deductions based on projected taxable income.
Relationship of Compensation Policies and Practices to Risk Management
We believe that our compensation policies and practices are designed to promote a strong risk management culture. We have reviewed our compensation programs and employee policies and practices and have determined that they do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on the company.

Compensation Committee Report
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.
Our compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this report with our management. Based on such review and discussions, the committee recommended to our board that the “Compensation Discussion and Analysis” be included in this proxy statement and, thereby, in our Annual Report on Form 10-K filed with the SEC for fiscal 2017.

COMPENSATION COMMITTEE

/s/ Keith W. Abell
/s/ Richard M. Massey
/s/ James A. Quella

Summary Compensation Table
The following table summarizes the total compensation paid to our NEOs for FGL’s fiscal years ended September 30, 2016 and 2017, and for the three month transition period ended December 31, 2017 (“TP 2017”).

Name	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Christopher J. Littlefield	TP 2017	215,385	1,800,000	-	-	215,385	-	5,654	2,236,424
President, Chief Executive Officer and Director	FY 2017	800,000	-	2,771,145	119,998	1,121,600	-	23,801	4,836,544
	FY 2016	800,000	-	679,955	119,997	1,200,000	-	20,776	2,820,728
Dennis R. Vigneau	TP 2017	118,462	446,667	-	-	120,000	-	10,337	695,465
Chief Financial Officer	FY 2017	440,000	73,333	1,626,484	-	500,000	-	24,508	2,664,325
	FY 2016	440,000	-	-	-	330,000	-	24,838	794,838
Eric L. Marhoun	TP 2017	94,231	226,667	-	-	47,115	-	10,635	378,648
General Counsel and Secretary	FY 2017	350,000	58,333	1,161,798	-	210,175	-	26,197	1,806,503
	FY 2016	350,000	-	-	-	215,338	-	30,646	595,984
Rosanne Boehm	TP 2017	74,039	573,333	-	-	50,000	-	14,908	712,280
Senior Vice President, Human Resources of FGLH	FY 2017	275,000	36,667	1,161,798	-	159,610	-	18,451	1,651,526
	FY 2016	275,000	-	-	-	165,000	-	21,620	461,620
Christopher S. Fleming	TP 2017	80,769	625,000	-	-	32,308	-	11,744	749,821
Senior Vice President, Operations and Technology of FGLH	FY 2017	300,000	40,000	1,161,798	-	168,120	-	22,667	1,692,585
	FY 2016	300,000	-	-	-	180,000	-	23,414	503,414
Chinh E. Chu	TP 2017	-	-	-	-	-	-	-	-
Co-Chairman	FY 2017	-	-	-	-	-	-	-	-
	FY 2016	-	-	-	-	-	-	-	-
William P. Foley, II	TP 2017	-	-	-	-	-	-	-	-
Co-Chairman	FY 2017	-	-	-	-	-	-	-	-
	FY 2016	-	-	-	-	-	-	-	-
Douglas B. Newton	TP 2017	-	-	-	-	-	-	-	-
Former Chief Financial Officer	FY 2017	-	-	-	-	-	-	-	-
	FY 2016	-	-	-	-	-	-	-	-

(1) Represents cash awards paid in December 2016 equal to one third of target long term incentive awards granted in 2015.

(2)	Represents the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Clarification (“FASB ASC”) Topic 718.

(3)
Represents Performance RSUs granted to all NEOs in fiscal 2017 and restricted stock granted to Mr. Littlefield in fiscal 2016 and fiscal 2017. For the Performance RSUs granted in fiscal 2017, if the highest achievement level against target were attained, the amounts reported for Mr. Littlefield, Mr. Vigneau, Mr. Marhoun, Ms. Boehm and Mr. Fleming would have increased by $2,091,128, $1,626,451, $1,161,774, $1,161,774, and $1,161,774, respectively. For more detail about the actual payouts of the Performance RSUs, see the discussion within “Compensation Discussion and Analysis” under the heading “Performance RSUs.”

(4)	Represents amounts paid out under the 162(m) Plan for all of our NEOs, except for Mr. Vigneau, and the amounts paid out for Mr. Vigneau under the EICP.

Grants of Plan-Based Awards
As described above in “Compensation Discussion and Analysis,” our NEOs received grants of non-equity and equity incentive plan awards during FGL’s fiscal 2017. No awards were made during the 2017 transition period. Pursuant to the Merger Agreement, all outstanding plan awards became fully vested and were settled in cash during December 2017, following the Business Combination.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Business Combination
At the effective time of the Merger, each (i) option to purchase shares of FGL’s common stock (“FGL Stock Option”), (ii) restricted share of FGL’s common stock and (iii) Performance RSU, in each case whether vested or unvested, became fully vested and automatically converted into the right to receive a cash payment equal to the product of (1) the number of shares subject to the award (for Performance RSUs, determined at the target performance level) multiplied by (2) the Merger Consideration (less the exercise price per share in the case of FGL Stock Options). In addition, at the effective time of the Merger, each stock option (“FGLH Stock Option”) and restricted stock unit relating to shares of Fidelity & Guaranty Life Holdings, Inc., a Delaware corporation and wholly owned subsidiary of the company (“FGLH”), whether vested or unvested, became fully vested and automatically converted into the right to receive a cash payment equal to the product of (A) the number of shares of FGLH stock subject to the award multiplied by (B) $176.32 (less the exercise price in the case of such FGLH Stock Options).
Employment Agreements with Named Executive Officers
Employment Agreement with Christopher J. Littlefield
On May 6, 2015, FGL entered into an amended and restated employment agreement with Mr. Littlefield. The employment agreement provides for a term through September 30, 2016, subject to automatic renewal each year for an additional one-year period unless either party provides prior written notice of non-renewal. Pursuant to the employment agreement, Mr. Littlefield’s annual base salary is $800,000 and he is eligible for a target bonus opportunity of 100% of his base salary, although actual bonus levels may be more or less than the target based on company and individual performance. On May 11, 2015, pursuant to the terms of the employment agreement, Mr. Littlefield received equity grants of 27,033 shares of restricted stock and 24,084 stock options, each of which vested in equal annual installments on the first three anniversaries of February 1, 2015. On December 1, 2015, the company granted to Mr. Littlefield restricted stock with a grant date fair market value of $680,000 and stock options with a grant date fair market value of $120,000. In annual grant cycles following December 1, 2015, Mr. Littlefield will be eligible for an equity award target grant opportunity equal to 100% of his base salary, although actual grant levels may be more or less than the target based on company and individual performance. The May 11, 2015 and December 1, 2015 grants were accelerated and paid out in connection with the Business Combination.
Under the employment agreement, we may terminate Mr. Littlefield’s employment at any time for “cause” and with two weeks’ written notice without “cause.” Mr. Littlefield may terminate his employment with 60 days written notice. Upon a termination by the company for “cause” or by Mr. Littlefield without “good reason,” Mr. Littlefield will be entitled to salary, accrued vacation time and any earned and unpaid bonuses through the termination date (the “Accrued Obligations”). Upon a termination by the company other than for “cause” or by Mr. Littlefield with “good reason” other than six months prior to or 18 months following a “change in control” (as defined in the Omnibus Plan), Mr. Littlefield will be entitled to receive: (i) the Accrued Obligations; (ii) a pro-rated portion of his target annual cash bonus for the year of termination, based on the number of days elapsed in the performance period prior to the date of termination and payable in a lump sum by January 31 of the year following the year of termination; and (iii) continued base salary and target bonus for twelve months.
Mr. Littlefield’s employment agreement provides that if, within six months prior to or 18 months following a change in control, he is terminated for “cause” or resigns with “good reason,” then he will be eligible to receive: (i) the Accrued Obligations; (ii) a pro-rated portion of his target annual cash bonus for the year of termination, based on the number of days elapsed in the performance period prior to the date of termination and payable in a lump sum by January 31 of the year following the year of termination; and (iii) an amount equal to the sum of two times his annual base salary and two times his target annual cash bonus, payable over 12 months following the date of termination.
Mr. Littlefield’s employment agreement further provides that if payments made to him, whether under his employment agreement or otherwise, would be subject to the excise tax imposed on “parachute payments” in accordance with Section 280G of the Code, then those payments will be reduced to the extent necessary such that no portion of the payments is subject to the excise tax, but only if the net amount of such payments, as so reduced, is greater than or equal to the net amount of such payments without such reduction.
Mr. Littlefield’s employment agreement generally defines “good reason” as (i) a material diminution in title, responsibilities or authorities; (ii) an assignment of duties that are materially inconsistent with his duties as the President and Chief Executive Officer of the company; (iii) any change in the reporting structure such that he no longer reports to the company’s Board; (iv) a relocation of his principal office or principal place of employment to a location that is outside the Des Moines, Iowa area; (v) a breach by the company of any material terms of the employment agreement; (vi) the company’s non-renewal of the employment agreement; or (vii) the failure of the company to obtain the assumption (in writing or by operation of law) of its obligations under the employment agreement by any successor to all or substantially all of its business or assets upon consummation of any merger, consolidation, sale, liquidation, dissolution or similar transaction.
Mr. Littlefield’s employment agreement generally defines “cause” as (i) his conviction of, indictment for, or entering a plea of nolo contendere to, any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement; (ii) his commission of intentional and willful acts of misconduct that materially impair the goodwill or business of the company or causing material damage to its or their property, goodwill, or business; (iii) his willful refusal to, or willful failure to, perform in any material respect the duties under the employment agreement; or (iv) his being barred or prohibited from serving in the insurance industry or serving as an officer of the company.
Following any termination of employment, Mr. Littlefield will be subject to a 12-month non-solicitation covenant related to clients and independent marketing organizations of the company; a 12-month non-competition covenant; and an 18-month non-solicitation of employees covenant.
Employment Agreements with Messrs. Vigneau and Marhoun
In November 2013, we entered into a new employment agreement with Mr. Marhoun. In January 2014, we entered into a new employment agreement with Mr. Vigneau.
The employment agreements do not have a fixed term and provide for compensation and benefits at our sole discretion. Under the employment agreements, we may terminate the executive’s employment for “cause” at any time. Either we or the executive may terminate the executive’s employment (other than in cases of cause, death or disability) by giving the other party three months’ written notice. In the event that either party provides notice, for the duration of the three-month notice period, the executive will continue to receive the base salary that he received immediately prior to the notice and will continue to be eligible for benefits. Except as provided below, the executive will not be eligible for any bonus (either in full or pro rata) otherwise payable after the date on which notice is given, nor be eligible for any benefits after the termination date. Upon a termination of employment, the executive will have the right to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at his expense.
Under any termination, the executive will be entitled to salary, accrued and unused vacation time and accrued benefits through the termination date. Upon a termination by us other than for “cause,” provided the executive signs and delivers, and does not revoke, a general release in a form acceptable to us, the executive will be entitled to receive the following severance benefits in a lump sum following the expiration of any revocation period in the release agreement: (i) severance payment equal to two weeks of base salary for every year of employment (counting service to the predecessor entity and its affiliates), subject to a minimum payment of 26 weeks of base salary and a maximum payment of 52 weeks of base salary; and (ii) if the executive properly elects COBRA coverage, we will make payments to the insurance provider equal to the amount due for the executive’s COBRA coverage payments for a period of time equal to the number of weeks of severance payments (or, if sooner, until the executive is eligible to receive health benefits under another medical plan).
Upon a termination for disability, the executive will receive a pro rata bonus for the period when the executive was performing his or her regular duties on a full-time basis. Upon the executive’s death, the executive’s estate shall be eligible to receive the executive’s bonus, if any, for the period up through the executive’s death (and in the event the executive’s death is prior to the end of a compensation year, the bonus will be prorated).
The employment agreements generally define “cause” as (i) the executive’s breach of his obligations under the employment agreement; (ii) the executive’s failure to perform duties assigned to him in a manner satisfactory to the company; (iii) the executive’s engagement in acts of dishonesty or moral turpitude, or any unlawful conduct; or (iv) the executive’s engagement in conduct that is likely to affect adversely the company’s business or reputation.
Under the employment agreements, during the executive’s employment and for 18 months following any termination of employment, the executive is subject to a non-solicitation covenant related to clients and employees. In addition, during employment and for six months following any termination of employment, each executive is subject to a non-competition restrictive covenant under the employment agreements.
Outstanding Equity Awards at Fiscal Year-End
Pursuant to the Business Combination, all of FGL’s outstanding equity awards were converted into cash, effective upon the Business Combination and paid out on December 15, 2017. None of our NEOs held equity awards at the end of fiscal 2017.
Option Exercises and Stock Vested
As discussed above, at the effective time of the Merger, each FGL Stock Option and restricted share of FGL’s common stock, in each case whether vested or unvested, became fully vested and automatically converted into the right to receive a cash payment equal to the product of (1) the number of shares subject to the award multiplied by (2) the Merger Consideration (less the exercise price per share in the case of FGL Stock Options). In addition, at the effective time of the Merger, each FGLH Stock Option and restricted stock unit relating to shares of FGLH, whether vested or unvested, became fully vested and automatically converted into the right to receive a cash payment equal to the product of (A) the number of shares of FGLH stock subject to the award multiplied by (B) $176.32 (less the exercise price in the case of such FGLH Stock Options). The following table shows the aggregate cash payments received by our NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Christopher J. Littlefield	-	1,298,597	-	1,839,689

Dennis R. Vigneau	-	29,325	-	56,695

Eric L. Marhoun	-	1,469,502	-	62,013

Rosanne Boehm	-	853,625	-	35,423

Christopher S. Fleming	-	1,000,355	-	42,514

Pension Benefits
We do not provide any defined benefit plans to our NEOs.
Nonqualified Deferred Compensation
The following table provides information concerning the nonqualified deferred compensation of each of the participating NEOs in the Executive Nonqualified Deferred Compensation Plan of Fidelity & Guaranty Life Holdings, Inc. (the “Deferred Compensation Plan”) as of December 31, 2017.

Name	Aggregate Balance at Beginning of Last Fiscal Year ($)	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Christopher J. Littlefield	-	-	-	-	-	-
Dennis R. Vigneau	164,761	699,789	-	58,912	-	923,461
Eric L. Marhoun	342,527	157,184	-	43,546	-	543,257
Rosanne Boehm	975,162	55,000	-	201,552	(136,980)	1,094,734
Christopher S. Fleming	110,267	31,235	-	31,362	(26,210)	146,654

(1)	Amounts reported in this column are included in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns for fiscal 2017.

(2)	Contributions have not been made by FGL after fiscal 2013.

(3)	Amounts reported in this column are not reported as compensation in the Summary Compensation Table.

(4)	Amounts reported in this column were not reported as compensation in the Summary Compensation tables for previous years.

The Deferred Compensation Plan permits our participating NEOs and certain other employees to elect to defer up to 50% of their base salary and up to 100% of any performance-based non-equity incentive plan compensation. Any deferral elections are made under the Deferred Compensation Plan pursuant to a participation agreement with the NEO. We have eliminated the annual discretionary grant to each active participating NEO effective January 2013. Past employer contributions vest 20% for each year of service and are fully vested after five years of service. Deferred amounts and employer contributions are contributed to individual accounts in the FGLH Executive Deferred Compensation Plan Trust. The participants self-direct the notional investment of deferred contribution accounts in investment funds from a selection made available by our retirement committee.
The vested balance of the deferred compensation accounts will be distributed to each participating NEO upon his or her death, disability or separation from service (including retirement). Participants may elect upon initial enrollment to have accounts distributed upon a change in control event, although none of our NEOs have so elected. In-service hardship and education account withdrawals are permitted under the plan with respect to participant deferrals and employer credits.
Potential Payments upon Termination or Change in Control
Business Combination
For a description of the effect of the Business Combination on FGL’s stock options, restricted stock and Performance RSUs, and FGLH’s stock options and DERs, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Business Combination.”

Effect of Termination or Change in Control on Nonqualified Deferred Compensation
For any participating NEO in our deferred compensation plan, the vested balance of the deferred compensation accounts will be distributed upon death, disability or separation from service, and, if elected upon initial enrollment, upon a change-in-control event. None of our participating NEOs have elected to have vested account balances distributed upon a change-in-control event without a separation from service. For more information on our nonqualified deferred compensation plan, see the narrative description entitled “Nonqualified Deferred Compensation.”
2015 Severance Plan
On June 16, 2015, FGL’s compensation committee authorized amendments to its severance benefit policies, including the adoption of the Severance Plan. Under the terms of the Severance Plan, Mr. Vigneau, Mr. Marhoun, Ms. Boehm and Mr. Fleming are eligible to receive severance payments and benefits if, within 12 months following a change in control, (a) the NEO is terminated without “cause” or (b) the NEO’s position is eliminated, the NEO is not offered “comparable employment” and the NEO voluntarily terminates employment as a result. Upon such a qualifying termination of employment, the NEO will generally be eligible to receive: (i) a lump sum payment equal to the sum of (x) 52 weeks of the NEO’s base salary, (y) the NEO’s target annual cash bonus and (z) a pro-rated portion of the NEO’s target annual cash bonus for the year of termination, based on the number of days elapsed in the performance period prior to the date of termination, generally payable in a lump sum within approximately four weeks after the NEO returns a release of claims to the company; and (ii) subsidized health and medical insurance coverage under COBRA for 52 weeks following the date of termination.
The Severance Plan provides that if payments, whether under the Severance Plan or otherwise, would be subject to the excise tax imposed on “parachute payments” in accordance with Section 280G of the Code, then those payments will be reduced to the extent necessary such that no portion of the payments is subject to the excise tax, but only if the net amount of such payments, as so reduced, is greater than or equal to the net amount of such payments without such reduction.
For purposes of the Severance Plan, “cause” has the meaning set forth in the individual NEO’s employment agreement with the company, under which cause generally means: (i) breach of the executive officer’s obligations under his or her employment agreement; (ii) failure to perform duties in a manner satisfactory to the company, subject to the obligation of the company to provide the executive officer with prior notice providing reasonable detail of the bases for the unsatisfactory performance and an opportunity to correct the performance deficiencies; (iii) engaging in acts of dishonesty or moral turpitude, or any unlawful conduct; or (iv) engaging in conduct that is likely to affect adversely the business and or reputation of the company.
For purposes of the Severance Plan, “comparable employment” generally means: (i) a reduction in base salary by of more than 15%; (ii) a reduction in target annual bonus of more than 15%; and (iii) a relocation of primary worksite, which is more than 50 miles from the primary worksite at the time of the change in control.
Mr. Littlefield is not eligible to participate in the Severance Plan and any payments or benefits that may be provided to him upon a termination of employment will be determined solely in accordance with the terms of his employment agreement, which is discussed above, under “Employment Agreements with Named Executive Officers – Employment Agreement with Christopher J. Littlefield.”
Potential Payments Table
The following table sets forth the estimated amount of compensation each of our NEOs would receive under the termination or change in control provisions contained in the agreements and plans discussed above. The table assumes that such termination or change in control event occurred on December 31, 2017. The table excludes (i) amounts accrued through the termination date that would be paid in the normal course of continued employment, such as accrued but unpaid salary, (ii) vested account balances under our 401(k) plan that are generally available to all of our employees and (iii) except as indicated in the footnotes below, any post-employment benefit that is available to all of our employees and does not discriminate in favor of our NEOs. In the case of a change in control situation, we assume that the vesting of all options and restricted stock will be accelerated, even though our compensation committee has the discretion to provide for alternative treatment of the awards upon a change in control.

Name	Termination Trigger	Severance (Salary) (1)	Severance (Bonus) (2)	Nonqualified Deferred Compensation (3)	Retention Award (4)	2017 Incentive Award (5)	Other Benefits (6)	Total
Christopher J. Littlefield	Involuntary termination w/o cause	$800,000	$1,015,385	-	-	-	$43,751	$1,859,135
	Voluntary termination	-	-	-	-	-	15,385	15,385
	Retirement (7)	-	-	-	-	-	-	-
	Death	-	215,385	-	-	-	15,385	230,769
	Disability	-	215,385	-	-	-	15,385	230,769
	Change in control	1,600,000	1,815,385	-	-	-	57,934	3,473,319
Dennis R. Vigneau	Involuntary termination w/o cause	220,000	-	923,461	440,000	220,000	20,343	1,823,805
	Voluntary termination	-	-	923,461	-	-	8,462	931,923
	Retirement (7)	-	-	-	-	-	-	-
	Death	-	71,077	923,461	-	-	-	994,538
	Disability	-	71,077	923,461	-	-	8,462	1,003,000
	Change in control	440,000	335,077	-	-	-	32,225	807,302
Eric L. Marhoun	Involuntary termination w/o cause	175,000	-	543,257	350,000	175,000	19,353	1,262,609
	Voluntary termination	-	-	543,257	-	-	6,731	549,987
	Retirement (7)	-	-	-	-	-	-	-
	Death	-	47,115	543,257	-	-	-	590,372
	Disability	-	47,115	543,257	-	-	6,731	597,103
	Change in control	350,000	222,115	-	-	-	31,975	604,090
Rosanne Boehm	Involuntary termination w/o cause	105,769	-	1,094,734	275,000	110,000	8,025	1,593,528
	Voluntary termination	-	-	1,094,734	-	-	4,252	1,098,986
	Retirement (7)	-	-	-	-	-	-	-
	Death	-	29,615	1,094,734	-	-	-	1,124,350
	Disability	-	29,615	1,094,734	-	-	4,252	1,128,602
	Change in control	275,000	139,615	-	-	-	13,307	427,922
Christopher S. Fleming	Involuntary termination w/o cause	69,231	-	146,654	300,000	120,000	9,796	645,680
	Voluntary termination	-	-	146,654	-	-	3,485	150,139
	Retirement (7)	-	-	-	-	-	-	-
	Death	-	32,308	146,654	-	-	-	178,962
	Disability	-	32,308	146,654	-	-	3,485	182,446
	Change in control	300,000	152,308	-	-	-	28,729	481,036

(1)
Under the terms of the employment agreements and severance plan, severance pays out in a lump sum. Amounts payable in this column may be subject to the NEO executing and not revoking a release of claims against the company. See “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Named Executive Officers.”

(2)	Amounts in this column include, if provided in an employment agreement with the NEO, a pro rata bonus for the year of termination upon certain types of terminations.
(3)	For any participating NEO, the vested balance of the deferred compensation accounts will be distributed upon death, disability or separation from service.
(4)	Represents the amount of the retention award payable to the NEO. See “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Retention Awards.”
(5)	Represents the amount of the 2017 Incentive Awards payable to the NEO. See “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—2017 Incentive Awards.”
(6)	Amounts include any accrued vacation as of December 31, 2017, which would be paid out upon a termination.
(7)	As of December 31, 2017, none of our NEOs were retirement eligible.
Director Compensation
The following table provides summary information concerning compensation paid or accrued by us to our directors for services rendered to us during fiscal 2017. Our directors did not receive compensation prior to the Business Combination.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Chinh E. Chu	8,333						8,333
William P. Foley, II	8,333						8,333
Christopher J. Littlefield	-						-
Keith W. Abell	9,167						9,167
Patrick S. Baird	8,333						8,333
Menes O. Chee	8,333						8,333
Richard M. Massey	8,333						8,333
Thomas J. Sanzone	-						-
James A. Quella	9,167						9,167
Timothy M. Walsh	10,000						10,000

Our board of directors is compensated according to the rates set forth in the following table:

Annual Cash Retainer for Non-Employee Directors	Additional Annual Cash Retainers	Annual Cash Award for Non-Employee Directors[1]	Other
$100,000	Audit Committee Chair - $20,000 Compensation Committee Chair - $10,000 Nominating and Corporate Governance Committee Chair - $10,000		Reimbursement for out-of-pocket expenses in connection with meetings, board duties, etc.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY
COMPENSATION PLANS
The following table presents information as of December 31, 2017, regarding our securities authorized for issuance under equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	-	$-	15,005,900
Equity compensation plans not approved by security holders	-	$-	-
Total	-	$-	15,005,900
_____________
(1) Represents securities issued or issuable under our 2017 Omnibus Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Upon consummation of the Business Combination on November 30, 2017, our board of directors appointed Messrs. Abell, Massey and Quella to serve on the compensation committee. Messrs. Massey and Quella served as members of CF Corp’s compensation committee prior to November 30, 2017. During fiscal 2017, no member of the compensation committee served as an officer or employee of the company or any of its subsidiaries. In addition, during fiscal 2017, no executive officer of the company served as a director or as a member of the compensation committee of a company (i) one of whose executive officers served as a director or as a member of the compensation committee of our company or (ii) which employed a director of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of our common stock as of March 28, 2018, unless otherwise noted, by (a) each person who is known to us to own beneficially more than 5% of our common stock, (b) each director and nominee for director, (c) each named executive officer and (d) the directors and executive officers as a group. The table lists voting securities, including restricted stock held by our directors and executive officers over which they have sole voting power but no investment power. Otherwise, except to the extent noted below, each person identified below has sole voting and investment power over the shares reported. Except as otherwise noted below, we know of no agreements among our shareholders which related to voting or investment power with respect to our common stock and none of the stated shares have been pledged as a security.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned(1)		Percent of Outstanding Ordinary Shares(2)
Greater than 5% Shareholders:
Blackstone	49,516,906	(34)	22.4
Fidelity National Financial, Inc.	18,232,000	(5)	8.4
Coral Blue Investment Pte. Ltd.	14,767,945	(6)	6.8
Directors and Officers:
Chinh E. Chu	23,407,057	(74)	10.5
William P. Foley, II	23,407,057	(84)	10.5
Keith Abell	220,970	(9)	*
Patrick S. Baird	-		-
Menes O. Chee	-		-
Christopher J. Littlefield	-		-
Richard N. Massey	2,139,706	(10)	1.0
James A. Quella	1,084,853	(11)	*
Thomas J. Sanzone	-		-
Timothy M. Walsh	-		-
Eric L. Marhoun	-		-
Dennis R. Vigneau	-		-
Rosanne Boehm	-		-
Christopher S. Fleming	-		-
Douglas B. Newton	-		-
All directors and executive officers as a group (20 persons)	50,259,643	(12)	21.5

*	Indicates less than 1% of our outstanding ordinary shares.
(1)
Except as described in the footnotes below and subject to applicable community property laws and similar laws, the company believes that each person listed above has sole voting and investment power with respect to all ordinary shares beneficially owned by them. Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is Sterling House, 16 Wesley Street, Hamilton HM CX, Bermuda.

(2)
Percentage of beneficial ownership is based on [214,370,000] shares outstanding as of March 28, 2018. Shares issuable pursuant to options and warrants that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

(3)
Includes 14,628,906 ordinary shares and 6,250,000 warrants, each exercisable for one ordinary share, held by CFS Holdings (Cayman), L.P. (“CFS 1”), and 22,500,000 ordinary shares held by CFS Holdings II (Cayman), L.P. (“CFS 2”). Each of CFS 1 and CFS 2 has represented to us that it is an affiliate of a broker-dealer, and that it acquired the securities of the company to be resold in the ordinary course of business and, at the time of the purchase of such securities, it had no agreements or understandings, directly or indirectly, with any person to distribute such securities.
CFS Holdings (Cayman) Manager L.L.C. is the general partner of CFS 1 and CFS 2. The Managing Member of CFS Holdings (Cayman) Manager L.L.C. is Blackstone Tactical Opportunities LR Associates-B (Cayman) Ltd. The controlling shareholder of Blackstone Tactical Opportunities LR Associates-B (Cayman) Ltd. is Blackstone Holdings III L.P. The general partner of Blackstone Holdings III L.P. is Blackstone Holding III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holding III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is Blackstone. The general partner of Blackstone is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by CFS 1 and CFS 2, but each (other than CFS 1 and CFS 2) disclaims beneficial ownership of such shares. Menes O. Chee, one of our directors, is a Senior Managing Director and founding member of Blackstone’s Tactical Opportunities Group.
Also includes 142,111 ordinary shares held by GSO Aiguille des Grands Montets Fund II LP, which is an Ontario, Canada limited partnership (“Aiguille Fund”); 4,147,302 ordinary shares held by GSO COF III AIV-5 LP, which is a Cayman Islands limited partnership (“GSO AIV-5”); 1,442,118 ordinary shares held by GSO COF III Co-Investment AIV-5 LP, which is a Cayman Islands limited partnership (“GSO COF AIV-5”); 50,912 ordinary shares held by GSO Co-Investment Fund-D LP, which is a Cayman Islands limited partnership (“GSO D”); 165,079 ordinary shares held by GSO Credit Alpha Fund LP, which is a Delaware limited liability partnership (“GSO Alpha”); 52,541 ordinary shares held by GSO Churchill Partners LP, which is a Cayman Islands limited partnership (“GSO Churchill”); 113,921 ordinary shares held by GSO Credit-A Partners LP, which is a Delaware limited partnership (“GSO Credit-A”); and 24,016 ordinary shares held by GSO Harrington Credit Alpha Fund (Cayman) L.P. which is a Cayman Islands limited partnership (“GSO Harrington” and collectively with Aiguille Fund, GSO AIV-5, GSO COF AIV-5, GSO D, GSO Alpha, GSO Churchill and GSO Credit-A, the “GSO Funds”). Each of the GSO Funds has represented to us that it is an affiliate of a broker-dealer, and that it acquired the securities of the company to be resold in the ordinary course of business and, at the time of the purchase of such securities, it had no agreements or understandings, directly or indirectly, with any person to distribute such securities.
GSO Capital Partners LP, which is a Delaware limited partnership (“GSO Partners”), is the investment manager of Aiguille Fund. GSO Advisor Holdings L.L.C. (“GSO Holdings”), which is a Delaware limited liability company, is the special limited partner of GSO Partners with the investment and voting power over the securities beneficially owned by GSO Partners. Blackstone Holdings I L.P. is the sole member of GSO Holdings.
GSO Capital Opportunities Associates III LLC, which is a Delaware limited liability company (“GSO III LLC”), is the general partner of GSO AIV-5. GSO COF III Co-Investment Associates LLC, which is a Delaware limited liability company (“GSO COF AIV-5 LLC”), is the general partner of GSO COF AIV-5. GSO Co-Investment Fund-D Associates LLC, which is a Delaware limited liability company (“GSO D LLC”), is the general partner of GSO D. GSO Credit Alpha Associates LLC, which is a Delaware limited liability company (“GSO Alpha LLC”), is the general partner of GSO Alpha. GSO Churchill Associates LLC, which is a Delaware limited liability company (“GSO Churchill LLC”), is the general partner of GSO Churchill. GSO Credit-A Associates LLC, which is a Delaware limited liability company (“GSO Credit-A LLC”), is the general partner of GSO Credit-A. GSO Harrington Credit Alpha Associates L.L.C., which is a Delaware limited partnership (“GSO Harrington LLC”), is the general partner of GSO Harrington.
GSO Holdings I L.L.C., which is a Delaware limited liability company (“GSO Holdings I”), is the managing member of each of GSO III LLC, GSO COF AIV-5 LLC, GSO D LLC, GSO Alpha LLC, GSO Churchill LLC, GSO Credit-A LLC and GSO Harrington LLC. Blackstone Holdings II L.P., which is a Delaware limited partnership (“Blackstone Holdings II”), is the managing member of GSO Holdings I with respect to securities beneficially owned by the GSO Funds. Blackstone Holdings I/II GP Inc., which is a Delaware corporation (“Blackstone Holdings I/II GP”), is the general partner of each of Blackstone Holdings I and Blackstone Holdings II. Blackstone, which is a Delaware limited partnership, is the controlling shareholder of Blackstone Holdings I/II GP.
The general partner of Blackstone is Blackstone Group Management L.L.C., which is a Delaware limited liability company (“Blackstone Management”). Blackstone Management is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. In addition, each of Bennett J. Goodman and J. Albert Smith III may be deemed to have shared voting power and/or investment power with respect to the securities held by the GSO Funds. Each of the foregoing entities and individuals disclaims beneficial ownership of the securities held directly by the GSO Funds (other than the GSO Funds to the extent of their direct holdings).
The address for the GSO Funds, each entity listed in the third through fifth paragraphs of this footnote (other than Blackstone, Blackstone Holdings I, Blackstone Holdings II and Blackstone Holdings I/II GP), Mr. Goodman and Mr. Smith is c/o GSO Capital Partners LP, 345 Park Avenue. The address for each other entity and person listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, NY 10154.

(4)
Pursuant to a nominating and voting agreement, dated as of November 30, 2017, Mr. Chu, Mr. Foley and BTO have the right to designate one director nominee for election at each general meeting of the company, which nominee will be selected by a vote of any two of Mr. Chu, Mr. Foley and BTO. Mr. Chu, Mr. Foley and BTO have agreed to vote all of their shares in favor of such nominee. As such, each of Mr. Chu, Mr. Foley and BTO may be deemed to be members of a “group” within the meaning of Section 13(d)(3) of the Exchange Act, and each of the members may be deemed to beneficially own the shares of the other members. Each of Mr. Chu, Mr. Foley and BTO expressly disclaims any beneficial ownership of any securities owned by each of the other parties and their affiliates.

(5)
Includes (i) 125,000 ordinary shares held by Fidelity National Financial, Inc. and (ii) 4,170,680 ordinary shares and 1,500,000 warrants, each exercisable for one ordinary share, held by Fidelity National Title Insurance Company, 9,163,920 ordinary shares held by Chicago Title Insurance Company and 3,272,400 ordinary shares held by Commonwealth Land Title Insurance Company, each a wholly owned subsidiary of FNF (collectively, the “FNF Investors”). Each of the FNF Investors shares the power to vote and the power to dispose of the securities of the company held by it with FNF, and as such, FNF may be deemed to beneficially own the securities held by each of the FNF Investors. William P. Foley, II, our Co-Executive Chairman, is the non-executive Chairman of the Board of FNF. The address for FNF and the FNF Investors is 601 Riverside Ave., Jacksonville, FL 32204.

(6)
Includes 12,434,612 ordinary shares and 2,333,333 warrants, each exercisable for one ordinary share. Coral Blue Investment Pte. Ltd. shares the power to vote and the power to dispose of these securities with GIC Private Limited (“GIC”), a private limited company incorporated in Singapore. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these securities. GIC and Coral Blue Investment Pte. Ltd. disclaim membership in a group. The business address of Coral Blue Investment Ltd. is 168 Robinson Road, #37-101, Capital Tower, Singapore, 068913.

(7)
Includes 13,840,390 shares and 9,566,667 warrants, each exercisable for one ordinary share, held by CC Capital Management LLC (“CCCM”). Mr. Chu is the managing member of CCCM and as such may be deemed to beneficially own all of the securities held directly by CCCM. Mr. Chu disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(8)
Includes 13,840,390 shares and 9,566,667 warrants, each exercisable for one ordinary share, held by BilCar, LLC (“BilCar”). Mr. Foley is a manager of BilCar and as such may be deemed to beneficially own all of the securities held directly by BilCar. Mr. Foley disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(9)	Includes 187,637 ordinary shares and 33,333 warrants, each exercisable for one ordinary share.
(10)
Includes 1,806,373 ordinary shares and 333,333 warrants, each exercisable for one ordinary share, held by CFC 2016-A, LLC (“CFC”).  Mr. Massey is the managing member of CFC and as such may be deemed to beneficially own all of the securities held by CFC. Mr. Massey disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(11)	Includes 918,186 ordinary shares and 166,667 warrants, each exercisable for one ordinary share.
(12)	Includes 30,592,976 ordinary shares and 19,666,667 warrants, each exercisable for one ordinary share.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described above in the section entitled “Executive Compensation,” the following is a description of each transaction since January 1, 2017 and each currently proposed transaction in which (i) we have been or are to be a participant, (ii) the amount involved exceeded or will exceed $120,000 and (iii) any of our directors, nominees for director, executive officers, holders of more than 5% of our ordinary shares, or any member of their immediate families or person sharing their household had or will have a direct or indirect material interest.
Policies and Procedures for Related Person Transactions
Pursuant to our conflicts committee charter and procedures, our affiliates and our executive officers, directors and principal shareholders, including their immediate family members, are not permitted to enter into an affiliate transaction with us without the approval of the conflicts committee. In addition, board approval is required for affiliate transactions required to comply with covenants set forth in any indenture, credit agreement or similar agreement of the company, and insurance holding company system regulations of applicable jurisdictions. The conflicts committee charter provides procedures for the approval of transactions with related persons as set forth in the rules and regulations of the SEC as well as “affiliate transactions” that require approval pursuant to the covenants set forth in any indenture, credit agreement or similar agreement of the company. The conflicts committee is also responsible for the review and approval of certain material transactions between the company and its affiliates, on the one hand, and any member or members of the “Blackstone Group,” as defined in the conflicts committee procedures, on the other hand, in accordance with our conflicts committee procedures.
Related Person Transactions
Equity Commitment Letters and Related Agreements
In connection with the Business Combination and related transactions, we entered into the following:

•
Equity commitment letters with BTO, dated as of May 24, 2017 (the “BTO Equity Commitment Letters”), pursuant to which BTO committed, on the terms and subject to the conditions set forth therein, at the Closing, to purchase, or cause the purchase of, equity of the company for an aggregate cash purchase price of  $225 million (the “BTO Commitment”). BTO is an investment fund under common control with CFS Holdings (Cayman) L.P., a shareholder of the company and a party to the forward purchase agreements.

•
Equity commitment letters with FNF, dated as of May 24, 2017 (the “FNF Equity Commitment Letters”), pursuant to which FNF committed, on the terms and subject to the conditions set forth therein, at the Closing, to purchase, or cause the purchase of, equity of the company for an aggregate cash purchase price equal to (x) $235 million plus (y) up to an aggregate of  $195 million to offset any redemptions of the company’s ordinary shares in connection with the shareholder vote to approve the business combination on or after the date of the FNF Equity Commitment Letters and prior to the Closing (the “FNF Commitment”). The company’s Co-Chairman, William P. Foley, II, is also the non-executive Chairman of the Board of FNF.

•
Equity commitment letters with GSO, dated as of May 24, 2017 (the “GSO Equity Commitment Letters”), pursuant to which GSO committed, on the terms and subject to the conditions set forth therein, to purchase, or cause the purchase of, preferred shares of the company for an aggregate cash purchase price equal to (x) $275 million plus (y) up to an aggregate of  $465 million to offset any redemptions of the company’s ordinary shares in connection with the shareholder vote to approve the business combination on or after the date of the GSO Equity Commitment Letters and prior to the Closing (the “GSO Commitment”).

•
Equity commitment letters (the “Forward Purchase Backstop Equity Commitment Letters”) from BTO and FNF, dated as of May 24, 2017, pursuant to which (i) BTO committed, on the terms and subject to the conditions set forth therein, at the Closing, to purchase, or cause the purchase of, equity of the company for an aggregate cash purchase price equal to one-third (1/3) of the aggregate amount, if any, not funded by one or more purchasers under the forward purchase agreements at or prior to the closing pursuant to the forward purchase agreements (the “FPA Shortfall”), up to an aggregate amount of  $100 million, and (ii) FNF committed, on the terms and subject to the conditions set forth therein, at the Closing, to purchase, or cause the purchase of, equity of the company for an aggregate cash purchase price equal to two-thirds (2∕3) of the FPA Shortfall, up to an aggregate amount of  $200 million (the “Forward Purchase Backstop Commitments”). In exchange for providing the Forward Purchase Backstop Commitments, promptly following the closing, the company agreed to pay to BTO or its designated affiliate the amount of  $1.5 million and to FNF the amount of  $3.0 million, with such amounts payable whether or not any portion of the Forward Purchase Backstop Commitment is ultimately required to be funded. BTO and FNF agreed to forego receiving such fees in light of the additional commitments of the anchor investors to purchase 20,000,000 ordinary shares in connection with the rights of first offer set forth in the forward purchase agreements.

Investor Agreement
On October 6, 2017, we entered into a second amended and restated investor agreement (the “Investor Agreement”) with BTO, GSO and FNF (collectively, “the Investor Agreement Parties”), which amended and restated the amended and restated investor agreement, dated as of June 6, 2017, pursuant to which we agreed that, without the Investor Agreement Parties’ prior written consent, we would not amend, modify, grant any waiver under or seek to terminate any of the transaction agreements relating to the Business Combination, or take any action concerning settlements, stipulations or judgments relating to government authorities or make any regulatory filings contemplated by the Merger Agreement, subject in each case to certain exceptions and qualifications.
Pursuant to the Investor Agreement, the terms of the equity issued pursuant to the equity commitment letters, dated May 24, 2017, entered into in connection with the Business Combination were agreed to as follows:

•
With respect to the BTO Commitment under the BTO Equity Commitment Letters, BTO would purchase ordinary shares. BTO would receive one ordinary share in exchange for each $10.00 funded pursuant to its equity commitment letters.

•
With respect to the FNF Commitment described in the FNF Equity Commitment Letters, FNF would purchase (i) $135 million of newly issued ordinary shares for $10.00 per share and (ii) $100 million, plus additional amounts, if any, pursuant to FNF’s commitment to offset redemptions of public shares in connection with the business combination, of preferred shares of the company on the terms set forth in the Investor Agreement and warrants of the company on the terms as set forth in the FNF Fee Letter (as defined below). The terms of the preferred shares to be issued to FNF set forth in the Investor Agreement were identical to those set forth in the GSO Side Letter described below. FNF will also have the right, provided that FNF has first requested the company to remarket the preferred shares, commencing 10 years after the issuance of the preferred shares, to convert such shares into a number of ordinary shares of the company as determined by dividing (i) the aggregate par value (including dividends paid in kind and unpaid accrued dividends) of the preferred shares that FNF wishes to convert by (ii) the higher of  (a) a 5% discount to the 30-day volume weighted average price, or VWAP, of the ordinary shares following the conversion notice, and (b) the then-current Floor Price. The “Floor Price” will be $8.00 per share during the 11th year post-funding, $7.00 per share during the 12th year post-funding, and $6.00 during the 13th year post-funding and thereafter.

•
With respect to the GSO Commitment under the GSO Equity Commitment Letters, GSO would purchase preferred shares and be issued warrants of the company on the terms set forth in the GSO Side Letter (as defined below).

•
In the event that public shareholders redeem their public shares in connection with the business combination, a certain portion of the GSO Commitment and the FNF Commitment, as described in their respective equity commitment letters, would be allocated pro rata based on their aggregate commitments thereunder.

•
With respect to the Forward Purchase Backstop Equity Commitment Letters, each of FNF and BTO would purchase ordinary shares and one-third (1/3) of one detachable warrant (with such warrants having the same terms as the forward purchase warrants). BTO would receive one ordinary share and one-third (1/3) of a warrant in exchange for each $10.00 funded pursuant to the Forward Purchase Backstop Equity Commitment Letters. In addition, FNF and BTO would together purchase ordinary shares equal to the number of ordinary shares that the purchasers under the forward purchase agreements who fail to fund, if any, would have acquired pursuant to the forward purchase agreements in connection with the business combination (including pursuant to the conversion of founder shares into ordinary shares). FNF would purchase two-thirds (2∕3) of such ordinary shares, if any, and BTO would purchase one-third (1∕3) of such ordinary shares, if any.

FNF Fee Letter
As consideration for the FNF Commitment (including the backstop commitment) and the agreements of FNF under the FNF Commitment Letters and limited guaranty, we also entered into a fee letter agreement with FNF (the “FNF Fee Letter”), dated May 24, 2017, pursuant to which we agreed to pay to FNF the following fees at Closing (the “FNF Closing Payments”):

•	the original issue discount of $2.0 million in respect of the preferred shares issued to FNF (the “FNF OID”); and

•	a commitment fee of $2.925 million (the “FNF Commitment Fee”).

The FNF Closing Payments were paid as a reduction of the purchase price payable by FNF for the preferred shares under the FNF Equity Commitment Letters. The company also agreed to pay or reimburse FNF for fees and expenses of counsel in connection with FNF’s anticipated purchase of the preferred shares.
GSO Side Letter
On May 24, 2017, we entered into a side letter agreement, as amended on October 6, 2017, with GSO (the “GSO Side Letter”), which provided that the terms of the preferred shares issued to GSO would include: a dividend rate of 7.5% per annum (subject to increase in the period beginning 10 years after issuance based on the then-current three-month LIBOR rate), payable quarterly in cash or additional preferred shares of the company, at the company’s option; five year call protection; and the right of holders thereof to request the company to remarket the preferred shares commencing in the sixth year following issuance, subject to the terms and conditions specified therein. In addition, GSO will also have the right, commencing 10 years after the issuance of the preferred shares, provided that GSO has first requested the company to remarket the preferred shares as described below, to convert such shares into a number of ordinary shares of the company as determined by dividing (i) the aggregate par value (including dividends paid in kind and unpaid accrued dividends) of the preferred shares that GSO wishes to convert by (ii) the higher of  (a) a 5% discount to the 30-day VWAP of the ordinary shares following the conversion notice, and (b) the then-current Floor Price.
From and after November 30, 2022, upon GSO’s request, we are required (subject to customary black-out provisions) to remarket the preferred shares on their existing terms. To the extent market conditions make such remarketing impracticable, we may temporarily delay such remarketing provided that the preferred shares are re-marketed within six months of the date of GSO’ initial request. To the extent it is unlikely that remarketing the preferred shares on the then existing terms will receive a valuation by a prospective purchaser of par or greater than par, we may, upon GSO’s request, modify the terms of the preferred shares to improve the sale of such shares with the intention of preserving rating agency equity credit. If the proceeds from any sales resulting from such marketing are less than the outstanding balance of the applicable preferred shares (including dividends paid in kind and unpaid accrued dividends), we will reimburse GSO up to a maximum of 10% of par (including paid in kind and unpaid accrued dividends) for actual losses incurred by GSO upon the sale of its preferred shares under the terms of the remarketing mechanism, with such amount payable either in cash, ordinary shares, or any combination thereof, at the company’s option. If the company chooses to deliver ordinary shares to GSO, the number of such shares to be delivered will be determined by dividing (i) the amount of actual losses to be paid to GSO by (ii) the higher of  (a) an 8% discount to the 30-day VWAP of the ordinary shares following the remarketing period, and (b) $6.00.
Amendment Fees
As consideration for the amending and restating the Investor Agreement on October 6, 2017 to better align the terms of the preferred shares with the requirements of the rating agencies, we agreed to pay $1.1 million to FNF or one or more of its designees at the Closing. As consideration for entering into the amendment to the GSO Side Letter on October 6, 2017 to better align the terms of the preferred shares with the requirements of the rating agencies, we agreed to pay $2.9 million to GSO or to one or more of its designees at the Closing.
GSO Fee Letter
As consideration for the GSO Commitment (including the backstop commitment) and the agreements of GSO under the GSO Commitment Letters, limited guaranty and the GSO Side Letter, we also entered into a fee letter agreement with GSO, dated May 24, 2017 (the “GSO Fee Letter”), pursuant to which we paid GSO the following fees at Closing:

•	the original issue discount of $5.5 million in respect of the preferred shares issued to GSO (the “GSO OID”); and

•	a commitment fee of $6.975 million (the “GSO Commitment Fee”).

The GSO Closing Payments were paid as a reduction of the purchase price payable by GSO for the preferred shares under the GSO Commitment Letters. We also agreed to pay or reimburse GSO for fees and expenses of counsel in connection with GSO’s purchase of the preferred shares.
Merger BTO Limited Guaranty
In connection with the Merger Agreement, BTO agreed to provide a limited guaranty in favor of FGL (the “Merger BTO Limited Guaranty”), pursuant to which, in the event (a) of the termination of the Merger Agreement in accordance with its terms and (b)(i) FGL has obtained a final, non-appealable order of damages owing by the company, Parent or Merger Sub as a result of such party’s intentional and material breach of the Merger Agreement or fraud or (ii) there is a settlement (by written agreement of the parties to the Merger Agreement) resolving any action brought as a result of the company’s, Parent’s or Merger Sub’s intentional and material breach of the Merger Agreement or fraud, BTO guaranteed the due and punctual payment when due of twenty percent (20%) of the amount of such order or settlement.
In no event would BTO’s aggregate liability under the Merger BTO Limited Guaranty to FGL exceed (x) $217 million less (y) any amounts paid by BTO pursuant to an order or settlement in connection with BTO’s information commitment letter related to the Merger Agreement.
The Merger BTO Limited Guaranty terminated upon the consummation of the Closing.
Share Purchase BTO Limited Guaranty
BTO agreed to provide a limited guaranty (the “Share Purchase BTO Limited Guaranty”) in favor of FSRD, under the share purchase agreement, dated as of May 24, 2017, by and among the company, HRG Group, Inc., FSRD and the FSR Companies (the “Share Purchase Agreement”), pursuant to which, in the event (a) of the termination of the Share Purchase Agreement in accordance with its terms and (b)(i) FSRD under the Share Purchase Agreement has obtained a final, non-appealable order of damages owing by the company or Parent as a result of such party’s intentional and material breach of the Share Purchase Agreement or fraud or (ii) there is a settlement (by written agreement of the parties to the Share Purchase Agreement) resolving any action brought as a result of the company’s or Parent’s intentional and material breach of the Share Purchase Agreement or fraud, BTO guaranteed the due and punctual payment when due of twenty percent (20%) of the amount of such order or settlement.
In no event would BTO’s aggregate liability under the Share Purchase BTO Limited Guaranty to FSRD exceed (x) $8 million less (y) any amounts paid by BTO pursuant to an order or settlement in connection with BTO’s information commitment letter related to the Share Purchase Agreement.
The Share Purchase BTO Limited Guaranty terminated upon the consummation of the acquisition of FSRCL and FSRL.
Merger FNF Limited Guaranty
In connection with the Merger Agreement, FNF agreed to provide a limited guaranty in favor of FGL (the “Merger FNF Limited Guaranty”), pursuant to which, in the event (a) of the termination of the Merger Agreement in accordance with its terms and (b)(i) FGL has obtained a final, non-appealable order of damages owing by the company,

Parent or Merger Sub as a result of such party’s intentional and material breach of the Merger Agreement or fraud or (ii) there is a settlement (by written agreement of the parties to the Merger Agreement) resolving any action brought as a result of the company’s, Parent’s or Merger Sub’s intentional and material breach of the Merger Agreement or fraud, FNF guaranteed the due and punctual payment when due of 2.63% of the amount of such order or settlement.
In no event would FNF’s aggregate liability under the Merger FNF Limited Guaranty to FGL exceed (x) $48,300,000 less (y) any amounts paid by FNF pursuant to an order or settlement in connection with the FNF’s information commitment letter related to the Merger Agreement.
The Merger FNF Limited Guaranty terminated upon the consummation of the Closing.
Share Purchase FNF Limited Guaranty
In connection with the Share Purchase Agreement, FNF agreed to provide a limited guaranty in favor of FSRD under the Share Purchase Agreement (the “Share Purchase FNF Limited Guaranty”), pursuant to which, in the event (a) of the termination of the Share Purchase Agreement in accordance with its terms and (b)(i) the seller under the Share Purchase Agreement has obtained a final, non-appealable order of damages owing by the company or Parent as a result of such party’s intentional and material breach of the Share Purchase Agreement or fraud or (ii) there is a settlement (by written agreement of the parties to the Merger Agreement) resolving any action brought as a result of the company’s or Parent’s intentional and material breach of the Share Purchase Agreement or fraud, FNF guaranteed the due and punctual payment when due of 2.63% of the amount of such order or settlement.
In no event would FNF’s aggregate liability under the Share Purchase FNF Limited Guaranty to FSRD exceed (x) $1,700,000 less (y) any amounts paid by FNF pursuant to an order or settlement in connection with the FNF’s information commitment letter related to the Share Purchase Agreement.
The Share Purchase FNF Limited Guaranty terminated upon the consummation of the acquisition of FSRCL and FSRL.
Merger GSO Limited Guaranty
In connection with the Merger Agreement, certain GSO funds (the “GSO Guarantors”) agreed to provide a limited guaranty in favor of FGL (the “Merger GSO Limited Guaranty”), pursuant to which, in the event (a) of the termination of the Merger Agreement in accordance with its terms and (b)(i) FGL has obtained a final, non-appealable order of damages owing by the company, Parent or Merger Sub as a result of such party’s intentional and material breach of the Merger Agreement or fraud in an amount in excess of   $1.085 billion or (ii) there is a settlement (by written agreement of the parties to the Merger Agreement) resolving any action brought as a result of the company’s, Parent’s or Merger Sub’s intentional and material breach of the Merger Agreement or fraud in an amount in excess of   $1.085 billion, each GSO Guarantor guaranteed the due and punctual payment when due of its pro rata percentage (20% in the aggregate) of the amount by which the amount of such order or settlement exceeds $1.085 billion.
In no event would a GSO Guarantor’s aggregate liability under the Merger GSO Limited Guaranty to FGL exceed its pro rata percentage of 20% of  $750 million.
The Merger GSO Limited Guaranty terminated upon the consummation of the Closing.
Share Purchase GSO Limited Guaranty
In connection with the Share Purchase Agreement, the GSO Guarantors agreed to provide a limited guaranty in favor of FSRD under the Share Purchase Agreement (the “Share Purchase GSO Limited Guaranty”), pursuant to which, in the event (a) of the termination of the Share Purchase Agreement in accordance with its terms and (b)(i) the seller under the Share Purchase Agreement has obtained a final, non-appealable order of damages owing by the company or Parent as a result of such party’s intentional and material breach of the Share Purchase Agreement or fraud in an amount in excess of  $40 million or (ii) there is a settlement (by written agreement of the parties to the Share Purchase Agreement) resolving any action brought as a result of the company or Parent’s intentional and material breach of the Share Purchase Agreement or fraud in an amount in excess of  $40 million, each GSO Guarantor guaranteed the due and punctual payment when due of its pro rata percentage (20% in the aggregate) of the amount by which the amount of such order or settlement exceeds $40 million.
In no event would a GSO Guarantor’s aggregate liability under the Share Purchase GSO Limited Guaranty to the seller under the Share Purchase Agreement exceed its pro rata percentage of 20% of $25 million.

The Share Purchase GSO Limited Guaranty terminated upon the consummation of the acquisition of FSRCL and FSRL.
Merger Fee Reimbursement Letter
In connection with the Merger Agreement, Chinh E. Chu and William P. Foley, II agreed, on the terms and subject to the conditions described in a letter agreement with FGL dated May 24, 2017 (the “Merger Fee Reimbursement Letter”), in the event of the termination of the Merger Agreement in accordance with its terms, to jointly and severally promptly reimburse, or cause to be reimbursed, FGL for all of its reasonable out-of-pocket legal fees and expenses in connection with litigation giving rise to:

•	a final, non-appealable order of damages owing by the company, Parent or Merger Sub as a result of such parties’ intentional and material breach of the Merger Agreement or fraud; or

•
damages owing to FGL from a settlement (by written agreement of the parties to the Merger Agreement) resolving any action brought as a result of the company’s, Parent’s or Merger Sub’s intentional and material breach of the Merger Agreement or fraud.

Share Purchase Fee Reimbursement Letter
In connection with the Share Purchase Agreement, Messrs. Chu and Foley agreed, on the terms and subject to the conditions described in a letter agreement with FSRD dated May 24, 2017 (the “Share Purchase Fee Reimbursement Letter”), in the event of the termination of the Share Purchase Agreement in accordance with its terms, to jointly and severally promptly reimburse, or cause to be reimbursed, FSRD for all of its reasonable out-of-pocket legal fees and expenses in connection with litigation giving rise to:

•	a final, non-appealable order of damages owing by the company or Parent as a result of such parties’ intentional and material breach of the Share Purchase Agreement or fraud; or

•
damages owing to FSRD from a settlement (by written agreement of the parties to the Share Purchase Agreement) resolving any action brought as a result of the company’s or Parent’s intentional and material breach of the Share Purchase Agreement or fraud.

Equity Purchase Agreements
Pursuant to the Equity Commitment Letters described above, (a) on November 29, 2017, we entered into equity purchase agreements with (i) CFS Holdings II (Cayman), L.P., a Cayman Islands limited partnership and indirect, wholly owned subsidiary of BTO, or the BTO Equity Purchase Agreement; and (ii) FNF and certain assignees and direct and indirect wholly owned subsidiaries of FNF, or the FNF Equity Purchase Agreements; and (b) on November 30, 2017, we entered into an investment agreement with certain funds advised by of GSO and the FNF Purchasers, or the GSO/FNF Investment Agreement.
Pursuant to the BTO Equity Purchase Agreement, we issued to the BTO Purchaser on the Closing Date an aggregate of 22,500,000 ordinary shares, for $10.00 per share, or an aggregate cash purchase price of $225 million. We also agreed to provide certain registration rights with respect to the ordinary shares issued pursuant to the BTO Equity Purchase Agreement.
Pursuant to the FNF Equity Purchase Agreements we issued to the FNF Purchasers on the Closing Date an aggregate of 13,500,000 ordinary shares for $10.00 per share, or an aggregate cash purchase price of $135 million. We also agreed to provide certain registration rights with respect to the ordinary shares issued pursuant to the FNF Equity Purchase Agreements.
Pursuant to the GSO/FNF Investment Agreement, on the Closing Date, we issued (i) to the GSO Purchasers, 275,000 Series A Preferred Shares, $1,000 liquidation preference per share, for a cash purchase price of  $275 million and, a fee for the commitment to purchase the Series A Preferred Shares of (A) the original issue discount on the issuance of such Series A Preferred Shares of  $5.5 million, plus (B) $6.975 million plus (C) 6,138,000 ordinary shares, and (ii) to certain FNF Purchasers, 100,000 Series B Preferred Shares, $1,000 liquidation preference per share, for a cash purchase price of  $100 million and, a fee for the commitment to purchase the Series B Preferred Shares of  (A) the original issue discount on the issuance of such Series B Preferred Shares of  $2.0 million, plus (B) $2.925 million plus (C) 2,232,000 ordinary shares.
The preferred shares do not have a maturity date and are non-callable for the first five years. The dividend rate of the offered preferred shares is 7.5% per annum, payable quarterly in cash or additional offered preferred shares, at the company’s option, subject to increase beginning 10 years after issuance based on the then-current three-month LIBOR rate plus 5.5%. In addition, from and after November 30, 2027, and following a failed remarketing event, any original holder will have the right to convert their offered preferred shares into a number of ordinary shares of the company as determined by dividing (i) the aggregate par value (including dividends paid in kind and unpaid accrued dividends) of the offered preferred shares that such original holder wishes to convert by (ii) the higher of  (a) a 5% discount to the 30-day volume weighted average of the ordinary shares following the conversion notice, and (b) the then-current Floor Price. The “Floor Price” will be $8.00 per share during the 11th year post-funding, $7.00 per share during the 12th year post-funding, and $6.00 during the 13th year post-funding and thereafter.
Investment Management Agreement
On the Closing Date, FGLIC entered into an investment management agreement (the “FGLIC Investment Management Agreement”) with Blackstone ISG-I Advisors L.L.C., a Delaware limited liability company (the “Investment Manager”), and an indirect, wholly-owned subsidiary of Blackstone, pursuant to which, on the terms and subject to the conditions set forth therein, FGLIC appointed the Investment Manager as investment manager of FGLIC’s general account (the assets in such account, including any assets held in the modified coinsurance account or other collateral arrangements established pursuant to the modified coinsurance agreement to be entered into between F&G Re, and together with all additions, substitutions and alterations thereto, are collectively referred to as the “FGLIC Account”), with discretionary authority to manage the investment and reinvestment of the funds and assets of the FGLIC Account in accordance with the investment guidelines specified in the FGLIC Investment Management Agreement. Under the FGLIC Investment Management Agreement, it is expected that FGLIC will pay the Investment Manager or its designee, from the assets of the FGLIC Account, the Management Fee which will equal 0.30% per annum (0.225% during the first calendar year of the agreement), pursuant to the waiver of fees by the Investment Manager described below of the Average Month-End Net Asset Value of the assets of the FGLIC Account being managed by the Investment Manager calculated and paid quarterly in arrears.
The FGLIC Investment Management Agreement has no set term. Either party may terminate the FGLIC Investment Management Agreement upon thirty (30) calendar days’ prior written notice or such shorter period as the parties may agree in writing, subject to the terms of the Investment Management Agreement Termination Side Letter described below.
On the Closing Date, three subsidiaries of the company in addition to FGLIC entered into investment management agreements with the Investment Manager on the same terms as the FGLIC Investment Management Agreement.
Affiliate Investments
We hold certain fixed income security interests issued by portfolio companies that are affiliates of BTO, an affiliate of Blackstone Tactical Opportunities LR Associates-B (Cayman) Ltd. (“Blackstone Fixed Income Securities”). In December 2017, the company purchased bonds of LCSS Financing, an affiliate of Blackstone Fixed Income Securities. The carrying value of this investment as of December 31, 2017 was $49 million.
Sub-Advisory Agreement
On the Closing Date, the Investment Manager appointed MVB Management, a newly-formed entity owned by affiliates of the company’s Co-Chairmen, as sub-adviser of the FGL Account (the “Sub-Adviser”) pursuant to a sub-advisory agreement (the “Sub-Advisory Agreement”). Under the Sub-Advisory Agreement, the Sub-Adviser will provide investment advisory services, portfolio review, and consultation with regard to the FGL Account (and the accounts of the other company subsidiaries party to investment management agreements) and the asset classes and markets contemplated by the investment guidelines specified in the agreement, including such recommendations as the Investment Manager shall reasonably request. The Investment Manager will pay the Sub-Adviser, pursuant to the Subadvisory Agreement, a subadvisory fee of approximately 15% of certain fees paid to the Investment Manager and its affiliates pursuant to the investment management agreements. Payment or reimbursement of the subadvisory fee to the Sub-Adviser is solely the obligation of the Investment Manager and is not an obligation of FGLIC or the company.

Subject to certain conditions, the Sub-Advisory Agreement cannot be terminated by the Investment Manager unless FGLIC terminates the FGLIC Investment Management Agreement.
Investment Management Agreement Termination Side Letter
On the Closing Date, the company entered into a side letter agreement (the “Investment Management Agreement Termination Side Letter”) with the Investment Manager, pursuant to which, on the terms and subject to the conditions set forth therein, the company agreed to not cause, permit or suffer FGLIC to terminate the FGLIC Investment Management Agreement or certain other subsidiaries of the company to terminate those certain additional investment management agreements entered into between such subsidiaries of the company and the Investment Manager on the same terms as the FGLIC Management Agreement (the “Additional Investment Management Agreements”), except following an initial three year term, commencing on the dates of such agreements, and thereafter following each one year anniversary of the Closing Date (beginning on the third anniversary of the Closing Date), and unless such agreements are terminated in accordance with the other terms and conditions of the Investment Management Agreement Termination Side Letter. After the initial three-year term, FGLIC and the other subsidiaries party to the Additional Investment Management Agreements may provide the Investment Manager two years’ prior notice of an intention to terminate the Investment Management Agreement, if authorized by the Chief Executive Officer of the company and at least two-thirds of the directors of the company who are not current officers or employees of the Investment Manager or its corporate affiliates, provided that such persons acting reasonably and in good faith have determined that the Investment Manager’s unsatisfactory long term performance has been materially detrimental to the company or that fees charged by the Investment Manager are unfair and excessive compared to those that would be charged by a comparable asset manager. The Investment Management Agreements further provide that the Investment Manager may during the two-year notice period address the directors’ long term performance concerns or adjust the fees payable to the Investment Manager to be not higher than a comparable asset manager, either of which actions would result in the termination notice being automatically rescinded and of no further force or effect.
BTO Letter Agreement; BTO/FNF Letter Agreement; Investment Management Agreement Fee Waiver
On the Closing Date, we entered into a letter agreement (the “BTO Letter Agreement”), with Blackstone Tactical Opportunities Advisors LLC (the “BTO Advisors”), an affiliate of Blackstone. Pursuant to the BTO Letter Agreement, we paid BTO Advisors $23 million in cash on the Closing Date for services rendered related to the transaction. Concurrently, the company and the Investment Manager (which is an indirect, wholly-owned subsidiary of Blackstone) have agreed that the Investment Manager will forego approximately 30% of the first 13 months’ management fee to which it is entitled under the Investment Management Agreement. Such amount is estimated to equal approximately $23 million in the aggregate, as calculated under the Investment Management Agreement.
Separately, on the Closing Date, we entered into a letter agreement (“BTO/FNF Letter Agreement”), with BTO Advisors and FNF. Such agreement stipulates that BTO Advisors and FNF will provide at the company’s request, from time to time from the Closing Date until December 31, 2018, general consulting services, access to BTO Advisor’s group purchase organization, financial advisory services, and advisory consulting services relating to potential mergers and acquisitions. In consideration for such services that may be rendered, the company has agreed to pay, on a non-recurring basis, BTO Advisors or its designees up to $10.0 million, payable in cash, ordinary shares, or warrants at the company’s option and to FNF, up to $6.0 million payable in cash, ordinary shares, or warrants at the company’s option. The actual amounts payable for such services shall be negotiated in good faith by the company and the applicable party to provide such services when such services are rendered.
ROFO Purchase Agreements
On June 21, 2017, the company entered into ROFO purchase agreements with certain accredited investors, including Keith W. Abell, Richard N. Massey and James A. Quella, each of whom is an independent director of the company, in connection with the rights of first offer under the forward purchase agreements. Messrs. Abell, Massey and Quella subscribed for an aggregate of 969,697 shares under the equity purchase agreements for a purchase price of $10.00 per share, which occurred at the Closing. In addition, these individuals were entitled to receive an aggregate of  $240,000, which represents their pro rata portion of the $4.95 million we agreed to pay to certain anchor investors in connection with the waivers provided under the rights of first offer under the forward purchase agreements.
Promissory Note

On October 18, 2017, CFS Holdings (Cayman), L.P., an investment vehicle owned by certain investment funds (including BTO) managed by certain indirect subsidiaries of Blackstone issued a promissory note in favor of the company in the amount of  $271,197 for purposes of capitalizing F&G Re. Interest on the Promissory Note accrued from October 18, 2017 at a base rate of 1.27% per annum and had a maturity date of October 18, 2018. The Promissory Note was repaid in full prior to the closing of the Business Combination.
Convertible Note
On November 29, 2017, we issued a convertible note (the “Convertible Note”) to CF Capital Growth, LLC (our “Sponsor”) in the amount of  $1,500,000 in respect of advances made by the Sponsor from time for our ongoing expenses prior to the business combination. The Convertible Note was non-interest bearing and became payable upon the completion of the business combination.
Under the terms of the Convertible Note, our Sponsor had the option to convert any amounts outstanding under the Convertible Note into warrants to purchase ordinary shares of the company at a conversion price of  $1.00 per warrant. As of November 29, 2017, we had drawn $1,500,000 from the Convertible Note, and the Sponsor elected to convert the full amount outstanding into warrants. Each warrant entitles the Sponsor to purchase one ordinary share at an exercise price of  $11.50 per share, commencing 30 days after the completion of the Business Combination. Each warrant contains such other terms identical the public warrants.

HOUSEHOLDING INFORMATION
Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. We will promptly provide separate copies upon written or oral request. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

•
If the shares are registered in the name of the shareholder, the shareholder should contact us at our principal executive offices at Sterling House, 16 Wesley Street, Hamilton HM CX, Bermuda or (410) 487-8898 to inform us of his or her request; or

•	If a bank, broker or other nominee holds the share, the shareholder should contact the bank, broker or other nominee directly.

SHAREHOLDER PROPOSALS
Any shareholder who desires to submit a proposal for inclusion in the proxy materials for the 2019 annual general meeting in accordance with Rule 14a-8 of the Exchange Act must submit the proposal in writing to our principal executive offices at Sterling House, 16 Wesley Street, Hamilton HM CX, Bermuda no later than [November 30, 2018]. The proposal must also comply with all applicable statutes and regulations.
Our charter provides that, except in the case of proposals made in accordance with Rule 14a-8, shareholder proposals to be brought before an annual general meeting or nominations of persons for election as directors are subject to the advance notice procedures in our charter (the “Advance Notice Procedures”). To be considered timely under the Advance Notice Procedures, a shareholder proposal or nomination of persons for election as directors for the 2019 annual general meeting must be delivered to our principal executive officers no later than February 8, 2019. Under our charter, proposals may be brought before an annual general meeting or nominations of persons for election as directors of may be made at an annual general meeting only by (a) the company’s board of directors or (b) by any shareholder who (1) is a shareholder of record meeting the minimum requirements set forth for eligible shareholders to submit shareholder proposals under Rule 14a-8 of the Exchange Act or any applicable rules thereunder as may be amended or promulgated thereunder from time to time at the time of giving of the notice and at the time of the annual general meeting, (2) is entitled to vote on such proposal or for the election of directors, as applicable, at such annual general meeting and (3) complies with the Advance Notice Procedures.
Pursuant to the Advance Notice Procedures, to be timely, written notice of a shareholder proposal or the director nomination (a “Shareholder Notice”) must be delivered, either by personal delivery or express or registered mail (postage prepaid), to the company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year; provided, however, that annual general meeting date is advanced or delayed by more than 30 days from such anniversary date, in order to be timely, the Shareholder Notice must be received by the company not later than the later of  (x) the close of business 90 days prior to the date of such annual general meeting and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event will the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Shareholder Notice. Shareholders may nominate a person or persons (as the case may be) for election to company’s board of directors only as provided by the Advance Notice Procedures and only for such classes or slates as are specified in company’s notice of meeting as being up for election at such annual general meeting.
To be in proper written form, each Shareholder Notice must set forth, among other things: (a) as to the shareholder giving notice and any beneficial owner on whose behalf the proposal or nomination is made, (1) the name and address of such shareholder (as it appears in the register of members (“shareholders”)) and any such beneficial owner on whose behalf the proposal or nomination is made, (2) the class and number of equity securities which are, directly or indirectly, owned beneficially and of record by such shareholder and any such beneficial owner, respectively, or their respective affiliates (naming such affiliates), as of the date of such notice, (3) a description of certain agreements with respect to the company’s equity securities which such shareholder or beneficial owner, or their respective affiliates, directly or indirectly, is a party as of the date of such notice, (4) any other information relating to such shareholder and any such beneficial owner that would be required to be disclosed in a proxy statement in connection with a solicitation of proxies for the proposal or the election of directors in a contested election, as applicable, pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and (5) a representation that the shareholder is a holder of record of shares of the company entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to propose such business or to nominate the person or persons specified in such Shareholder Notice, as applicable; (b) a description of all arrangements or understandings between the shareholder or any beneficial owner, or their respective affiliates, and each nominee or any other person or persons (naming such person or persons) pursuant to which the proposal or the nomination or nominations are to be made by the shareholder; (c) a representation whether the shareholder or the beneficial owner is or intends to be part of a Group (as defined under Rule 13d-5 promulgated under the Exchange Act) which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of CF Corp.’s ordinary shares (or other equity securities) required to approve the proposal or elect the director or directors nominated and/or (ii) otherwise to solicit proxies from shareholders in support of such proposal or nomination or nominations; (d) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (1) all information relating to such person as would have been required to be included in a proxy statement filed in connection with a solicitation of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (2) a description of certain agreements with respect to the company’s equity securities to which such nominee or any of his or her affiliates is a party as of the date of such notice, (3) the written consent of each nominee to being named in the proxy statement as a nominee and to serving as a director if so elected and (4) whether, if elected, the nominee intends to tender any advance resignation notice(s) requested by the company’s board of directors in connection with subsequent elections, such advance resignation to be contingent upon the nominee’s failure to receive a majority vote and acceptance of such resignation by the company’s board of directors; and (e) an undertaking by the shareholder of record and each beneficial owner, if any, to (i) notify the company in writing of the information set forth in clauses (a) (2), (a)(3), (b) and (d) above as of the record date for the annual meeting promptly (and, in any event, within five business days) following the later of the record date or the date notice of the record date is first disclosed by public announcement and (ii) update such information thereafter within two business days of any change in such information and, in any event, as of close of business on the day preceding the annual meeting date.
In addition, to be eligible to be a nominee for election or reelection as a director pursuant to foregoing procedures, a person must deliver (not later than the deadline prescribed for delivery of notice) to the company a written questionnaire prepared by the company with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire will be provided by the company upon written request) and a written representation and agreement (in the form provided by the company upon written request) that such person: (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the company or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director, with such person’s duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply with, applicable law and corporate governance, conflict of interest, corporate opportunity, confidentiality and stock ownership and trading policies and guidelines of the company that are applicable to directors generally and (iv) if elected as a director, will act in the best interests of the company and its shareholders and not in the interest of any individual constituency. The nominating and corporate governance committee will review all such information submitted by the shareholder with respect to the proposed nominee and determine whether such nominee is eligible to act as a director. The company and the nominating and corporate governance committee may require any proposed nominee to furnish such other information as may reasonably be required by the company to determine the eligibility of such proposed nominee to serve as an independent director within the meaning of the NYSE Rules or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.
If the chairman of any annual meeting determines that a shareholder proposal or nomination does not comply with the requirements set forth in our charter, such matter shall be disregarded.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
The proxy statement and other proxy materials are available on our website at investors.fglife.bm under the heading “Annual Report.” If you have any questions concerning our annual meeting and you are the shareholder of record of your shares, please contact our Investor Relations Department at (410) 487-8898 or by email at investors@fglife.bm or our proxy solicitor, Morrow Sodali, at (800) 662-5200.

APPENDIX A

PROPOSED AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION
THE COMPANIES LAW (2016 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

FGL HOLDINGS
(ADOPTED BY SPECIAL RESOLUTION DATED [ ] 2018)

THE COMPANIES LAW (2016 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
FGL HOLDINGS
(ADOPTED BY SPECIAL RESOLUTION DATED [ ] 2018)

1	The name of the Company is FGL Holdings

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member's shares.

5	The share capital of the Company is US$90,000 divided into 800,000,000 Ordinary Shares of a par value of US$0.0001 each and 100,000,000 Preferred Shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

8
THE COMPANIES LAW (2016 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
FGL HOLDINGS
(ADOPTED BY SPECIAL RESOLUTION DATED [ ] 2018)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

"Affiliate"
means, as to any person, any person which directly or indirectly controls, is controlled by, or is under common control with such person. For purposes of this definition, "control" of a person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by ownership of voting shares, by agreement or otherwise.

"Applicable Law"
means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any Governmental Authority applicable to such person.

"Articles"	means these articles of association of the Company.
"Auditor"	means the person for the time being performing the duties of auditor of the Company (if any).
"Blackstone"	means Blackstone Group, L.P.
"Blackstone Group"
means: (a) Blackstone; (b) Blackstone Tactical Opportunities Fund II, L.P., an investment fund managed by Blackstone; (c) any investment fund or other collective investment vehicle whose general partner or managing member is owned, directly or indirectly, by Blackstone or one or more of Blackstone's subsidiaries; and (d) any Affiliate or Subsidiary of any of the foregoing (other than: (x) the Company; and (y) employees of the Company and Blackstone or either of their respective Subsidiaries).

"Business Day"	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
"Cause"
means a conviction for a criminal offence involving dishonesty or engaging in conduct which brings a Director or the Company into disrepute or which results in a material financial detriment to the Company.

"Code"
means the United States Internal Revenue Code of 1986, as amended from time to time, or any United States Federal statute from time to time in effect that has replaced such statute, and any reference in the Articles to a provision of the Code or a United States Treasury regulation promulgated thereunder means such provision or regulation as amended from time to time or any provision of a United States Federal law or any United States Treasury regulation, from time to time in effect that has replaced such provision or regulation.

"Company"	means the above named company.
"Controlled Share"
means an Ordinary Share owned by a US Person either: (a) directly, indirectly or constructively under Section 958 of the Code; or (b) beneficially within the meaning of Section 13(d)(3) of the Exchange Act.

"Directors"	means the directors for the time being of the Company.
"Dividend"	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
"Electronic Record"	has the same meaning as in the Electronic Transactions Law.
"Electronic Transactions Law"	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
"Equity Security"
means a Share, any security exercisable or convertible into or exchangeable for Shares and all options, warrants, and other rights to purchase or otherwise subscribe for Shares, including any share appreciation or similar rights, contractual or otherwise.

"Exchange Act"	means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
"FNF"	means Fidelity National Financial, Inc.
"FNF Group"
means: (a) FNF; (b) any subsidiary of FNF; (c) any investment fund or other investment vehicle whose general partner or managing member is owned, directly or indirectly, by FNF or one or more of FNF's Subsidiaries or Affiliates; (d) Fidelity National Financial Ventures, LLC; and (e) any affiliate, successor or officer of any of the foregoing.

"Governmental Authority"
means any Cayman Islands, United States Federal, state, county, city, local or foreign governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body and any self-regulating authority such as the United States Financial Industry Regulatory Authority).

"Group"	shall have the meaning ascribed to it in Rule 13d-5 promulgated under the Exchange Act.
"Member"	has the same meaning as in the Statute.
"Memorandum"	means the memorandum of association of the Company.
"Minimum Member"
means a Member meeting the minimum requirements set forth for eligible members to submit proposals under Rule 14a-8 of the Exchange Act or any applicable rules thereunder as may be amended or promulgated thereunder from time to time.

"Ordinary Resolution"
means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

"Ordinary Share"	means an ordinary share of a par value of US$0.0001 in the share capital of the Company.
"Preferred Share"	means a preferred share of a par value of US$0.0001 in the share capital of the Company.
"Register of Members"	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
"Registered Office"	means the registered office for the time being of the Company.

"Seal"	means the common seal of the Company and includes every duplicate seal.
"Share"	means an Ordinary Share or a Preferred Share in the Company and includes a fraction of a share in the Company.
"Special Resolution"	has the same meaning as in the Statute.
"Statute"	means the Companies Law (2016 Revision) of the Cayman Islands.
"Subscriber"	means the subscriber to the Memorandum.
"Subsidiary"
means, with respect to any person, any other person the majority of whose equity securities or shares or voting securities or shares able to appoint the board of directors or comparable governing body are directly or indirectly owned or controlled by such person.

"Total Voting Power"	means the total votes attributable to all issued Shares of the Company.
"Treasury Share"	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
"US Person"	means a United States person as defined in Section 957(c) of the Code.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	"written" and "in writing" include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(d)	"shall" shall be construed as imperative and "may" shall be construed as permissive;

(e)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(f)
any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(g)
the term "and/or" is used herein to mean both "and" as well as "or." The use of "and/or" in certain contexts in no respects qualifies or modifies the use of the terms "and" or "or" in others. The term "or" shall not be interpreted to be exclusive and the term "and" shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(h)	headings are inserted for reference only and shall be ignored in construing the Articles;

(i)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(j)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(k)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(l)
the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(m)	the term "holder" in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share; and

(n)
words importing "person" shall be construed in the broadest sense and means and includes a natural person, a partnership, a company, a corporation, an association, a joint share company, a limited liability company, a trust, a joint venture, an unincorporated organisation and any other entity and any government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. Notwithstanding the foregoing, the Subscriber shall have the power to:

(a)	issue one Ordinary Share to itself;

(b)	transfer that Ordinary Share by an instrument of transfer to any person; and

(c)	update the Register of Members in respect of the issue and transfer of that Ordinary Share.

3.2	The Company shall not issue Shares to bearer.

4	Rights Attaching to Shares

4.1	The voting rights of the Shares shall be subject to the following provisions:

(a)
except as provided in the other provisions of this Article, every Member of record owning Shares conferring the right to vote present in person or by proxy shall have one vote, or such other number of votes as may be specified in the terms of the issue and rights and privileges attaching to such Shares or in the Articles, for each such Share registered in such Member's name;

(b)
if, as a result of giving effect to the foregoing provisions of this Article or otherwise, the votes conferred by the Controlled Shares, directly or indirectly or by attribution, to any US Person that owns (within the meaning of Section 958(a) of the Code) any Shares, would otherwise represent more than 9.5% of the Total Voting Power, the votes conferred by such Controlled Shares shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the Controlled Shares to such US Person shall constitute 9.5% of the Total Voting Power (provided, however, that: (a) votes shall be reduced only in the Controlled Shares (other than Controlled Shares held directly by members of the Blackstone Group or members of the FNF Group); and (b) votes shall be reduced in Controlled Shares held directly by the members of the Blackstone Group or the FNF Group only if and to the extent that reductions in the vote of other Controlled Shares do not result in satisfaction of the 9.5% threshold set forth in this Article 4.1(b). Notwithstanding anything in the Articles to the contrary, nothing in this Article 4.1 will reduce the votes conferred by: (i) any Shares held directly by the members of the Blackstone Group, without the consent of a majority of the Blackstone Group shareholders (as determined based on their ownership of the Ordinary Shares); or (ii) any Shares held directly by a member of the FNF Group without the consent of the applicable member of the FNF Group;

(c)
any reduction in votes required by this Article 4.1(b) shall be effected beginning with the Controlled Shares of the US Person whose Controlled Shares have the largest number of votes and continuing, as required, with the Controlled Shares of each US Person whose Controlled Shares successively have a smaller number of votes (after giving effect to prior reductions), the reduction in votes conferred by the Controlled Shares shall be effected proportionately among all of the Controlled Shares of such US Person in accordance with the relative voting power of such Controlled Shares. If varying the order in which votes are reduced would result in a more equitable allocation of the reduction of votes as determined by the Directors, the Directors shall have the discretion to vary the order in which votes are reduced;

(d)
after all required reductions to the votes conferred by the Controlled Shares are effected pursuant to Article 4.1(c), the amount of any reduction in the votes of the Controlled Shares of each US Person effected by application of Articles 4.1(b) and (c) shall be reallocated among and conferred on the shares held directly by such US Person, proportionately in accordance with the reduction in voting power of such shares pursuant to Article 4.1(c), to the extent that so doing does not cause the votes conferred by the Controlled Shares, directly or indirectly or by attribution, to any US Person that owns (within the meaning of Section 958(c) of the Code) any Shares to exceed 9.5% of the Total Voting Power;

(e)
upon written notification by a Member to the Directors, the number of votes conferred by the total number of Shares held directly by such Member shall be reduced to that percentage of the Total Voting Power, as so designated by such Member (subject to acceptance of such reduction by the Directors in their sole discretion), so that (and to the extent that) such Member may meet any applicable insurance or other regulatory requirement or voting threshold or limitation that may be applicable to such Member or to evidence that such person's voting power is no greater than such threshold;

(f)
notwithstanding the foregoing provisions of this Article, after having applied such provisions as best as they consider reasonably practicable, the Directors may make final adjustments to the aggregate number of votes conferred, directly or indirectly or by attribution, by the Controlled Shares on any US Person to the extent that the Directors reasonably determine, by affirmative majority vote of the

Directors, that it is necessary to do so to avoid any adverse tax consequences or materially adverse legal or regulatory treatment to the Company, any of its Subsidiaries or any Member or its Affiliates. Such adjustments intended to implement the 9.5% limitation set forth in Article 4.1(b) shall be subject to the proviso contained in such Article 4.1(b), but adjustments intended to implement the limitation set forth in a notification pursuant to Article 4.1(e) shall not be subject to the proviso contained in Article 4.1(b); and

(g)
each Member shall provide the Company with such information as the Company may reasonably request so that the Company and the Directors may make determinations as to the ownership (direct or indirect or by attribution) of Controlled Shares to such Member or to any person to which Shares may be attributed as a result of the ownership of Shares by such Member. If a Member fails to provide a timely, complete and accurate response to any such request, the Directors may, upon an affirmative vote of a majority of the Directors and after a reasonable cure period, make adjustments to the aggregate number of votes conferred upon the Shares held by such Member.

4.2
Any US Person shall give notice to the Company in writing within ten days following the date that such person acquires actual knowledge that such person would hold directly or indirectly or by attribution Controlled Shares that would but for Article 4.1(b) represent more than 9.5% of the voting power of all Shares entitled to vote generally at an election of Directors.

4.3
Notwithstanding the foregoing, no person shall be liable to any other person or the Company for any losses or damages resulting from a Member's failure to respond to, or submission of incomplete or inaccurate information in response to, a request under Article 4.1(e) above or from such person's failure to give notice under Article 4.2. The Directors may rely on the information provided by a person under this Article in the satisfaction of its obligations under this Article. The Company may, but shall have no obligation to, provide notice to any person of any adjustment to its voting power that may result from the application of this Article.

5	Tax Restrictions

5.1
No Member or holder of Equity Securities that is a US Person (in all cases, excluding any member of the Blackstone Group and any member of the FNF Group), shall knowingly permit itself (or, to its actual knowledge, any direct or indirect beneficial owner thereof) to own (directly, indirectly or constructively pursuant to Section 958 of the Code) Equity Securities possessing fifty per cent (50%) or more of:

(a)	the total voting power of the Shares or Equity Securities; or

(b)	the total value of the Shares or Equity Securities.
No Member or holder of Equity Securities (or, to its actual knowledge, any direct or indirect beneficial owner thereof) nor any "related person" (within the meaning of Section 953(c) of the Code) to such Member or holder of Equity Securities (or such owner) (in all cases, excluding any member of the Blackstone Group and any member of the FNF Group) shall make any investment, or enter into a transaction, that, to the actual knowledge of such Member at the time such Member, holder of Equity Securities, owner or related person becomes bound to make the investment or enter into the transaction, would cause such Member, holder of Equity Securities, owner or related person, or any other US Person to own (directly, indirectly or constructively pursuant to Section 958 of the Code) issued Shares or Equity Securities possessing fifty per cent (50%) or more of: (a) the total voting power of the Shares or Equity Securities; or (b) the total value of the Shares or Equity Securities.

5.2
In the event any Member or holder of Equity Securities that is a US Person (in all cases, excluding any member of the Blackstone Group and any member of the FNF Group) violates Article 5.1 (without regard to any knowledge qualifier therein), at the discretion of the Directors, such Member or holder of Equity Securities shall, and shall cause any direct or indirect beneficial owner of such Member or holder of Equity Securities and any “related person” (within the meaning of Section 953(c) of the Code) to such Member or holder of Equity Securities to:

(a)	sell some or all of its Equity Securities at fair market value (as determined by the Company and such Member or holder in good faith) as directed by the Directors; or

(b)	allow the Company to repurchase some or all of its Equity Securities at fair market value (as determined by the Company and such Member or holder in good faith).
Notwithstanding anything to the contrary herein, upon a breach of Article 5.1 (without regard to any knowledge qualifier therein), the breaching Member or holder of Equity Securities shall be required to take any reasonable action the Directors deem appropriate.

6	Register of Members

6.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

6.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

7	Closing Register of Members or Fixing Record Date

7.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

7.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

7.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

8	Certificates for Shares

8.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

8.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

8.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

8.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

9	Transfer of Shares

9.1	Subject to Article 3.1, Shares are freely transferable.

9.2
The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

10	Redemption, Repurchase and Surrender of Shares

10.1
Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

10.2
Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

10.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

10.4	The Directors may accept the surrender for no consideration of any fully paid Share.

11	Treasury Shares

11.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

11.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

12	Variation of Rights of Shares

12.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

12.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

12.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

13	Commission on Sale of Shares
The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

14	Non Recognition of Trusts
The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

15	Lien on Shares

15.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

15.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

15.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under the Articles.

15.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

16	Call on Shares

16.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

16.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

16.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

16.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

16.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

16.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

16.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

16.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

17	Forfeiture of Shares

17.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

17.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

17.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

17.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

17.5
A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

17.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

18	Transmission of Shares

18.1
If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

18.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

18.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

19	Amendments of Memorandum and Articles of Association and Alteration of Capital

19.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

19.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

19.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

20	Offices and Places of Business
Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

21	General Meetings

21.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

21.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o'clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

21.3	The Directors may call general meetings.

22	Notice of General Meetings

22.1
At least five days' notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

22.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

23	Advance Notice for Business

23.1
At each annual general meeting, the Members shall appoint the Directors then subject to appointment in accordance with the procedures set forth in the Articles and subject to Applicable Law and the rules of any applicable stock exchange or quotation system on which Shares may be then listed or quoted. At any such annual general meeting any other business properly brought before the annual general meeting may be transacted.

23.2
To be properly brought before an annual general meeting, business (other than nominations of Directors, which must be made in compliance with, and shall be exclusively governed by, Article 30) must be:

(a)	specified in the notice of the annual general meeting (or any supplement thereto) given to Members by or at the direction of the Directors in accordance with the Articles;

(b)	otherwise properly brought before the annual general meeting by or at the direction of the Directors; or

(c)	otherwise properly brought before the annual general meeting by a Member who:

(i)	is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;

(ii)	is entitled to vote at such annual general meeting; and

(iii)	complies with the notice procedures set forth in this Article.

23.3
For any such business to be properly brought before any annual general meeting pursuant to Article 23.2(c), the Member must have given timely notice thereof in writing, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member's notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member's notice as described herein.

23.4	Any such notice of other business shall set forth as to each matter the Member proposes to bring before the annual general meeting:

(a)
a brief description of the business desired to be brought before the annual general meeting, the reasons for conducting such business at the annual general meeting and the text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Articles, the text of the proposed amendment), which shall not exceed 1,000 words;

(b)	as to the Member giving notice and any beneficial owner on whose behalf the proposal is made:

(i)	the name and address of such Member (as it appears in the Register of Members) and such beneficial owner on whose behalf the proposal is made;

(ii)
the class and number of Shares which are, directly or indirectly, owned beneficially or of record by any such Member and by such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;

(iii)
a description of any agreement, arrangement or understanding (including, without limitation, any swap or other derivative or short positions, profit interests, options, hedging transactions, and securities lending or borrowing arrangement) to which such Member or any such beneficial owner or their respective Affiliates is, directly or indirectly, a party as at the date of such notice: (x) with respect to any Shares; or (y) the effect or intent of which is to mitigate loss to, manage the potential risk or benefit of share price changes (increases or decreases) for, or increase or decrease the voting power of such Member or beneficial owner or any of their Affiliates with respect to Shares or which may have payments based in whole or in part, directly or indirectly, on the value (or change in value) of any Shares (any agreement, arrangement or understanding of a type described in this Article 23.4(iii), a "Covered Arrangement"); and

(iv)
a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the annual general meeting to propose such business;

(c)
a description of any direct or indirect material interest by security holdings or otherwise of the Member and of any beneficial owner on whose behalf the proposal is made, or their respective Affiliates, in such business (whether by holdings of securities, or by virtue of being a creditor or contractual counterparty of the Company or of a third party, or otherwise) and all agreements, arrangements and understandings between such Member or any such beneficial owner or their respective Affiliates and any other person or persons (naming such person or persons) in connection with the proposal of such business by such Member;

(d)	a representation whether the Member or the beneficial owner intends or is part of a Group which intends:

(i)	to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Ordinary Shares (or other Shares) required to approve or adopt the proposal; and/or

(ii)	otherwise to solicit proxies from Members in support of such proposal;

(e)	an undertaking by the Member and any beneficial owner on whose behalf the proposal is made to:

(i)
notify the Company in writing of the information set forth in Articles 23.4(b)(ii), (b)(iii) and (c) above as at the record date for the annual general meeting promptly (and, in any event, within five (5) Business Days) following the later of the record date or the date notice of the record date is first disclosed by public announcement; and

(ii)	update such information thereafter within two (2) Business Days of any change in such information and, in any event, as at close of business on the day preceding the meeting date; and

(f)
any other information relating to such Member, any such beneficial owner and their respective Affiliates that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, such proposal pursuant to Section 14 of the Exchange Act, to the same extent as if the Shares were registered under the Exchange Act.

23.5
Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Article, other than nominations for Directors which must be made in compliance with, and shall be exclusively governed by, Article 30, shall be deemed satisfied by a Member if such Member has submitted a proposal to the Company in compliance with Rule 14a-8 of the Exchange Act and such Member's proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the annual general meeting; provided, that such Member shall have provided the information required by Article 23.4; provided, further, that the information required by Article 23.4(b) may be satisfied by providing the information to the Company required pursuant to Rule 14a-8(b) of the Exchange Act.

23.6	Notwithstanding anything in the Articles to the contrary:

(a)
no other business brought by a Member (other than the nominations of Directors, which must be made in compliance with, and shall be exclusively governed by, Article 30) shall be conducted at any annual general meeting except in accordance with the procedures set forth in this Article; and

(b)
unless otherwise required by Applicable Law and the rules of any applicable stock exchange or quotation system on which Shares may be then listed or quoted, if a Member intending to bring business before an annual general meeting in accordance with this Article does not: (x) timely provide the notifications contemplated by Article 23.4(e) above; or (y) timely appear in person or by proxy at the annual general meeting to present the proposed business, such business shall not be transacted, notwithstanding that proxies in respect of such business may have been received by the Company or any other person or entity.

23.7
Except as otherwise provided by Applicable Law or the Articles, the chairman of any annual general meeting shall have the power and duty to determine whether any business proposed to be brought before an annual general meeting was proposed in accordance with the foregoing procedures (including whether the Member solicited or did not so solicit, as the case may be, proxies in support of such Member's proposal in compliance with such Member's representation as required by Article 23.4(d)) and if any business is not proposed in compliance with this Article, to declare that such defective proposal shall be disregarded. The requirements of this Article shall apply to any business to be brought before an annual general meeting by a Member other than nominations of Directors (which must be made in compliance with, and shall be exclusively governed by, Article 30) and other than matters properly brought under Rule 14a-8 of the Exchange Act. For purposes of the Articles, "public announcement" shall mean:

(a)
prior to the initial public offering of the Company, notice of the annual general meeting given to Members by or at the direction of the Directors in accordance with the procedures set forth in the Articles; and

(b)
on and after the initial public offering of the Company, disclosure in a press release of the Company reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed or furnished by the Company with or to the United States Securities Exchange Commission pursuant to Section 13, 14 or 15(b) of the Exchange Act.

23.8	Nothing in this Article shall be deemed to affect any rights of:

(a)	Members to request inclusion of proposals in the Company's proxy statement pursuant to applicable rules and regulations under the Exchange Act; or

(b)	the holders of any class of Preferred Shares, or any other class of Shares authorised to be issued by the Company, to make proposals pursuant to any applicable provisions thereof.

23.9
Notwithstanding the foregoing provisions of this Article, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article, if applicable.

24	Proceedings at General Meetings

24.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the issued Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

24.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

24.3
If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members' requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall be dissolved.

24.4
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman or co-chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman or co-chairman, if any, of the board of Directors shall preside as chairman or co-chairman at such general meeting. If there is no such chairman or co-chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

24.5
If no Director is willing to act as chairman or co-chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

24.6
The chairman or co-chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

24.7
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

24.8	A resolution put to the vote of the meeting shall be decided on a poll.

24.9	A poll shall be taken as the chairman or co-chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

24.10
A poll demanded on the election of a chairman or co-chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

24.11	In the case of an equality of votes the chairman or each co-chairman, if any, shall be entitled to a second or casting vote.

25	Votes of Members

25.1	Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which he is the holder.

25.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

25.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

25.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

25.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman or co-chairman whose decision shall be final and conclusive.

25.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

25.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

26	Proxies

26.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

26.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

The chairman or co-chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman or co-chairman, shall be invalid.

26.3
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

26.4
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

27	Corporate Members
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

28	Shares that May Not be Voted
Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

29	Directors

29.1
There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the Subscriber.

29.2
The Directors shall be divided into three classes: Class A, Class B and Class C. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class A, Class B or Class C Directors. The Class A Directors shall stand elected for a term expiring at the Company's third annual general meeting following effectiveness of the Articles, the Class B Directors shall stand elected for a term expiring at the Company's first annual general meeting following effectiveness of the Articles and the Class C Directors shall stand elected for a term expiring at the Company's second annual general meeting following effectiveness of the Articles. At each annual general meeting following effectiveness of the Articles, the class of Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after such election. Except as the Statute or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for Cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. Holders of Shares may nominate persons for election as Director by sending a written notice addressed to the Company at the Registered Office by prepaid postal delivery, such notice to arrive at least twenty Business Days before the date of a general meeting at which the election of Directors is to be considered.

30	Nomination of Directors

30.1	Nominations of persons for election as Directors may be made at an annual general meeting only by:

(a)	the Directors; or

(b)	by any Member who:

(i)	is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;

(ii)	is entitled to vote for the appointments at such annual general meeting; and

(iii)
complies with the notice procedures set forth in this Article (notwithstanding anything to the contrary set forth in the Articles, this Article 30.1(b) shall be the exclusive means for a Member to make nominations of persons for election of Directors at an annual general meeting).

30.2
Any Member entitled to vote for the elections may nominate a person or persons for election as Directors only if written notice of such Member's intent to make such nomination is given in accordance with the procedures set forth in this Article, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member's notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member's notice as described herein. Members may nominate a person or persons (as the case may be) for election to the Directors only as provided in this Article and only for such class(es) as are specified in the notice of annual general meeting as being up for election at such annual general meeting.

30.3	Each such notice of a Member's intent to make a nomination of a Director shall set forth:

(a)	as to the Member giving notice and any beneficial owner on whose behalf the nomination is made:

(i)	the name and address of such Member (as it appears in the Register of Members) and any such beneficial owner on whose behalf the nomination is made;

(ii)
the class and number of Shares which are, directly or indirectly, owned beneficially and of record by such Member and any such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;

(iii)	a description of any Covered Arrangement to which such Member or beneficial owner, or their respective Affiliates, directly or indirectly, is a party as at the date of such notice;

(iv)
any other information relating to such Member and any such beneficial owner that would be required to be disclosed in a proxy statement in connection with a solicitation of proxies for the election of Directors in a contested election pursuant to Section 14 of the Exchange Act; and

(v)
a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in such Member's notice;

(b)
a description of all arrangements or understandings between the Member or any beneficial owner, or their respective Affiliates, and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Member;

(c)	a representation whether the Member or the beneficial owner is or intends to be part of a Group which intends:

(i)	to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Ordinary Shares (or other Shares) required to elect the Director or Directors nominated; and/or

(ii)	otherwise to solicit proxies from Members in support of such nomination or nominations;

(d)	as to each person whom the Member proposes to nominate for election or re-election as a Director:

(i)
all information relating to such person as would have been required to be included in a proxy statement filed in connection with a solicitation of proxies for the election of Directors in a contested election pursuant to Section 14 of the Exchange Act;

(ii)	a description of any Covered Arrangement to which such nominee or any of his or her Affiliates is a party as at the date of such notice

(iii)	the written consent of each nominee to being named in the proxy statement as a nominee and to serving as a Director if so elected; and

(iv)
whether, if elected, the nominee intends to tender any advance resignation notice(s) requested by the Directors in connection with subsequent elections, such advance resignation to be contingent upon the nominee's failure to receive a majority vote and acceptance of such resignation by the Directors; and

(e)
an undertaking by the Member of record and each beneficial owner, if any, to (i) notify the Company in writing of the information set forth in Articles 30.3(a)(2), (a)(iii), (b) and (d) above as at the record date for the annual general meeting promptly (and, in any event, within five (5) Business Days) following the later of the record date or the date notice of the record date is first disclosed by public announcement and (ii) update such information thereafter within two (2) Business Days of any change in such information and, in any event, as at close of business on the day preceding the meeting date.

30.4
No person shall be eligible for election as a Director unless nominated in accordance with the procedures set forth in the Articles. Except as otherwise provided by Applicable Law or the Articles, the chairman of any annual general meeting to elect Directors or the Directors may, if the facts warrant, determine that a nomination was not made in compliance with the foregoing procedure or if the Member solicits proxies in support of such Member's nominee(s) without such Member having made the representation required by Article 30.3 (c); and if the chairman or the Directors should so determine, it shall be so declared to the annual general meeting, and the defective nomination shall be disregarded. Notwithstanding anything in the Articles to the contrary, unless otherwise required by Applicable Law or the rules of any applicable stock exchange or quotation system on which Shares may be then listed or quoted, if a Member intending to make a nomination at an annual general meeting in accordance with this Article does not:

(a)	timely provide the notifications contemplated by of Article 30.3(e); or

(b)
timely appear in person or by proxy at the annual general meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company or any other person or entity.

30.5
Notwithstanding the foregoing provisions of this Article, any Member intending to make a nomination at an annual general meeting in accordance with this Article, and each related beneficial owner, if any, shall also comply with all requirements of the Exchange Act and the rules and regulations thereunder applicable to the same extent as if the Shares were registered under the Exchange Act with respect to the matters set forth in the Articles; provided, however, that any references in the Articles to the Exchange Act are not intended to and shall not limit the requirements applicable to nominations made or intended to be made in accordance with Article 30.1(b).

30.6
Nothing in this Article shall be deemed to affect any rights of the holders of any class of Preferred Shares, or any other class of Shares authorised to be issued by the Company, to appoint Directors pursuant to the terms thereof.

30.7
To be eligible to be a nominee for election or re-election as a Director pursuant to Article 30.1(b), a person must deliver (not later than the deadline prescribed for delivery of notice) to the Company a written questionnaire prepared by the Company with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Company upon written request) and a written representation and agreement (in the form provided by the Company upon written request) that such person:

(a)	is not and will not become a party to:

(i)
any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the Company; or

(ii)	any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a Director, with such person's duties under Applicable Law;

(b)
is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein;

(c)
in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director, and will comply with, Applicable Law and corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company that are applicable to Directors generally; and

(d)
if elected as a Director, will act in the best interests of the Company and not in the interest of any individual constituency. The nominating and governance committee shall review all such information submitted by the Member with respect to the proposed nominee and determine whether such nominee is eligible to act as a Director. The Company and the nominating and governance committee of the Directors may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director or that could be material to a reasonable Member's understanding of the independence, or lack thereof, of such nominee.

30.8
At the request of the Directors, any person nominated for election as a Director shall furnish to the Company the information that is required to be set forth in a Members' notice of nomination pursuant to this Article.

30.9
Any Member proposing to nominate a person or persons for election as Director shall be responsible for, and bear the costs associated with, soliciting votes from any other voting Member and distributing materials to such Members prior to the annual general meeting in accordance with the Articles and applicable rules of the United States Securities Exchange Commission. A Member shall include any person or persons such Member intends to nominate for election as Director in its own proxy statement and proxy card.

31	Powers of Directors

31.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

31.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

31.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

31.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

32	Appointment and Removal of Directors

32.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director for Cause (and not otherwise).

32.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

32.3
Notwithstanding the foregoing, the holders of the Preferred Shares (in respect of such Preferred Shares) may appoint any person to be a Director (each, a “Preferred Share Director”) in accordance with Article 42.10 and the terms of the certificates of designations governing such Preferred Shares; provided, that if the appointment of a Preferred Share Director shall cause the number of Directors to exceed the number fixed by or in accordance with the Articles as the maximum number of Directors, then the maximum number of Directors shall increase by up to two (2) Directors appointed in accordance with the terms of the Articles and the certificates of designations governing such Preferred Shares; provided, further, that upon termination of the right to so appoint Preferred Share Directors, the maximum number of Directors shall be reduced by the number of Preferred Share Directors appointed by the holders of the Preferred Shares pursuant to this Article and Article 42.10.

33	Vacation of Office of Director
The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director for Cause (and not otherwise), either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

34	Proceedings of Directors

34.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority if there are three or more Directors, shall be two if there are two Directors, and shall be one if there is only one Director.

34.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman or, if there are co-chairman, each co-chairman, shall have a second or casting vote.

34.3
A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman or co-chairman is located at the start of the meeting.

34.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

34.5
A Director may, or other officer of the Company on the direction of a Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

34.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

34.7
The Directors may elect a chairman or co-chairman of their board and determine the period for which he is to hold office; but if no such chairman or co-chairman is elected, or if at any meeting the chairman or co-chairman is not present within fifteen minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

34.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

34.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

35	Presumption of Assent
A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or co-chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

36	Directors' Interests

36.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

36.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

36.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

36.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

36.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

37	Minutes
The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

38	Delegation of Directors' Powers

38.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

38.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

38.3
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

38.4
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the

Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

38.5
The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any chairman (or co-chairman) of the board of Directors, vice chairman of the board of Directors, one or more chief executive officers, presidents, a chief financial officer, a secretary, a treasurer, vice-presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries or any other officers as may be determined by the Directors) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

39	No Minimum Shareholding
The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

40	Remuneration of Directors

40.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

40.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

41	Seal

41.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

41.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

41.3
A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

42	Dividends, Distributions and Reserve

42.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by the Statute.

42.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

42.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

42.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

42.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

42.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

42.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

42.8	No Dividend or other distribution shall bear interest against the Company.

42.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

42.10
If the Company fails to pay a Dividend in favour of the holders of the Preferred Shares in accordance with the certificate of designations governing such Preferred Shares for the equivalent of six (6) quarterly periods, regardless of whether such defaulted Dividends occur in consecutive periods, then the holders of the Preferred Shares, voting as a separate class and in accordance with the terms of the certificates of designation governing such Preferred Shares, shall have the right to appoint up to two (2) Directors and such right shall remain in effect until all cumulative Dividends accumulated on all the Preferred Shares having cumulative Dividends have been paid in full and until all non-cumulative Dividends on all the Preferred Shares having non-cumulative Dividends have been paid regularly for at least one (1) year, at which time such rights of the holders of the Preferred Shares shall terminate, subject to re-vesting at such time as there shall occur each and every subsequent event of default of the character indicated above. Whenever such voting right shall have vested, such right may be exercised initially either at a separate class meeting of the holders of the Preferred Shares, at any general meeting of the Company (whether annual or extraordinary) held for the purpose of electing Directors, thereafter at each successive general meeting of the Company (whether annual or extraordinary) or by means of a resolution in writing of the holders of the Preferred Shares.

43	Capitalisation
The Directors may at any time capitalise any sum standing to the credit of any of the Company's reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

44	Books of Account

44.1
The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books of account shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

44.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

44.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

45	Audit

45.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

45.2
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

45.3
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

46	Notices

46.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

46.2
Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

46.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

46.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

47	Winding Up

47.1
If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

47.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

48	Indemnity and Insurance

48.1
Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an "Indemnified Person") shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

48.2
The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

48.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

49	Financial Year
Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

50	Transfer by Way of Continuation
If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

51	Mergers and Consolidations
The Company shall, with the approval of a Special Resolution, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

52	Business Opportunities

52.1
In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as Directors and/or officers of the Company); and (b) the Investor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of this Article are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Company and its officers, Directors and Members in connection therewith.

52.2
To the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Investor Group or the Investor Group Related Persons, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

52.3
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and the Investor Group, about which a Director and/or officer of the Company who is also an Investor Group Related Person acquires knowledge.

52.4
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

52.5	As used in this Article, the following definitions shall apply:

(a)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; and

(b)
“Investor Group” shall mean Blackstone Tactical Opportunities Fund II, L.P., CF Capital Growth, LLC, CC Capital Management LLC, GSO Capital Partners LP and Fidelity National Financial, Inc. and their respective Affiliates, and the respective successors and assigns of the foregoing.

53	Voting of Subsidiary Shares

53.1
Notwithstanding any other provision of the Articles to the contrary (but subject to Article 53.2), if the Company, in its capacity as a member or shareholder of any Subsidiary of the Company that is not a company or corporation organised under the laws of the United States of America or any state (or limited liability company organised under the laws of the United States of AMerica or any state that is taxable as a company or corporation for United States Federal income tax purposes) and that is not treated as a pass-through vehicle or disregarded entity for United States federal income tax purposes (unless such disregarded entity owns, directly or indirectly, any subsidiary organised under the laws of a jurisdiction outside the United States of America that is treated as a corporation for United States federal income tax purposes), is required or has the right to vote at a general meeting or special meeting of such Subsidiary (whether in person or by its attorney-in-fact or proxy) (or by written resolution in lieu of a general meeting or special meeting), and the subject matter of the vote is:

(a)	the appointment, removal or remuneration of directors of a non- United States Subsidiary of the Company; or

(b)
any other subject matter with respect to a non-United States Subsidiary of the Company that legally requires the approval of the shareholders of such non-United States Subsidiary of the Company, the Directors shall refer the subject matter of the vote to the Members and seek instruction from the Members entitled to vote generally at an election of Directors for the Company's corporate representative or proxy to vote with respect to the resolution proposed by such Subsidiary of the Company.

The Directors shall cause the Company's corporate representative or proxy to vote the Company's shares in such Subsidiary of the Company pro rata to the votes received at the general meeting of the Company, with votes for or against the directing resolution being taken, respectively, as an instruction for the Company's corporate representative or proxy to vote the appropriate proportion of its share for and the appropriate proportion of its shares against the resolution proposed by such Subsidiary of the Company. The Directors shall have authority to resolve any ambiguity. All votes referred to the Members pursuant to this Article shall give effect to and otherwise be subject to the voting power restrictions of Article 4.

53.2
If the Directors, in their discretion, determine that the application of Article 53.1(b) with respect to a particular vote is not necessary to achieve the purposes of this Article, they may waive the application of Article 53.1(b) with respect to such vote.

54	Bye-laws or Articles of Association of Certain Subsidiaries
The Directors shall require that the bye-laws or articles of association or similar organisational documents of each Subsidiary of the Company that is not a company or corporation organised under the laws of the United States of AMerica or any state (or limited liability company organised under the laws of the United States of America or any state that is taxable as a corporation for United States Federal income tax purposes) and that is not treated as a pass-through vehicle or disregarded entity for United States federal income tax purposes (unless such disregarded entity owns, directly or indirectly, any subsidiary organized under the laws of a jurisdiction outside the United States that is treated as a corporation for United States federal income tax purposes) contain provisions substantially similar to Article 53 and this Article. The Company shall enter into agreements, as and when determined by the Directors, with each such Subsidiary of the Company, only if and to the extent reasonably necessary and permitted under Applicable Law, to effectuate or implement this Article.

Fitch Proof - 92050 - FGL Holdings Proxy Card Rev 02 - Front

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

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FGL HOLDINGS

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on May 8, 2018.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

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PROXY

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3, 4, 6 AND THREE YEARS ON PROPOSAL 5.

1. Election of Class B Directors
   (1) Chinh E. Chu
   (2) Patrick S. Baird
   (3) James A. Quella

FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left)
☐	☐

(Instruction:To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

Proposal	FOR	AGAINST	ABSTAIN
2. Approval of the issuance of ordinary shares upon conversion of preferred shares (Equity Rights Proposal).	☐	☐	☐
3. Approval of the amendment and restatement of memorandum and articles of association (Charter Amendment Proposal).	☐	☐	☐
4. Advisory vote approving the compensation of our named executive officers.	☐	☐	☐

Proposal	3 Years	2 Years	1 Year	ABSTAIN
5. Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

Proposal	FOR	AGAINST	ABSTAIN
6. Ratification of the appointment of KPMG as our independent registered public accounting firm.	☐	☐	☐

CONTROL NUMBER

Signature____________________ **Signature, if held jointly**____________________ **Date**__________, **2018**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Fitch Proof - 92050 - FGL Holdings Proxy Card Rev 02 - Back

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders

The 2018 Proxy Statement and the 2017 Annual Report to Shareholders are available at: http://investors.fglife.bm/annual-report/Index?KeyGenPage=1073753002

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

FGL HOLDINGS

The undersigned appoints Eric L. Marhoun and Dennis R. Vigneau, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of FGL Holdings held of record by the undersigned at the close of business on March 28, 2018 at the Annual General Meeting of FGL Holdings to be held on May 9, 2018, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED FOR EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4, EVERY THREE YEARS FOR PROPOSAL 5, AND FOR PROPOSAL 6, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)